Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-176759

Prospectus Supplement

POLONIA BANK RETIREMENT PLAN

OFFERING OF PARTICIPATION INTERESTS IN UP TO 362,500 SHARES OF

POLONIA BANCORP, INC. COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale of shares of Polonia Bancorp, Inc. common stock in the stock offering to participants in the Polonia Bank Retirement Plan (the “401(k) Plan”). See “The Conversion and Offering” on page 89 of the prospectus for detailed information on the stock offering.

In connection with the stock offering, Polonia Bancorp has registered, on behalf of the 401(k) Plan, up to 362,500 participation interests in order to enable Paul Rutkowski and Anthony J. Szuszczewicz, as the 401(k) Plan trustees, to subscribe for and purchase up to 362,500 shares of Polonia Bancorp common stock in the stock offering at a purchase price of $8.00 per share on behalf of 401(k) Plan participants. This prospectus supplement relates to a 401(k) Plan Participant’s election to direct the 401(k) Plan trustees to use all or a portion of their account balances (excluding funds currently invested in Polonia Bancorp common stock) to subscribe for and purchase shares of Polonia Bancorp common stock in the stock offering.

The prospectus dated August 10, 2012 of Polonia Bancorp, which accompanies this prospectus supplement, includes detailed information regarding the financial condition, results of operations and business of Polonia Bank and Polonia Bancorp. This prospectus supplement also provides general information regarding the 401(k) Plan. You should read this prospectus supplement, together with the prospectus, and keep both for future reference.

Please refer to “Risk Factors” beginning on page 17 of the prospectus.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the

Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Polonia Bancorp of interests or shares of common stock under the 401(k) Plan to employees of Polonia Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Polonia Bancorp, Polonia Bank and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Polonia Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is August 10, 2012.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $8.00 per share, Polonia Bancorp has registered participation interests sufficient to permit the 401(k) Plan trustees to subscribe for and purchase up to 362,500 shares of new Polonia Bancorp common stock in the stock offering on behalf of 401(k) Plan participants. Your investment in the Polonia Bancorp Stock Fund in connection with the stock offering is governed by certain subscription rights and purchase limitations. See “The Conversion and Offering – Subscription Rights” and “Limitations on Purchases of Shares” sections of the prospectus attached to this prospectus supplement for a discussion of these purchase limitations and subscription rights.

The shares of Polonia Bancorp common stock currently held in the 401(k) Plan through the Polonia Bancorp Stock Fund will be automatically exchanged for shares of new Polonia Bancorp, Inc. common stock pursuant to the exchange ratio as fully described in the prospectus attached to this prospectus supplement. See “The Conversion and Offering – Share Exchange Ratio for Current Shareholders”. Any new shares of Polonia Bancorp common stock purchased in the stock offering will be added to the shares of common stock you receive in the exchange described above. All of these shares will be held together in the Polonia Bancorp Stock Fund and credited to your 401(k) Plan account as stock units. See “Nature of Participant’s Interest in the Polonia Bancorp Stock Fund.”

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the reorganization of Polonia Bank and the financial condition, results of operations and business of Polonia Bank. The address of the principal executive office of Polonia Bank is 3993 Huntingdon Pike, Huntingdon Valley, Pennsylvania 19006. The telephone number of Polonia Bank is (215) 938-8800.

Election to Purchase Polonia Bancorp Common Stock in the Stock Offering

If you elect to participate in the stock offering using all or a portion of your 401(k) Plan funds (excluding funds currently invested in Polonia Bancorp common stock) you must complete and submit the blue investment form included with this prospectus supplement (“Investment Form”) to Elaine Milione. See “Method of Directing Your Investment Election” and “Time for Directing Your Investment Election” for detailed information on how to participate in the stock offering using your 401(k) Plan funds. Only your elective deferrals and employer matching contributions may be used to purchase shares of new Polonia Bancorp in the stock offering through the 401(k) Plan.

All 401(k) Plan participants are eligible to direct the 401(k) Plan trustees to subscribe for and purchase shares of new Polonia Bancorp common stock in the stock offering. However, your order for shares of new Polonia Bancorp common stock in the stock offering will be filled based on your subscription rights. Polonia Bank has granted subscription rights to the following persons in the following order of priority: (1) persons with $50.00 or more on deposit at Polonia Bank as of the close of business on January 31, 2010 (including depositors of former Earthstar Bank as of January 31, 2010 and which deposits were assumed by Polonia Bank); (2) persons with $50.00 or more on deposit at Polonia Bank as of the close of business on June 30, 2012 who are not eligible in category (1) above; and (3) depositors of Polonia Bank as of July 31, 2012 who are not able to subscribe for shares under categories 1 and 3, and borrowers of Polonia Bank as of June 30, 2006 who continue to be borrowers as of July 31, 2012. No individual may purchase more than 37,500 shares of new Polonia Bancorp common stock in the subscription offering, and no individual, no individual together with any associates, and no group of persons acting in concert, may purchase more than $300,000 of Polonia Bancorp common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights in the offering and you may use funds in your 401(k) Plan account to purchase shares of Polonia Bancorp common stock in the offering.

1

In addition to using your elective deferrals and employer matching contributions credited to your 401(k) Plan account, you may also purchase new Polonia Bancorp common stock in the stock offering using other funds. You have received or will soon receive stock offering materials in the mail, including a Stock Order Form. If you choose to place an order for stock in the offering using funds other than those in your 401(k) Plan accounts, you must complete and submit a separate Stock Order Form to the location and by the deadline indicated on that form.

Value of Plan Assets

As of May 1, 2012, the market value of the assets of the 401(k) Plan (less assets invested in the Polonia Bancorp Stock Fund) equaled approximately $2.9 million. Polonia Bank has provided each 401(k) Plan participant with a quarterly benefit statement for the calendar quarter ended June 30, 2012 which sets forth the value of each participant’s interest in the 401(k) Plan as of June 30, 2012. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Your Investment Election

If you wish to use your eligible 401(k) Plan funds to participate in the stock offering you must complete, sign and submit the enclosed blue Investment Form to Elaine Milione. The Investment Form allows you to liquidate a percentage of your beneficial interest in the assets of the 401(k) Plan (in multiples not less than 1%) and use those funds to invest in new Polonia Bancorp common stock in the stock offering. Only your elective deferrals and employer matching contributions are eligible to be used to invest in the stock offering through the 401(k) Plan. Prior to purchasing new Polonia Bancorp common stock in the stock offering, your liquidated funds will be held in a UBS money market fund earning market rates of interest until the 401(k) Plan trustees can use the cash to purchase shares of new Polonia Bancorp in the stock offering. Only funds divisible by $8.00, the per share price of new Polonia Bancorp common stock in the stock offering, will be used to purchase shares of common stock in the stock offering.

Please note that, in order to maintain liquidity in the Polonia Bancorp Stock Fund, approximately five percent (5%) of the funds you elect to liquidate on the blue Investment Form will be held in cash and not invested in new Polonia Bancorp common stock. Approximately ninety-five percent (95%) of the total amount that you liquidate will be used to purchase new Polonia Bancorp common stock in the stock offering, rounded down to the nearest $8.00 increment, with any remainder (along with the 5%) held in cash within the Polonia Bancorp Stock Fund.

Time for Directing Your Investment Election

The deadline for submitting your Investment Form to Elaine Milione is 4:00 p.m. on Wednesday, September 5, 2012.

Irrevocability of Your Investment Election and Restrictions on Transferability

Once you submit your Investment Form to Polonia Bank, you cannot change your election to subscribe for shares in the stock offering. You may be able to change your investments in other investment funds under the 401(k) Plan, subject to the terms of the 401(k) Plan and any “blackout” notices to the contrary that you receive from the Plan Administrator.

If you are an officer of Polonia Bank or Polonia Bancorp, the shares of new Polonia Bancorp common stock you purchase in the stock offering may not be sold for a period of one year following the close of the stock offering, except in the event of your death or unless approved by the Federal Deposit Insurance Corporation. Shares purchased through the Polonia Bancorp Stock Fund after the close of the stock offering and prior to this stock offering are free of this restriction.

2

Purchase Price of New Polonia Bancorp Common Stock

The 401(k) Plan trustees will use the funds generated from the investment directions you provide on the blue Investment Form included with this prospectus supplement to purchase shares of new Polonia Bancorp common stock in the stock offering. The 401(k) Plan trustees will pay the same price for shares of new Polonia Bancorp common stock purchased in the stock offering, $8.00 per share, as all other persons who purchase shares of new Polonia Bancorp common stock in the stock offering. If there is not enough common stock available in the stock offering to fill all subscriptions, the common stock will be apportioned and the trustees may not be able to purchase all of the common stock you requested. If the stock offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Polonia Bancorp common stock) will be reinvested in accordance with the investment elections you have in place for your elective deferrals in the 401(k) Plan.

Nature of a Participant’s Interest in the Polonia Bancorp Stock Fund

The 401(k) Plan trustees will hold Polonia Bancorp common stock in the name of the 401(k) Plan. Units of the Polonia Bancorp Stock Fund acquired at your investment direction will be credited to your account under the 401(k) Plan. Once the Polonia Bancorp Stock Fund begins to have open market purchases, each unit in the Stock Fund will consist of a portion of cash and Polonia Bancorp common stock. For liquidity purposes, the Polonia Bancorp Stock Fund will retain a 5% cash reserve.

Shares of Polonia Bancorp common stock held in the 401(k) Plan prior to the stock offering will be exchanged for shares of new Polonia Bancorp common stock pursuant to the exchange ratio described in the attached prospectus.

Voting and Tender Rights of Polonia Bancorp Common Stock

The 401(k) Plan trustees generally will exercise voting and tender rights attributable to all Polonia Bancorp common stock held by the Polonia Bancorp Stock Fund as directed by participants with interests in the Polonia Bancorp Stock Fund. With respect to each matter as to which holders of Polonia Bancorp common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Polonia Bancorp Stock Fund. The number of shares of Polonia Bancorp common stock held in the Polonia Bancorp Stock Fund that are voted for and against each matter will be proportionate to the number of voting instruction rights exercised by participants. If there is a tender offer for Polonia Bancorp common stock, each participant will be allotted a number of tender instruction rights reflecting the participant’s proportionate interest in the Polonia Bancorp Stock Fund. The percentage of shares of Polonia Bancorp common stock held in the Polonia Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of Polonia Bancorp common stock held in the Polonia Bancorp Stock Fund will not be tendered. The 401(k) Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

Future Direction to Purchase Polonia Bancorp Common Stock

You will be able to invest in the Polonia Bancorp Stock Fund after the stock offering by submitting a change in investment direction form to Elaine Milione at Polonia Bank. Special restrictions may apply to transfers directed to and from the Polonia Bancorp Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of Polonia Bancorp.

3

Special Rules for the Polonia Bancorp Stock Fund

The Polonia Bancorp Stock Fund differs procedurally from the other investment options in the 401(k) Plan in the following ways:

1.	The Polonia Bancorp Stock fund invests primarily in Polonia Bancorp common stock. After the close of the stock offering, Polonia Bancorp intends to list the new Polonia Bancorp common stock on the Nasdaq Capital Market under the symbol “PBCP”. At this time, the value of Polonia Bancorp Stock Fund will be determined at the end of each calendar quarter based on the market value of all Polonia Bancorp common stock held in the Stock Fund. Each participant’s interest in the Polonia Bancorp Stock Fund is expressed in units based on the participant’s proportional investment in the fund. The units credited to a participant’s account will not necessarily represent an equivalent number of Polonia Bancorp shares, but instead reflect a participant’s interest in the fund’s holdings. The reason for this is that the Polonia Bancorp, Inc. Stock Fund holds some cash for liquidity purposes. As a result, each unit represents an investment in stock, as well as cash. See “Nature of a Participant’s Interest in the Polonia Bancorp Stock Fund”.

2.	A participant’s interest in the Polonia Bancorp Stock Fund is reflected in his or her quarterly benefits statement. Benefits statements are delivered to participants at the end of each calendar quarter and can be accessed through the internet. Please contact Elaine Milione for information on how to access your benefits statement via the internet.

3.	Transfers into or out of the Polonia Bancorp Stock Fund cannot be initiated via the internet. In order to transfer in or out of the Polonia Bancorp Stock Fund you must submit a Change in Investment Election Form to Elaine Milione. Transfers in and out of the stock fund will be completed as soon as practicable.

4.	If you wish to take an in-service distribution from the 401(k) Plan using funds held in the Polonia Bancorp Stock Fund, you must transfer the amount you wish to withdraw out of the Polonia Bancorp Stock Fund, and into one of the other investment funds. When you request the amount available for a loan through the internet, the amount available for a loan will not include your account balance in the Polonia Bancorp Stock Fund.

5.	All distributions from the 401(k) Plan will be in cash. You cannot elect to receive your investment in the Polonia Bancorp, Inc. Stock Fund in Polonia Bancorp common stock.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Effective January 1, 2009, Polonia Bank amended and restated the Polonia Bank Retirement Plan, originally effective as of January 1, 1984, in its entirety. Polonia Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Polonia Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Polonia Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the 401(k) Plan, as it sees fit. As a 401(k) Plan governed by ERISA, federal law provides you with various rights and protections as a 401(k) Plan participant. Although the 401(k) Plan is governed by many of the provisions of ERISA, the Pension Benefit Guaranty Corporation does not guarantee your retirement benefits under the 401(k) Plan.

Reference to Full Text of the 401(k) Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the 401(k) Plan, Polonia Bank qualifies this overview in its entirety, however, by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document by contacting Elaine Milione at Polonia Bank. You should carefully read the full text of the 401(k) Plan document to understand your rights and obligations under the 401(k) Plan.

4

Eligibility and Participation

Eligible employees of Polonia Bank may participate in the 401(k) Plan as of the first day of the month coinciding with or next following their satisfaction of the eligibility requirements. Generally, employees who are at least 18 years of age and who have completed one year of service may participate in the 401(k) Plan as of the January 1st, April 1st, July 1st or October 1st coinciding with or immediately following their completion of one year of service. Effective July 1, 2011, the 401(k) Plan service requirement was waived for former employees of EarthStar Bank who were full-time employees and hired by Polonia Bank on January 1, 2011.

As of May 1, 2012, 48 of the 49 eligible employees of Polonia Bank participated in the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Plan Participant Contributions. Subject to certain Internal Revenue Code limitations, the 401(k) Plan permits each participant to contribute up to 100% of their annual compensation to the 401(k) Plan (See “Limitations on Contributions” below). Participants may change their rate of contribution with respect to pre-tax deferrals quarterly on certain dates determined by the Plan Administrator.

Polonia Bank Contributions. The 401(k) Plan provides that Polonia Bank may make matching contributions to the accounts of 401(k) Plan participants. Polonia Bank currently matches 100% of each participant’s salary deferrals, up to a maximum of 5% of annual compensation. Polonia Bank may also make non-elective, discretionary contributions on behalf of 401(k) Plan participants. Employer contributions (matching and discretionary profit sharing) are allocated to each participant who has completed 1,000 hours of service during the Plan Year (i.e., the calendar year) and is employed on the last day of the Plan Year.

Limitations on Contributions

Limitations on Employee Salary Deferrals. Although the 401(k) Plan permits you to defer up to 100% of your compensation, by law your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $17,000 for 2012. Employees who are age 50 and over may make additional catch-up contributions to the 401(k) Plan, in amounts up to $5,500 for 2012. (The Internal Revenue Service will periodically increase these annual limitations.) Contributions in excess of these limitations, or “excess deferrals,” will be included in an affected participant’s gross income for federal income tax purposes in the year the contributions are made, provided they are distributed to the participant no later than the first April 15th following the close of the taxable year in which the excess deferrals were made. Excess deferrals distributed after that date will be treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (i.e., annual additions) credited to a participant during any year under all defined contribution plans of Polonia Bank (including the 401(k) Plan and the proposed Polonia Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $50,000 for 2012.

Limitations on 401(k) Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If contributions exceed these limitations, the 401(k) Plan must adjust the contribution levels for highly compensated employees.

5

401(k) Plan Investments

The following chart sets forth the investment options available in the 401(k) Plan as of May 1, 2012 and the annual rate of return for each investment as of December 31st for each year noted.

Fund Name	2011	2010	2009
AllianceBernstein 2000 Retirement Strat A	0.20%	9.28%	22.04%
AllianceBernstein 2005 Retirement Strat A	-1.07	10.36	25.58
AllianceBernstein 2010 Retirement Strat A	-2.19	11.30	28.41
AllianceBernstein 2015 Retirement Strat A	-3.39	11.76	29.83
AllianceBernstein 2020 Retirement Strat A	-4.67	12.19	31.08
AllianceBernstein 2025 Retirement Strat A	-5.88	12.32	31.95
AllianceBernstein 2030 Retirement Strat A	-7.03	12.06	31.84
AllianceBernstein 2035 Retirement Strat A	-7.93	11.96	30.67
AllianceBernstein 2040 Retirement Strat A	-8.31	11.84	30.70
AllianceBernstein 2045 Retirement Strat A	-8.66	11.62	30.49
Janus Overseas Fund S	-33.36	18.20	68.68
Lazard Emerging Markets Open	-18.55	21.64	68.05
Thornburg International Value Fund R3	-14.03	12.87	30.36
Alger Small Cap Growth Institutional I	-3.53	24.82	42.78
Columbia Small Cap Value I Fund A	-6.84	24.91	23.63
Maxim Index 600	-0.30	24.88	24.15
Fidelity Advisor Leverage Co Stk – T	-11.43	23.26	58.38
Munder Mid-Cap Core Growth A	-1.68	24.37	31.60
Perkins Mid Cap Value S	-3.36	13.78	30.73
Janus Forty Class S	-7.92	4.93	42.60
Maxim S&P 500 Index	0.84	13.63	25.06
Pioneer Cullen Value Fund A	-5.24	9.27	18.24
American Funds American Balanced – R3	2.83	11.91	19.95
Oppenheimer International Bond A	-0.93	7.16	12.31
PIMCO Real Return A	10.39	6.63	17.66
PIMCO Total Real Admin	3.23	7.86	12.81
Pioneer High Yield A	-2.38	16.82	60.97
Polonia Bancorp Stock Fund	17.23	-20.25	-19.20

AllianceBernstein 2000 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2000. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2005 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2005. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2010 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling

6

Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2010. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2015 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2015. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2020 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2020. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2025 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2025. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2030 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2030. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2035 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2035. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

AllianceBernstein 2040 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed- income securities and short-term bonds until fifteen years after the retirement date 2040. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

7

AllianceBernstein 2045 Retirement Strat A. The investment seeks the highest total return over time consistent with its asset mix. The fund invests in a combination of portfolios of the AllianceBernstein Pooling Portfolios. The asset mix normally continues to change with an increasing exposure to investments in fixed-income securities and short-term bonds until fifteen years after the retirement date 2045. Thereafter, the target asset allocation will generally be fixed. The static allocation will be 27.5% short-duration bonds, 37.5% other fixed-income securities, 12.5% Volatility Management Portfolio, 15.5% other equities and 7% Multi-Asset Real Return Portfolio.

Janus Overseas S. The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in securities of issuers from countries outside of the United States. It normally invests in securities of issuers from several different countries, excluding the United States. The fund may have significant exposure to emerging markets. It may invest in foreign equity and debt securities. The fund may invest assets in derivatives.

Lazard Emerging Markets Equity Open. The investment seeks long-term capital appreciation. The fund invests primarily in equity securities, principally common stocks, of non-U.S. companies whose principal activities are located in emerging market countries and that the investment Manager believes are undervalued based on their earnings, cash flow or asset values. Under normal circumstances, it invests at least 80% of assets in equity securities of companies whose principal business activities are located in emerging market countries.

Thornburg International Value R3. The investment seeks long-term capital appreciation. The fund normally invests at least 75% of assets in foreign securities or depository receipts of foreign securities. It may invest in developing countries. The fund typically makes equity investments in the following three types of companies: basic value companies with well-established businesses whose stock is under valued; consistent earner companies when they are selling at valuations below historic norms; and emerging franchise that are in the process of establishing a leading position in a product, service or market expecting growth at an above average rate.

Alger Small Cap Growth Institutional I. The investment seeks long-term capital appreciation. The fund focuses on small, fast-growing companies that offer innovative products, services or technologies to a rapidly expanding marketplace. It normally invests at least 80% of net assets, plus any borrowings for investment purposes, in the equity securities of small-capitalization companies. A small-capitalization company has a market capitalization within the range of companies in the Russell 2000 Growth Index or the S&P Small-Cap 600 Index.

Columbia Small Cap Value Fund I Class A. The investment seeks long-term capital growth. The fund normally invests 80% of net assets in equity securities of companies that have market capitalizations in the range of the companies in the Russell 2000 Value Index at the time of purchase that the Advisor believes are undervalued. It may invest up to 20% of its total assets in foreign securities.

Maxim Index 600 Portfolio. The investment seeks investment results that track the total return of the common stocks that comprise the Standard & Poor’s (“S&P”) SmallCap 600(R) Index. The fund normally invests at least 80% of its net assets in common stocks of its Benchmark Index. It normally seeks investment results that track the total return of the common stocks that comprise the Benchmark Index by owning the securities contained in the Benchmark Index in as close as possible a proportion of the Portfolio as east stock’s weight in the Benchmark Index.

Fidelity Advisor Leveraged Co Stk T. The investment seeks capital appreciation. The fund normally invests at least 80% of assets in stocks. It normally invests its assets primarily in common stocks of leveraged companies defined as companies that issue lower-quality debt and other companies with leverage capital structures. The fund may also invest the fund’s assets in lower-quality debt securities. It may invest the fund’s assets in securities of foreign issuers in addition to securities of domestic issuers.

8

Munder Mid-Cap Core Growth A. The investment seeks long-term capital appreciation. The fund normally invests at least 80% of assets in the equity securities of mid-capitalization companies. Mid-companies primarily based on: above-average, consistent earnings growth; financial stability; relative valuation; strength of industry position and management team; and price changes compared to the Russell Midcap(R) Index. The fund may use futures and/or exchange-traded funds (ETFs) to manage cash. It invests 25% of assets in foreign securities.

Perkins Mid Cap Value S. The investment seeks capital appreciation. The fund primarily invests in the common stocks of mid-sized companies whose stock prices the portfolio managers believe are undervalued. It normally invests at least 80% of assets in equity securities of companies whose market capitalization falls, at the time of purchase, within the 12-month average of the capitalization range of the Russell Midcap Value Index. The fund may invest in foreign equity and debt securities, which may include investments in emerging markets. It can also invest assets in derivatives.

Janus Forty S. The investment seeks long-term growth of capital. The fund invests primarily in a core group of 20-40 common stocks selected for their growth potential. It may invest in companies of any size, from larger, well-established companies to smaller, emerging growth companies. The portfolio manager applies a “bottom-up” approach in choosing investments. The fund may invest without limit in foreign equity and debt securities, which may include investments in emerging markets. It is non-diversified.

Maxim S&P 500 Index Portfolio. The investment seeks investment results that track the total return of the common stocks that comprise the S&P 500(R) Index. The fund invests at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in common stocks included in its Benchmark Index. It will seek investment results that track the total return of the common stocks that comprise the Benchmark index by owning the securities contained in the Benchmark index in as close as possible a proportion of the Portfolio as each stock’s weight in the Benchmark index.

Pioneer Cullen Value A. The investment seeks capital appreciation; current income is a secondary objective. The fund invests primarily in equity securities. It may invest a significant portion of assets in equity securities of medium and large-capitalization companies. The fund may invest up to 30% of assets in securities of non-U.S. issuers. It may invest up to 10% of total assets in securities of emerging-market issuers. The fund also may invest in investment grade and below investment grade debt securities (known as “junk bonds”) and derivatives.

American Funds American Balanced R3. The investment conservation of capital, current income and long-term growth of capital and income. The fund invests in a broad range of securities, including stocks, bonds and securities issued and guaranteed by the U.S. government. It normally maintains at least 50% of assets in common stocks and at least 25% of assets in debt securities, including money market securities. The fund may also hold cash or money market instruments. The fund may invest a portion of its assets in common stocks, most of which have a history of paying dividends, bonds and other securities of issuers domiciled outside the United States.

Oppenheimer International Bond A. The investment seeks total return with a secondary objective of income consistent with total return. The fund invests mainly in debt securities of foreign government and corporate issuers. It normally invests at least 80% of assets in bonds and at least in three countries other than the United States. The fund does not limit its investments to securities of issuers in a particular market capitalization or maturity range or rating category. It is non-diversified.

PIMCO Real Return A. The investment seeks maximum real return. The fund normally invests at least 80% of net assets in inflation-indexed bonds of varying maturities. It invests primarily in investment-grade securities, but may invest up to 10% of total assets in high-yield securities (“junk bonds”). The fund may invest in derivative instruments. It is non-diversified.

PIMCO Total Return Admin. The investment seeks maximum total return. The fund normally invests at least 65% of net assets in a diversified portfolio of Fixed-Income Instruments of varying maturities, which may

9

be represented by forwards or derivatives such as options, futures contracts, or swap agreements. It invests primarily in investment-grade debt securities, but may invest up to 10% of total assets in high-yield securities (“junk bonds”). The fund may invest in derivative instruments, such as options, futures contracts or swap agreements, or in mortgage- or asset-backed securities.

Pioneer High Yield A. The investment seeks to maximize total return through a combination of income and capital appreciation. The fund normally invests at least 80% of total assets in investment grade (high yield) debt securities and preferred stocks. It may invest in high yield securities of any rating, including securities where the issuer is in default or bankruptcy at the time of purchase. The fund may invest in investment grade below investment grade convertible bonds and preferred stocks that are convertible into the equity securities of the issuer. It may invest up to 20% of net assets in inverse floating rate obligations.

Polonia Bancorp Stock Fund. This fund consists of investments in the common stock of Polonia Bancorp and cash. Each participant’s proportionate undivided beneficial interest in the Polonia Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the Stock Fund. This total will be divided by the number of units outstanding to determine the unit value of the Polonia Bancorp Stock Fund.

Upon payment of a cash dividend, the unit value will be determined prior to distributing the dividend. The dividend will be used, to the extent practicable, to purchase shares of Polonia Bancorp common stock. Pending investment in the common stock, assets held in the Polonia Bancorp Stock Fund will be placed in a UBS money market fund.

Benefits Under the 401(k) Plan

Vesting. 401(k) Plan participants are 100% vested in their elective salary deferrals. Employer matching and discretionary profit sharing contributions to the 401(k) Plan vest at the rate of 20% per year beginning after the employee completes two Years of Service. Employees are 0% vested prior to their completion of two years of service. A Year of Service is defined as a Plan Year in which an employee completes 1,000 Hours of Service.

Withdrawals and Distributions From the 401(k) Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the 401(k) Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the 401(k) Plan trustees will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants are also eligible for 401(k) Plan loans, subject to the procedures and requirements established by the Plan Administrator. See “Special Rules for the Polonia Bancorp Stock Fund” for additional information on in-service distributions.

Distributions Upon Retirement, Death or Disability. Upon retirement, death or disability, you or your surviving spouse or beneficiary may receive a full lump sum payment from the 401(k) Plan equal to the value of your account.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $1,000, the 401(k) Plan trustees will distribute your 401(k) Plan account balance as of your normal retirement date, unless you elect otherwise. If your account balance does not exceed $1,000, the trustees will generally distribute your benefits to you in a lump sum as soon as administratively practicable following your termination of employment.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified retirement plan or to an individual retirement account.

10

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Polonia Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Polonia Bank or after your termination of employment.

ADMINISTRATION OF THE 401(K) PLAN

401(k) Plan Trustees

The trustees of the 401(k) Plan are the named fiduciaries of the 401(k) Plan for purposes of ERISA. The board of directors of Polonia Bank has appointed Anthony J. Szuszczewicz and Paul D. Rutkowski as trustees for the 401(k) Plan. The 401(k) Plan trustees receive, hold and invest the assets of the 401(k) Plan (including the Polonia Bancorp Stock Fund) and provide for their distribution to participants and beneficiaries in accordance with the terms of the 401(k) Plan and participant directions.

401(k) Plan Administrator

The current Plan Administrator is Polonia Bank. The Plan Administrator is responsible for the administration of the 401(k) Plan, selection of investment funds under the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures to participants, beneficiaries and others required under ERISA.

Reports to 401(k) Plan Participants

Polonia Bank, as Plan Administrator, will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

Amendment and Termination

Polonia Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, Polonia Bank may terminate the 401(k) Plan at any time. If Polonia Bank terminates the 401(k) Plan in whole or in part, regardless of any contrary provisions of the 401(k) Plan, all affected participants will become fully vested in their accounts. Polonia Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Polonia Bank may also amend the 401(k) Plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the 401(k) Plan assets to another plan, and if either the 401(k) Plan or the other plan is then terminated, you would receive a benefit immediately after the merger, consolidation or transfer that would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer.

11

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You should consult with your tax advisor with respect to any transaction involving the 401(k) Plan and any distribution from the 401(k) Plan.

As a “qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan tax advantages, including the following:

(1)	The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)	Participants pay no current federal income tax on amounts contributed by the employer on their behalf; and

(3)	Earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Polonia Bank administers the 401(k) Plan to comply with the operational requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Polonia Bank should receive an adverse determination letter regarding the 401(k) Plan’s tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another tax-qualified retirement plan, and Polonia Bank would be denied certain tax deductions with respect to the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans, if any, maintained by Polonia Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Polonia Bank, if the distribution includes those amounts.

Polonia Bancorp Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Polonia Bancorp common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation with respect to Polonia Bancorp common stock; that is, the excess of the value of Polonia Bancorp common stock at the time of the distribution over the cost or other basis of the securities to the 401(k) Plan. The tax basis of Polonia Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Polonia Bancorp common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Polonia Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Polonia Bancorp common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Polonia Bancorp common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under Internal Revenue Service regulations.

12

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Polonia Bancorp under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from the registration requirements. An “affiliate” of Polonia Bank is someone who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Polonia Bank. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Polonia Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Polonia Bancorp common stock acquired under the 401(k) Plan or other sales of Polonia Bancorp common stock.

Persons who are not deemed to be “affiliates” of Polonia Bank at the time of resale may resell freely any shares of Polonia Bancorp common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Polonia Bank at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Polonia Bancorp common stock then outstanding or the average weekly trading volume reported on the Over the Counter Bulletin Board during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Polonia Bancorp is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Polonia Bancorp. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Reporting persons must also report certain changes in beneficial ownership involving allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Polonia Bancorp of profits realized from the purchase and sale, or sale and purchase, of the common stock within any six-month period by any officer, director or other person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of

13

elections to buy or sell employer securities for the accounts of any officer, director or other person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of a distribution, to hold shares of the common stock distributed from the 401(k) Plan for six months after the distribution date.

Financial Information Regarding Plan Assets

Financial information representing the net assets available for 401(k) Plan benefits at December 30, 2011 is available upon written request to Elaine Milione at Polonia Bank.

LEGAL OPINION

The validity of the issuance of the common stock of Polonia Bancorp will be passed upon by Kilpatrick Townsend & Stockton LLP, Washington, D.C. Kilpatrick Townsend & Stockton LLP acted as special counsel for Polonia Bank in connection with the reorganization of Polonia Bank and the stock offering of Polonia Bancorp.

14

***SPECIAL ONE-TIME FORM FOR USE IN STOCK OFFERING***

POLONIA BANK RETIREMENT PLAN

INVESTMENT FORM

Name of Participant:
(Please Print)

Social Security Number:

1. Instructions. In connection with the stock offering, you may direct the Polonia Bank Retirement Plan (“401(k) Plan”) trustees to invest your elective deferrals and employer matching contributions held in the 401(k) Plan (excluding funds invested in Polonia Bancorp common stock) in new Polonia Bancorp common stock. Please note that approximately five percent (5%) of the total amount that you direct the 401(k) Plan trustees to liquidate from your current 401(k) Plan investments to purchase shares of Polonia Bancorp common stock in the offering, will be held as cash in the Polonia Bancorp Stock Fund and not invested in Polonia Bancorp common stock. Approximately ninety-five percent (95%) of the total amount that you liquidate will be used to purchase common stock in the stock offering, rounded down to the nearest $8.00 increment, with any remainder also held in cash within the Polonia Bancorp Stock Fund.

To transfer all or part of your eligible 401(k) Plan funds to the Polonia Bancorp Stock Fund, you should complete and return this form to Elaine Milione at Polonia Bank. This form must be received no later than 4:00 p.m. on Wednesday, September 5, 2012. If you need any assistance in completing this form, please contact Elaine Milione at (215) 938-8800. If you do not complete and return this form by 4:00 p.m. on Wednesday, September 5, 2012, your 401(k) Plan funds will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the 401(k) Plan if you have not provided investment directions. You need not submit this form if you do not wish to purchase Polonia Bancorp common stock in the offering with your 401(k) Plan funds. PLEASE KEEP A COPY OF THE COMPLETED FORM FOR YOUR RECORDS.

2. Purchaser Information. Your ability to purchase common stock in the offering and to direct your 401(k) Plan funds into the Stock Fund may be based upon your subscription rights. Please indicate only the earliest date that applies to you:

Check here if you had $50.00 or more on deposit with Polonia Bank as of the close of business on January 31, 2010 (including depositors of the former Earthstar Bank as of January 31, 2010 and which deposits were assumed by Polonia Bank).

Check here if you had $50.00 or more on deposit with Polonia Bank as of the close of business on June 30, 2012 who are not eligible above.

Check here if you were a depositor as of July 31, 2012 who was unable to subscribe for shares under the above categories or a borrower of Polonia Bank as of June 30, 2006, who continues to be a borrower as of July 31, 2012.

3. Investment Directions. I hereby authorize the Plan Administrator to direct the trustees to liquidate my investments by the noted percentages (in whole percentages only) and invest the cash in the Polonia Bancorp Stock Fund.

Investment Funds	Percentage
AllianceBernstein 2000 Retirement Strat A		%
AllianceBernstein 2005 Retirement Strat A		%
AllianceBernstein 2010 Retirement Strat A		%
AllianceBernstein 2015 Retirement Strat A		%
AllianceBernstein 2020 Retirement Strat A		%
AllianceBernstein 2025 Retirement Strat A		%
AllianceBernstein 2030 Retirement Strat A		%
AllianceBernstein 2035 Retirement Strat A		%
AllianceBernstein 2040 Retirement Strat A		%
AllianceBernstein 2045 Retirement Strat A		%
Janus Overseas Fund S		%
Lazard Emerging Markets Open		%
Thornburg International Value Fund R3		%
Alger Small Cap Growth Institutional I		%
Columbia Small Cap Value I Fund A		%
Maxim Index 600		%
Fidelity Advisor Leverage Co Stk – T		%
Munder Mid-Cap Core Growth A		%
Perkins Mid Cap Value S		%
Janus Forty Class S		%
Maxim S&P 500 Index		%
Pioneer Cullen Value Fund A		%
American Funds American Balanced – R3		%
Oppenheimer International Bond A		%
PIMCO Real Return A		%
PIMCO Total Real Admin		%
Pioneer High Yield A		%

I understand that, if there is not enough new Polonia Bancorp common stock available in the stock offering to fill my subscription in whole or in part pursuant to my investment directions, any funds not used to purchase common stock will remain in the UBS Money Market Fund until I provide directions to reinvest the funds in accordance with the terms of the 401(k) Plan.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the 401(k) Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement. I acknowledge that once this Investment Form is submitted to Polonia Bank it is irrevocable.

Signature of Participant	Date

*************************************************************************************

Acknowledgment of Receipt by Plan Administrator. This Investment Form was received by Polonia Bank on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE

COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND

ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

OR ANY OTHER GOVERNMENT AGENCY, AND ARE NOT GUARANTEED BY

POLONIA BANCORP OR POLONIA BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

PROSPECTUS

(Proposed holding company for Polonia Bank)

Up to 1,760,938 Shares of Common Stock

(Subject to increase to 2,025,078 shares)

Polonia Bancorp, Inc., a newly formed Maryland corporation that is referred to as new Polonia Bancorp throughout this prospectus, is offering common stock for sale in connection with the conversion of Polonia Bank from the mutual holding company form of organization to the stock form of organization.

We are offering up to 1,760,938 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,301,563 shares to complete the offering. All shares are offered at a price of $8.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The amount of capital being raised is based on an independent appraisal of new Polonia Bancorp. Most of the terms of this offering are required by regulations of the Board of Governors of the Federal Reserve System. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, the independent appraiser determines that our market value has increased, we may sell up to 2,025,078 shares without giving you further notice or the opportunity to change or cancel your order.

The shares we are offering represent the 57.6% ownership interest in Polonia Bancorp, a federal corporation that is referred to as old Polonia Bancorp throughout this prospectus, now owned by Polonia MHC. The remaining 42.4% interest in old Polonia Bancorp currently owned by the public will be exchanged for shares of common stock of new Polonia Bancorp. The 1,336,677 shares of old Polonia Bancorp currently owned by the public will be exchanged for between 956,739 shares and 1,294,411 shares of common stock of new Polonia Bancorp (subject to increase to 1,488,573 shares if we sell 2,025,078 shares in the offering) so that old Polonia Bancorp’s existing public shareholders will own approximately the same percentage of new Polonia Bancorp common stock as they owned of old Polonia Bancorp’s common stock immediately before the conversion. Old Polonia Bancorp and Polonia MHC will cease to exist upon completion of the conversion and offering.

We are offering the shares of common stock in a subscription offering to eligible depositors and borrowers of Polonia Bank and Polonia Bank’s tax-qualified employee stock ownership plan. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in Montgomery and Philadelphia Counties, Pennsylvania and then to shareholders of old Polonia Bancorp. To the extent any shares offered for sale are not purchased in the subscription offering or community offering, they may be sold in an extended community offering to be managed by Sandler O’Neill & Partners, L.P. With respect to the subscription offering, the community offering and the extended community offering Sandler O’Neill & Partners, L.P. will use its best efforts to assist Polonia Bancorp in its selling efforts but is not required to purchase any shares of common stock that are being offered for sale in such offerings.

The minimum order is 25 shares. The subscription offering will end at 4:00 p.m., Eastern time, on September 12, 2012. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until October 27, 2012 or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by September 27, 2014. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond October 27, 2012, or the number of shares of common stock to be sold is increased to more than 2,025,078 shares or decreased to less than 1,301,563 shares. If we extend the offering beyond October 27, 2012, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 1,301,563 shares or more than 2,025,078 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order. Funds received before the completion of the subscription and community offerings will be held in a segregated account at Polonia Bank and will earn interest at Polonia Bank’s statement savings rate, which is currently 0.25%.

Old Polonia Bancorp’s common stock is currently quoted on the OTC Markets Group, Inc. (formerly referred to as the “Pink Sheets”) under the symbol “PBCP.” After the offering, we intend to have the common stock of new Polonia Bancorp listed on the Nasdaq Capital Market under the symbol “PBCP.”

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors ” beginning on page 17.

OFFERING SUMMARY

Price Per Share: $8.00

	Minimum	Maximum	Maximum, as Adjusted
Number of shares	1,301,563	1,760,938	2,025,078
Gross offering proceeds	$10,412,504	$14,087,504	$16,200,624
Estimated offering expenses, excluding selling agent commissions and expenses	$965,000	$965,000	$965,000
Estimated selling agent fees and expenses (1)(2)	$545,313	$637,188	$690,016
Estimated net proceeds	$8,902,191	$12,485,316	$14,545,608
Estimated net proceeds per share	$6.84	$7.09	$7.18

(1)	Includes: (i) a marketing agent fee of $150,000; (ii) a selling commission payable by us to Sandler O’Neill & Partners, L.P. and any other assisting brokers participating in the extended community offering of 5% of the aggregate amount of common stock sold in the extended community offering, or approximately $405,016 at the adjusted maximum of the offering range, assuming that 50% of the offering is sold in the extended community offering; (iii) a records management agent fee of $10,000 and reasonable out-of-pocket expenses estimated to be $25,000; and (iv) other expenses of the offering payable to Sandler O’Neill & Partners, L.P. as selling agent estimated to be $100,000. For information regarding compensation to be received by Sandler O’Neill & Partners, L.P. and the other broker-dealers that may participate as assisting brokers in the extended community offering, including the assumptions regarding the number of shares that may be sold in the subscription offering and the extended community offering to determine the estimated offering expenses, see “Pro Forma Data” on page 36 and “The Conversion and Offering—Marketing Arrangements” on page 100.
(2)	If all shares of common stock are sold in the extended community offering, the selling agent commissions and expenses would be $805,625 at the minimum, $897,500 at the midpoint, $989,375 at the maximum, and $1,095,031 at the adjusted maximum.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

For assistance, please contact the Stock Information Center at (888) 938–3480.

The date of this prospectus is August 10, 2012

POLONIA BANK

1
95
276
Huntingdon Valley
611
309
PENNSYLVANIA
295
76
1
Philadelphia
611
NEW JERSEY
95
90
38
676
73
295
76
95

NY
VT
Albany
MA
CT
PA
Harrisburg
New York
Philadelphia
NJ
MD
WV
DE
VA

★ Corporate Headquarters

3993 Huntingdon Pike , Suite 300
Huntingdon Valley, PA 19006

● Branch Locations

Huntingdon Valley	*Philadelphia*	
3993 Huntingdon Pike	2133 Spring Garden St.	2352 Orthodox St.
	2646 East Allegheny Ave.	8000 Frankford Ave.
	4800 Richmond St.	8910 Frankford Ave.

SUMMARY

This summary highlights material information from this prospectus and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Our Company

Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 88 years. We currently operate seven full-service locations in Montgomery and Philadelphia Counties, Pennsylvania. At March 31, 2012, Polonia Bank exceeded all regulatory capital requirements, was considered a “well-capitalized” bank and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions.

Polonia Bancorp, Inc. Old Polonia Bancorp is, and new Polonia Bancorp following the completion of the conversion and offering will be, the savings and loan holding company for Polonia Bank, a federally chartered savings bank. Old Polonia Bancorp’s common stock is traded on the OTC Markets Group, Inc. (formerly referred to as the “Pink Sheets”) under the symbol “PBCP.” After the offering, we intend to have the common stock of new Polonia Bancorp listed on the Nasdaq Capital Market under the symbol “PBCP.” At March 31, 2012, old Polonia Bancorp had consolidated total assets of $260.0 million, net loans of $145.2 million, total deposits of $203.2 million and total stockholders’ equity of $27.8 million. As of the date of this prospectus, old Polonia Bancorp had 3,155,114 shares of common stock outstanding.

Polonia MHC. Polonia MHC is the federally chartered mutual holding company of old Polonia Bancorp. Polonia MHC’s sole business activity is the ownership of 1,818,437 shares of common stock of old Polonia Bancorp, or 57.6% of the common stock outstanding as of the date of this prospectus. After completion of the conversion, Polonia MHC will cease to exist.

Our principal executive offices are located at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania 19006 and our telephone number is (215) 938-8800. Our web site address is www.poloniabank.com. Information on our web site should not be considered a part of this prospectus.

Acquisition

General. On December 10, 2010, Polonia Bank assumed certain of the deposits and acquired certain assets of Earthstar Bank, a state chartered bank headquartered in Southampton, Pennsylvania, from the Federal Deposit Insurance Corporation (“FDIC”), as receiver for Earthstar Bank, pursuant to the terms of the Purchase and Assumption Agreement—Whole Bank; All Deposits, dated December 10, 2010, by and among the FDIC, as receiver, Polonia Bank and the FDIC.

We acquired approximately $67 million in assets, including approximately $42 million in loans (comprised primarily of single-family residential loans and home equity loans (“Single-Family Loans”) and commercial business and commercial real estate loans (“Commercial Loans”) and approximately $8 million in investment securities. We also assumed approximately $90 million in deposits.

The deposits were acquired without a premium and certain loans were acquired at a discount to Earthstar Bank’s historic book value, subject to customary adjustments. The terms of the agreement provide for the FDIC to indemnify Polonia Bank against claims with respect to liabilities and assets of Earthstar Bank or any of its affiliates not assumed or otherwise purchased by Polonia Bank and with respect to certain other claims by third parties.

In May 2011, Polonia Bank consolidated its Orthodox Street branch located at 2628 Orthodox Street, Philadelphia, Pennsylvania into Earthstar Bank’s Richmond Street branch located at 4800 Richmond Street, Philadelphia, Pennsylvania, and consolidated Earthstar Bank’s Southampton branch located at 376 Second Street Pike, Southampton, Pennsylvania into Polonia Bank’s main office location at 3993 Huntingdon Pike, Huntingdon Valley, Pennsylvania. Earthstar Bank’s banking offices now operate as branches of Polonia Bank.

Loss Sharing Arrangements. In connection with the transaction, we entered into loss sharing agreements with the FDIC that collectively cover all of the loans we acquired (referred to collectively as “covered loans”), except for acquired consumer loans which are not subject to the loss sharing agreements. Certain other assets of Earthstar Bank were acquired by Polonia Bank that are not covered by loss sharing agreements with the FDIC. These assets include approximately $8 million of investment securities purchased at fair value.

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse us for losses with respect to covered loans begins with the first dollar of loss incurred. The FDIC will reimburse us for 80% of losses with respect to covered loans. We will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid us 80% reimbursement under the loss sharing agreements. The loss sharing agreements applicable to the Single-Family Loans provides for FDIC loss sharing and our reimbursement to the FDIC for ten years. The loss sharing agreement applicable to the Commercial Loans provides for FDIC loss sharing for five years and our reimbursement to the FDIC for eight years, in each case, on the same terms and conditions as described above.

The above reimbursable losses and recoveries are based on the book value of the relevant loans as determined by the FDIC as of the effective date of the transaction. The amount that we realize on these assets could differ materially from the carrying value that will be reflected in any financial statements, based upon the timing and amount of collections and recoveries on the covered assets in future periods. See “Risk Factors—We are subject to certain risks in connection with our acquisition of Earthstar Bank.”

Our Market Area

We are headquartered in Huntingdon Valley, Pennsylvania, which is located in the northwest suburban area of metropolitan Philadelphia and is situated between Montgomery and Bucks Counties. In addition to our main office in Montgomery County, we operate from six additional locations in Philadelphia County. We generate deposits through our seven offices and conduct lending activities throughout the Greater Philadelphia metropolitan area, as well as in southeastern Pennsylvania and southern New Jersey. The Philadelphia metropolitan area is the fifth largest in the United States (based on United States Census data for 2010) with an estimated population of 6.0 million. The city of Philadelphia is the fifth most populous city in the United States and the largest in population and area in the Commonwealth of Pennsylvania.

The Greater Philadelphia metropolitan area’s economy is heavily based upon manufacturing, refining, food and financial services. The city is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance companies CIGNA and Lincoln Financial Group; energy company Sunoco; food services company Aramark; paper and packaging company Crown Holdings Incorporated; diversified producer Rohm and Haas Company; the pharmaceutical company Glaxo SmithKline; the helicopter division of Boeing Co.; and automotive parts retailer Pep Boys. The city is also home to many universities and colleges.

Demographic and economic growth trends provide key insight into the health of our market area. The following table sets forth information regarding certain demographic information for the counties in our market area and the United States. The demographic information is based on published statistics of the U.S. Census Bureau and the U.S. Bureau of Labor Statistics.

	Bucks County	Montgomery County	Philadelphia County	United States
Unemployment rate (1)	7.4%	7.0%	10.7%	9.3%
Median household income (2)	$78,790	$80,500	$41,221	$54,442
Population growth (decline) (3)	5.4%	4.8%	(5.1)%	10.6%

(1)	For June 2011
(2)	For December 2010 (Source: ESRI)
(3)	From 2000 to July 2010

Our Business

We operate as a community bank. Our primary business lines involve generating funds from deposits or borrowings and investing such funds in loans and investment securities. We currently operate seven retail banking locations in metropolitan Philadelphia.

•	Retail Lending. Our primary line of business is the origination of one- to four-family mortgage loans. We also offer home equity loans and consumer loans through our branch network.

•

Commercial Lending. We offer multi-family and commercial real estate loans and commercial loans and lines of credit for property owners and businesses in our market area, although this is a smaller portion of our business.

•

Deposit Products and Services. We offer a full range of traditional deposit products for consumers and businesses, such as checking accounts, savings accounts, money market accounts and certificates of deposit. We provide features such as direct deposit, ATM and check card services.

Our Business Strategy

Our mission is to operate and grow a profitable, independent community-oriented financial institution serving primarily retail customers and small businesses in our market areas. The following are key elements of our business strategy:

•

Continuing our community-oriented focus. As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. Our ability to succeed in our communities is enhanced by the stability of our senior management. We intend to continue to leverage these strengths in our markets for the purpose of originating new deposits and loans, particularly through our branch offices, while continuing to focus on profitability.

•

Implementing a controlled growth strategy to prudently increase profitability and enhance stockholder value. Our primary lending activity is the origination of one- to four-family mortgage loans secured by homes in our local market area. We intend to pursue a controlled growth strategy for the foreseeable future until the local economy materially improves. As a result, we anticipate moderate growth in our one- to four-family residential mortgage loan portfolio and in our investment securities portfolio. Accordingly, we expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans that were acquired in the Earthstar Bank acquisition. We believe our existing infrastructure and our recent branch acquisition, along with the capital we expect to raise in this offering, will enable us to originate new loans, subject to the foregoing strategy, both to replace existing loans as they are repaid and to prudently grow our loan portfolio.

•

Improve our funding mix by attracting lower cost core deposits. Core deposits (demand, money market and savings accounts) comprised 46.7% of our total deposits at March 31, 2012. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit. Core deposits have continued to increase primarily due to the investments we have made in our branch network, new product offerings, competitive interest rates and the movement of customer funds out of riskier investments, including the stock market.

•

Use conservative underwriting practices to maintain asset quality. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards that we believe are conservative. While the delinquencies in our loan portfolio have increased during the recent economic recession, non-performing, non-covered loans were 1.5% of our non-covered loan portfolio at March 31, 2012. Although we intend to continue our efforts to originate commercial real estate and business loans after the offering, we intend to continue our philosophy of managing loan exposures through our conservative approach to lending.

•

Increase our noninterest income through the expansion of our FHA lending activity. Historically, we have originated FHA loans on a limited basis in order to accommodate customers who may not qualify for a conventional mortgage loan. FHA loans have mortgage insurance provided by the federal government. The loans are up to 96.5% of the lesser of the appraised value or purchase price and are originated and underwritten manually according to private investor and FHA guidelines. We originate FHA loans from within our market area with the intention of selling the loans on a flow basis to the U.S. Department of Housing and Urban Development (“HUD”) and other private investors with servicing released. We have recently expanded our FHA lending activities by hiring an experienced team of originators in an effort to increase noninterest income through gains on the sale of loans. Our FHA lending team has been expanded from two to ten employees.

Description of the Conversion (page 90)

In 2007, we reorganized Polonia Bank into a stock savings bank with a mutual holding company structure, formed old Polonia Bancorp as the mid-tier holding company for Polonia Bank and sold a minority interest in old Polonia Bancorp common stock to our depositors, our borrowers and our employee stock ownership plan in a subscription offering. The majority of old Polonia Bancorp’s shares were issued to Polonia MHC, a mutual holding company organized under federal law. As a mutual holding company, Polonia MHC does not have any shareholders, does not hold any significant assets other than the common stock of old Polonia Bancorp, and does not engage in any significant business activity. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Polonia Bank’s common stock will be owned by new Polonia Bancorp, and all of new Polonia Bancorp’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). Upon completion of the conversion and offering, old Polonia Bancorp and Polonia MHC will cease to exist.

As part of the conversion, we are offering for sale common stock representing the 57.6% ownership interest of old Polonia Bancorp that is currently held by Polonia MHC. At the conclusion of the conversion and offering, existing public shareholders of old Polonia Bancorp will receive shares of common stock in new Polonia Bancorp in exchange for their existing shares of common stock of old Polonia Bancorp, based upon an exchange ratio of 0.7158 to 0.9684 at the minimum and maximum of the offering range, respectively. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, the independent appraiser determines that our market value has increased, we may sell up to 2,025,078 shares in the offering and the exchange ratio will be increased to 1.1136. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in old Polonia Bancorp’s existing public shareholders owning the same percentage interest, 42.4%, of new Polonia Bancorp common stock as they currently own of old Polonia Bancorp common stock, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing shareholders may purchase in the offering.

After the conversion and offering, our ownership structure will be as follows:

We may cancel the conversion and offering with the concurrence of the Federal Reserve Board. If canceled, orders for common stock already submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at Polonia Bank’s statement savings rate and all deposit account withdrawal authorizations will be canceled.

The normal business operations of Polonia Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve Polonia Bank in the mutual holding company structure will serve the new holding company and Polonia Bank in the fully converted stock form.

Reasons for the Conversion and Offering (page 89)

Our primary reasons for the conversion and offering are the following:

•

While Polonia Bank currently exceeds all regulatory capital requirements, the proceeds from the sale of common stock will increase our capital, which will support our continued lending and operational growth. Our board of directors considered current market conditions, the amount of capital needed for continued growth, the amount of capital being raised in the offering and the interests of existing shareholders in deciding to conduct the conversion and offering at this time.

•

The larger number of shares that will be in the hands of public investors after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for old Polonia Bancorp common stock. See “Market for the Common Stock.”

•

The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings and to acquire other financial institutions or financial service companies. Our current mutual holding company structure limits our ability to raise capital or issue stock in an acquisition transaction because Polonia MHC must own at least 50.1% of the shares of old Polonia Bancorp. However, we currently have no plans, agreements or understandings regarding any additional securities offerings or acquisitions.

•

Recently enacted financial regulatory reform legislation has resulted in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in capital requirements, changes in the ability of Polonia MHC to waive dividends and changes in the valuation of minority shareholder interests in a conversion to full stock form. While it is impossible to predict the ultimate effect of the reform legislation, our board of directors believes that the reorganization will eliminate some of the uncertainties associated with the legislation, and better position us to meet all future regulatory capital requirements.

Terms of the Offering

We are offering between 1,301,563 and 1,760,938 shares of common stock in a subscription offering to eligible depositors and borrowers of Polonia Bank and to our tax-qualified employee benefit plans, including our employee stock ownership plan. To the extent shares remain available, we may offer shares in a community offering to natural persons residing in Montgomery and Philadelphia Counties, Pennsylvania, to our existing public shareholders and to the general public. With regulatory approval, we may increase the number of shares to be sold up to 2,025,078 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Federal Reserve Board will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations, and changes in financial market conditions. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond October 27, 2012, or the number of shares of common stock to be sold is increased to more than 2,025,078 shares or decreased to less than 1,301,563 shares. If we extend the offering beyond October 27, 2012, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 1,301,563 shares or more than 2,025,078 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Shares of our common stock not purchased in the subscription offering or the community offering may be sold in an extended community offering through assisting brokers that participate in the extended community offering. We may begin the extended community offering at any time following commencement of the subscription offering.

The purchase price is $8.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the subscription, community and extended community offering. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the subscription, community or extended community offering.

Risks Relating to the Offering and Our Business (page 17)

An investment in the common stock of new Polonia Bancorp involves a degree of risk, including the possible loss of principal. You should carefully read and consider the information set forth in “Risk Factors” before purchasing shares of new Polonia Bancorp common stock.

How We Determined the Offering Range and Exchange Ratio (page 91)

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of May 4, 2012, new Polonia Bancorp’s common stock’s estimated full market value was $21.3 million, resulting in a range from $18.1 million at the minimum to $24.4 million at the maximum. Based on this valuation, we are selling the number of shares representing the 57.6% of old Polonia Bancorp currently owned by Polonia MHC. This results in an offering range of $10.4 million to $14.1 million, with a midpoint of $12.3 million. RP Financial will receive fees totaling $60,000 for its appraisal report, plus $7,500 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

The appraisal was based in part upon old Polonia Bancorp’s financial condition and results of operations, the effect of the additional capital we will raise from the sale of common stock in this offering, and an analysis of a peer group of ten publicly traded savings and loan holding companies that RP Financial considered comparable to old Polonia Bancorp. A list of the appraisal peer group companies is set forth in “The Conversion and Offering—How We Determined the Offering Range and the $8.00 Purchase Price” on page 91.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of noninterest income, and the amount of noninterest expense;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans; and

•	the trading market for old Polonia Bancorp common stock and securities of comparable institutions and general conditions in the market for such securities.

Four measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s earnings and “core earnings.” RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference in value between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from non-recurring items.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of new Polonia Bancorp with the peer group. RP Financial made downward adjustments for earnings, primary market area, liquidity of the stock and stock market conditions and made slight upward adjustments for financial condition and asset growth.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended March 31, 2012. The pricing ratios for new Polonia Bancorp are based on financial data as of or for the twelve months ended March 31, 2012.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Polonia Bancorp (pro forma):
Minimum	44.35	x	NM	(1)	50.51%	50.51%
Midpoint	53.74		NM	(1)	56.86	56.86
Maximum	63.70		NM	(1)	62.70	62.70
Maximum, as adjusted	75.95		NM	(1)	68.85	68.85
Pricing ratios of peer group companies as of May 4, 2012:
Average	17.20	x	17.10	x	69.65%	71.44%
Median	15.52		17.16	x	72.35	74.61

(1)	NM – Not meaningful due to negative core earnings.

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 270.3% to the peer group on a price-to-earnings basis, a discount of 10.0% to the peer group on a price-to-book basis and a discount of 12.2% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on a earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 157.8% to the peer group on a price-to-earnings basis, a discount of 27.5% to the peer group on a price-to-book basis and at a discount of 29.3% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on a core earnings basis and less expensive than the peer group on an earnings, book value and tangible book value basis.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio will range from a minimum of 0.7158 to a maximum of 0.9684 shares of new Polonia Bancorp common stock for each current share of old Polonia Bancorp common stock, with a midpoint of 0.8421. Based upon this exchange ratio, we expect to issue between 956,739 and 1,294,411 shares of new Polonia Bancorp common stock to the holders of old Polonia Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $8.00 purchase price after the offering.

Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.

After-Market Performance Information

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed from January 1, 2011 through May 4, 2012. “Second-step” conversion offerings are public offerings by companies that are converting from the mutual holding company form of organization to the stock holding company form.

			Price Performance from Initial Offering Price
Issuer (Market/Symbol)	Closing Date	Gross Proceeds	1 Day	1 Week	1 Month	Through May 4, 2012
		(in millions)
Cheviot Financial Corp. (CHEV)	1/18/12	$37.4	3.1%	2.6%	3.5%	9.7%
Naugatuck Valley Financial Corp. (NVSL)	6/30/11	$33.4	(1.3)	(2.5)	1.9	(6.1)
Rockville Financial, Inc. (RCKB)	3/4/11	$171.1	6.0	6.5	5.0	14.6
Eureka Financial Corp. – PA (EKFC)	3/1/11	$7.6	22.5	17.5	28.5	50.2
Atlantic Coast Financial Corp., – GA (ACFC)	2/4/11	$17.1	0.5	0.0	2.0	(77.5)
Alliance Bancorp, Inc., – PA (ALLB)	1/18/11	$32.6	10.0	6.8	11.9	16.5
SI Financial Group, Inc., – CT (SIFI)	1/13/11	$52.4	15.9	12.9	17.5	43.9
Minden Bancorp, Inc., – LA (MDNB)	1/5/11	$13.9	28.0	28.5	30.0	42.5
Average		$45.7	10.6%	9.0%	12.5%	11.7%
Median		$33.0	8.0%	6.7%	8.5%	15.6%

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in financial market conditions, RP Financial determines that our estimated pro forma market value has increased, we may sell up to 2,025,078 shares without further notice to you. If our pro forma market value at that time is either below $18.1 million or above $28.1 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission and any applicable State Securities Commissions.

The Exchange of Existing Shares of Old Polonia Bancorp Common Stock (page 91)

If you are a shareholder of old Polonia Bancorp on the date we complete the conversion and offering, your existing shares will be canceled and exchanged for shares of new Polonia Bancorp. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering that is intended to result in old Polonia Bancorp’s existing public shareholders owning approximately 42.4% of new Polonia Bancorp’s common stock, which is the same percentage of old Polonia Bancorp common stock currently owned by existing public shareholders. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering. The table also shows how many shares a hypothetical owner of 100 shares of old Polonia Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Old Polonia Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value (1)	Equivalent Pro Forma Book Value per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,301,563	57.6%	956,739	42.4%	2,258,302	0.7158	$5.73	$11.34	71
Midpoint	1,531,250	57.6%	1,125,575	42.4%	2,656,825	0.8421	6.74	11.85	84
Maximum	1,760,938	57.6%	1,294,411	42.4%	3,055,349	0.9684	7.75	12.36	96
Maximum, as adjusted	2,025,078	57.6%	1,488,573	42.4%	3,513,651	1.1136	8.91	12.94	111

(1)	Represents the value of shares of new Polonia Bancorp common stock received in the conversion by a holder of one share of old Polonia Bancorp common stock at the exchange ratio, assuming a market price of $8.00 per share.
(2)	Represents the pro forma shareholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

No fractional shares of new Polonia Bancorp common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $8.00 per share offering price.

How We Intend to Use the Proceeds of this Offering (page 30)

The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

	1,301,563 Shares at $8.00 per Share	1,760,938 Shares at $8.00 per Share
	(In thousands)
Offering Proceeds	$10,413	$14,088
Less: offering expenses	(1,510)	(1,602)

Net offering proceeds	8,903	12,486
Less:
Proceeds contributed to Polonia Bank	4,451	6,243
Proceeds used for loan to employee stock ownership plan	703	951

Proceeds remaining for new Polonia Bancorp	$3,748	$5,291

Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, new Polonia Bancorp may use the funds it retains to invest in securities, pay cash dividends, repurchase shares of its common stock, subject to regulatory restrictions, or for general corporate purposes. Polonia Bank intends to use the portion of the proceeds that it receives to fund new loans and to invest in securities. We expect that much of the loan growth will occur in our one- to four-family residential mortgage portfolio, but we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. Polonia Bank may also use the proceeds to finance the possible expansion of its business activities, including developing new branch locations, although there are no specific plans for these activities. We may also use the proceeds of the offering to diversify our business or acquire other companies as opportunities arise, primarily in or adjacent to our existing market areas, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page 81)

We expect that our directors and executive officers, together with their associates, will subscribe for approximately 32,750 shares, which is 2.1% of the midpoint of the offering. Our directors and executive officers will pay the same $8.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of old Polonia Bancorp, our directors and executive officers, together with their associates, are expected to own 235,197 shares of new Polonia Bancorp common stock, which would equal 8.9% of our outstanding shares if shares are sold at the midpoint of the offering range.

Benefits of the Conversion to Management (pages 75 and 78)

We intend to adopt the stock benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase as the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $167,000 for the year ended December 31, 2011 on an after-tax basis, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 6.4%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 6.75% of the shares sold in the offering. The plan will use the proceeds from a 15-year loan from new Polonia

Bancorp to purchase these shares. We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the employee stock ownership plan. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 8.44% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3.38% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Federal Reserve Board regulations. The new equity incentive plan will supplement awards granted under our 2007 Equity Incentive Plan which will continue as a plan of new Polonia Bancorp.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 1,760,938 shares and have 3,055,349 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Polonia Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
	At Maximum of Offering Range	As a % of Common Stock Sold	As a % of Common Stock Outstanding
	(Dollars in thousands)
Employee stock ownership plan (1)	118,863	6.75%	3.89%	—%	$951
Restricted stock awards (1)	59,520	3.38	1.95	1.91	476
Stock options (2)	148,623	8.44	4.86	4.64	398

Total	327,006	18.57%	10.70%	6.38%	$1,825

(1)	Assumes the value of new Polonia Bancorp common stock is $8.00 per share for determining the total estimated value.
(2)	Assumes the value of a stock option is $2.68, which was determined using the Black-Scholes option pricing formula. See “Pro Forma Data.”

We may fund our plans through open market purchases, as opposed to new issuances of common stock.

The following table presents information regarding our former employee stock ownership plan, options and restricted stock previously awarded under our 2007 Equity Incentive Plan, additional shares purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 3,055,349 shares are outstanding after the offering, which includes the sale of 1,760,938 shares in the offering at the maximum of the offering range and the issuance of 1,294,411shares in exchange for shares of old Polonia Bancorp using an exchange ratio of 0.9684. It is also assumed that the value of the stock is $8.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion and Offering
	(Dollars in thousands)
Employee Stock Ownership Plan:	Employees
Shares purchased in 2007 offering (1)		125,509	(2)	$1,004		4.11%
Shares to be purchased in this offering		118,863		951		3.89%

Total employee stock ownership plan		244,372		$1,955		8.00%
Restricted Stock Awards:	Directors and employees
2007 Equity Incentive Plan (1)		62,752	(3)	$502	(4)	2.05%
New shares of restricted stock		59,519		476	(4)	1.95%

Total shares of restricted stock		122,271		$978		4.00%
Stock Options:	Directors and employees
2007 Equity Incentive Plan (1)		156,884	(5)	472	(6)	5.14%
New stock options		148,623		398	(7)	4.86%

Total stock options		305,507		$870		10.00%

Total stock benefit plans		672,150		$3,803		22.00%

(1)	Number of shares has been adjusted for the 0.9684 exchange ratio at the maximum of the offering range.
(2)	As of March 31, 2012, of these shares, 43,923 (45,357 before adjustment) have been allocated to the accounts of participants and 81,585 (84,248 before adjustments) remain unallocated.
(3)	As of March 31, 2012, of these shares, 62,752 (64,800 before adjustment) have been awarded and no shares remain available for future awards. As of March 31, 2012, awards covering 40,176 shares have vested and the shares have been distributed.
(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $8.00 per share.
(5)	As of March 31, 2012, of these shares, options for 149,039 shares (153,903 shares before adjustment) have been awarded and options for 7,844 shares (8,100 shares before adjustment) remain available for future grants. As of March 31, 2012, no options had been exercised.
(6)	The fair value of stock options granted and outstanding under the 2007 Equity Incentive Plan has been estimated using the Black-Scholes option pricing model. Before the adjustment for the exchange ratio, there were 153,903 outstanding options with a weighted-average fair value of $2.91 per option. Using this value and adjusting for the exchange ratio at the maximum of the offering range, the fair value of stock options granted or available for grant under the 2007 Equity Incentive Plan has been estimated at $3.00 per option.
(7)	For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.68 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 0.0%; expected life, 10 years; expected volatility, 19.79%; and risk-free interest rate, 2.23%.

Persons Who Can Order Stock in the Subscription Offering (page 96)

We are offering shares of new Polonia Bancorp common stock in a subscription offering to the following persons in the following order of priority:

1.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on January 31, 2010 (including depositors of the former Earthstar Bank as of January 31, 2010 and which deposits were assumed by Polonia Bank).

2.	Our employee stock ownership plan.

3.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on June 30, 2012 who are not eligible in category 1 above.

4.	Polonia Bank’s depositors as of the close of business on July 31, 2012, who are not in categories 1 or 3 above and borrowers of Polonia Bank as of June 30, 2006 who continue to be borrowers as of July 31, 2012.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

Subscription Rights are Not Transferable

You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Purchase Limitations (page 99)

Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:

•	The minimum purchase is 25 shares.

•

No individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $300,000 of common stock (which equals 37,500 shares) in the offering. In addition, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $300,000 of common stock (which equals 37,500 shares):

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Polonia Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.

•

No individual, together with any associates, and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of new Polonia Bancorp common stock received in exchange for shares of old Polonia Bancorp common stock, such person or persons would hold more than

5.0% of the number of shares of new Polonia Bancorp common stock outstanding upon completion of the conversion and offering. This means that if you already own a significant number of shares, you may not be permitted to purchase the maximum number of shares in the offering. For example, if you currently own more than 105,357 shares of common stock (assuming we close the offering at the minimum of the offering range) or 119,028 shares of common stock (assuming we close the offering at the maximum of the offering range), you would not be able to purchase all of the 37,500 shares allowable under the plan of conversion. No person will be required to divest any shares of old Polonia Bancorp common stock or be limited in the number of shares of new Polonia Bancorp to be received in exchange for shares of old Polonia Bancorp common stock as a result of this purchase limitation.

Subject to the Federal Reserve Board’s approval, we may increase or decrease the purchase limitations at any time. If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares sold in the offering, without regard to these purchase limitations.

Conditions to Completing the Conversion and Offering

We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by members of Polonia MHC;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of old Polonia Bancorp, including shares held by Polonia MHC;

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of old Polonia Bancorp, excluding shares held by Polonia MHC;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Federal Reserve Board to complete the conversion and offering.

Polonia MHC, which owns 57.6% of the outstanding shares of old Polonia Bancorp, intends to vote these shares in favor of the plan of conversion. In addition, as of March 31, 2012, directors and executive officers of old Polonia Bancorp and their associates beneficially owned 240,408 shares of old Polonia Bancorp or 7.6% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

We must sell a minimum of 1,301,563 shares to complete the conversion and offering. Purchases by our directors and executive officers and our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 1,301,563 shares of common stock in the subscription and community offerings, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond October 27, 2012 (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate, which is currently 0.25% per annum, and cancel all deposit account withdrawal authorizations.

How to Purchase Common Stock (page 102)

In the subscription offering and the community offerings, including the extended community offering (if held), you may pay for your shares by:

1.	personal check, bank check or money order made payable directly to “Polonia Bancorp” (Polonia Bank lines of credit checks and third-party checks of any type will not be accepted); or

2.	authorizing us to withdraw money from the types of Polonia Bank deposit accounts identified on the stock order form.

Polonia Bank is not permitted to lend funds (including funds drawn on a Polonia Bank line of credit) to anyone to purchase shares of common stock in the offering.

You may not designate on your stock order form a direct withdrawal from a retirement account at Polonia Bank. Additionally, you may not designate on your stock order form a direct withdrawal from Polonia Bank accounts with check-writing privileges. Instead, a check must be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount and we will immediately withdraw the amount from your checking account.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at Polonia Bank. We will pay interest calculated at Polonia Bank’s statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificate of deposit accounts at Polonia Bank to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Polonia Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight or hand-delivery to the Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania. Stock order forms will not be accepted at our other Polonia Bank offices and should not be mailed to Polonia Bank. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.

In the extended community offering only, we may authorize selected registered broker-dealer firms to assist in the sale of shares of common stock and to receive a fee paid by us. You are not required to consult a broker representative with regard to the stock offering, however, if you choose to do so before placing an order in the extended community offering, please complete the section of the stock order form entitled “Assisting Brokers.”

Using IRA Funds to Purchase Shares in the Offering (page 103)

You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your Polonia Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at Polonia Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 12, 2012 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Deadline for Ordering Stock in the Subscription and Community Offerings

The subscription offering will end at 4:00 p.m., Eastern time, on September 12, 2012. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until October 27, 2012, or longer if the Federal Reserve Board approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond October 27, 2012, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Polonia Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than

1,301,563 shares or more than 2,025,078 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.

Market for New Polonia Bancorp’s Common Stock (page 31)

Old Polonia Bancorp’s common stock is quoted on the OTC Markets Group, Inc. (formerly referred to as the “Pink Sheets”) under the symbol “PBCP.” After the offering, we intend to have the common stock of new Polonia Bancorp listed on the Nasdaq Capital Market under the symbol “PBCP.” Once shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $8.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

Our Dividend Policy (page 31)

Old Polonia Bancorp does not currently pay a cash dividend on its common stock. Assuming completion of the conversion and offering, our board of directors intends to adopt a policy of paying regular cash dividends. In determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. See “Our Dividend Policy” in the prospectus for additional information.

Tax Consequences (page 87)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing shareholders of old Polonia Bancorp who receive cash in lieu of fractional share interests in shares of new Polonia Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. have issued us opinions to this effect, which are summarized on pages 107 through 109 of this prospectus.

Delivery of Prospectus

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 4:00 p.m., Eastern time, on September 12, 2012 whether or not we have been able to locate each person entitled to subscription rights.

Delivery of Stock Certificates (page 105)

Certificates representing shares of common stock issued in the subscription and community offerings will be mailed by regular mail by our transfer agent as soon as practicable following completion of the conversion and offering. Certificates will be mailed to purchasers at the registration address provided by them on the order form. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (888) 938-3480. The Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania, is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors before purchasing shares of new Polonia Bancorp common stock.

Risks Related to Our Business

A return of recessionary conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.

Following a national home price peak in mid-2006, falling home prices and sharply reduced sales volumes, along with the collapse of the United States’ subprime mortgage industry in early 2007, significantly contributed to a recession that officially lasted until June 2009, although the effects continued thereafter. Dramatic declines in real estate values and high levels of foreclosures resulted in significant asset write-downs by financial institutions, which have caused many financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail. Concerns over the United States’ credit rating (which in 2011 was downgraded by Standard & Poor’s), the European sovereign debt crisis, and continued high unemployment in the United States, among other economic indicators, have contributed to increased volatility in the capital markets and diminished expectations for the economy.

A return of recessionary conditions and/or continued negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans and investments, and our ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued high unemployment levels may result in higher than expected loan delinquencies and a decline in demand for our products and services. These negative events may cause us to incur losses and may adversely affect our capital, liquidity, and financial condition.

Changes in interest rates may hurt our profits and asset value.

Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our interest rate spread is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our borrowings. Changes in interest rates could adversely affect our interest rate spread and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our interest rate spread to expand or contract. Our liabilities are shorter in duration than our assets, so they will re-price faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs will rise faster than the yield we earn on our assets, causing our interest rate spread to contract – and our net interest income to decline—until the yield catches up. Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans and decrease loan repayment rates. We have benefited in recent periods from a favorable interest rate environment, but we believe that this environment cannot be sustained indefinitely and interest rates would be expected to rise as the economy improves.

Our policy is to originate for retention in our portfolio fixed-rate mortgage loans with maturities of up to 30 years. At March 31, 2012, $126.3 million, or 89.3% of our total loan portfolio maturing in more than one year, consisted of fixed-rate loans. This investment in fixed-rate loans exposes us to increased levels of interest rate risk.

Our cost of operations is high relative to our assets. Our failure to maintain or reduce our operating expenses could hurt our profits.

Our operating expenses, which consist primarily of salaries and employee benefits, occupancy, furniture and equipment expense, professional fees, federal deposit insurance premiums and other noninterest expenses totaled $2.0 million for the three months ended March 31, 2012 and $8.6 million and $7.6 million for the years ended December 31, 2011 and 2010, respectively. Our ratio of noninterest expense to average total assets was 3.12% for the three months ended March 31, 2012 (annualized) and 3.14% and 3.48% for the years ended December 31, 2011 and 2010, respectively. The increase in expenses during 2011 was primarily due to higher other operating expense and higher compensation and employee benefits expense. Our efficiency ratio was 90.53% for 2011 compared to 62.26% for 2010. The increase in our efficiency ratio in 2011 was the result of lower net revenue and higher noninterest expense.

Financial reform legislation recently enacted by Congress will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has and will continue to change the current bank regulatory structure and affect the lending, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for insured depository institutions, and the components of Tier 1 capital would be restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. The legislation also establishes a floor for capital of insured depository institutions that cannot be lower than the standards in effect today, and directs the federal banking regulators to implement new leverage and capital requirements within 18 months of the date of enactment of the Dodd-Frank Act that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Polonia Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10.0 billion in assets. Banks and savings institutions with $10.0 billion or less in assets will be examined by their applicable bank regulators.

In addition, the Dodd-Frank Act increased stockholder influence over boards of directors by requiring certain public companies to give stockholders a nonbinding vote on executive compensation and so-called “golden parachute” payments, and by authorizing the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s proxy materials.

Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years. While it is difficult to anticipate the overall impact of the Dodd-Frank Act on us and the financial service industry, it is expected that at a minimum it will increase our operating costs.

If we conclude that the decline in value of any of our investment securities is other than temporary, we are required to write down the value of that security through a charge to earnings.

We review our investment securities portfolio at each quarter-end reporting period to determine whether the fair value is below the current carrying value. When the fair value of any of our investment securities has declined below its carrying value, we are required to assess whether the decline is other than temporary. If we conclude that the decline is other than temporary, we are required to write down the value of that security through a charge to earnings. As of March 31, 2012, our investment portfolio included securities with an amortized cost of $71.6 million and an estimated fair value of $74.6 million. Changes in the expected cash flows of these securities and/or prolonged price declines may result in our concluding in future periods that the impairment of these securities is other than temporary, which would require a charge to earnings to write down these securities to their fair value. Any charges for other-than-temporary impairment would not impact cash flow, tangible capital or liquidity.

Higher FDIC deposit insurance premiums and assessments will adversely affect our earnings.

The recent economic recession has caused a high level of bank failures, which has dramatically increased FDIC resolution costs and led to a significant reduction in the balance of the Deposit Insurance Fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. Increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions. Our special assessment, which was reflected in earnings for the quarter ended June 30, 2009, was $103,000. In lieu of imposing an additional special assessment, the FDIC required all institutions to prepay their assessments for all of 2010, 2011 and 2012, which for us totaled $1,019,000. Additional increases in the base assessment rate or additional special assessments would negatively impact our earnings.

A significant percentage of our assets are invested in securities which typically have a lower yield than our loan portfolio.

Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. At March 31, 2012, 27.8% of our assets were invested in investment and mortgage-backed securities. These investments yield substantially less than the loans we hold in our portfolio. While we have recently restructured our investment portfolio to increase our investment in higher yielding securities and, depending on market conditions, intend to invest a greater proportion of our assets in loans with the goal of increasing our net interest income, there can be no assurance that we will be able to increase the origination or purchase of loans acceptable to us or that we will be able to successfully implement this strategy.

We are dependent upon the services of key executives.

We rely heavily on our Chairman, President and Chief Executive Officer, Anthony J. Szuszczewicz, on our Chief Financial Officer and Corporate Secretary, Paul D. Rutkowski, and on our Senior Vice President, Kenneth J. Maliszewski. The loss of Messrs. Szuszczewicz, Rutkowski or Maliszewski could have a material adverse impact on our operations because, as a small company, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition, and results of operations. We have employment agreements with Messrs. Szuszczewicz, Rutkowski and Maliszewski.

Strong competition within our market areas could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. As of March 31, 2012, we held less than 1.0% of the deposits in the Philadelphia metropolitan area. Competition also makes it more difficult to hire and retain experienced employees. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market areas. For more information about our market areas and the competition we face, see “Our Business—Market Areas” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Federal Reserve Board and the Office of the Comptroller of the Currency, our primary federal regulators, and by the FDIC, as insurer of our deposits. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Polonia Bank rather than for holders of Polonia Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

In addition to the enactment of the Dodd-Frank Act, the federal regulatory agencies recently have begun to take stronger supervisory actions against financial institutions that have experienced increased loan losses and other weaknesses as a result of the current economic crisis. The actions include the entering into of written agreements and cease and desist orders that place certain limitations on their operations. Federal bank regulators recently have also been using with more frequency their ability to impose individual minimal capital requirements on banks, which requirements may be higher than those imposed under the Dodd-Frank Act or which would otherwise qualify the bank as being “well capitalized” under the Office of the Comptroller of the Currency’s prompt corrective action regulations. If we were to become subject to a supervisory agreement or higher individual capital requirements, such action may have a negative impact on our ability to execute our business plans, as well as our ability to grow, pay dividends or engage in mergers and acquisitions and may result in restrictions in our operations.

We are subject to certain risks in connection with our acquisition of Earthstar Bank.

Our recent acquisition of certain assets and liabilities of Earthstar Bank in an FDIC-assisted transaction involves a number of risks and challenges, including:

•	Our ability to successfully retain and manage the loans we acquired; and

•	Our ability to earn acceptable levels of interest and noninterest income from the acquired branches.

Additionally, no assurance can be given that the operation of the acquired branches would not adversely affect our existing profitability or that we would be able to manage any growth resulting from the transaction effectively.

Any of these factors, among others, could adversely affect our ability to achieve the anticipated benefits of the Earthstar Bank acquisition and could adversely affect our earnings and financial condition, perhaps materially.

A significant portion of the loans acquired in the acquisition were commercial real estate loans. When these loans mature, the funds will likely be reinvested into our one- to four-family residential mortgage loan portfolio and our investment securities portfolio. We expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential mortgage loans and multi-family real estate loans. In addition, the increased earnings due to the accretable discount of the acquisition will contribute less to pro forma income in the future as those loans mature.

The acquisition of assets and liabilities of financial institutions in FDIC-sponsored or assisted transactions involves risks similar to those faced when acquiring existing financial institutions, even though the FDIC might provide assistance to mitigate certain risks, e.g., by entering into loss sharing arrangements. However, because such acquisitions are structured in a manner that does not allow the time normally associated with evaluating and preparing for the integration of an acquired institution, we face the additional risk that the anticipated benefits of such an acquisition may not be realized fully or at all, or within the time period expected.

Risks Related to the Offering

Our share price may fluctuate, which may make it difficult for you to sell your common stock when you want or at prices you find attractive.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or investors;

•	developments in our business or in the financial services sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in 2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period, many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

It is possible that further market and economic turmoil will occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the year ended December 31, 2011 were $167,000 at the maximum of the offering range on an after-tax basis, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $8.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $8.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although our common stock is traded on the OTC Markets Group, Inc. (formerly referred to as the “Pink Sheets”) and will be listed on the Nasdaq Capital Market following the conversion and offering, the shares are not currently actively traded and might not be actively traded in the future. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. Following the offering, we expect that our return on equity will be low as a result of the additional capital that we will raise in the offering. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Polonia Bank and to use approximately 7.6% of the net proceeds at the maximum of the offering range to fund the loan to the employee stock ownership plan. We may use the proceeds retained by the holding company to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Polonia Bank may use the portion of the proceeds that it receives to fund new loans, invest in securities and expand its business activities. We may also use the proceeds of the offering to open new branches, diversify our business and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 6.4%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The articles of incorporation and bylaws of new Polonia Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new Polonia Bancorp.

Provisions of the articles of incorporation and bylaws of new Polonia Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of new Polonia Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of new Polonia Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. Some of these provisions currently exist in the charter and bylaws of old Polonia Bancorp. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	a limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors;

•	the removal of directors only for cause; and

•	supermajority voting requirements for changes to some provisions of the articles of incorporation and bylaws.

•

Maryland anti-takeover statute. Under Maryland law, any person who acquires more than 10% of a Maryland corporation without prior approval of its board of directors is prohibited from engaging in any type of business combination with the corporation for a five-year period. Any business combination after the five-year period would be subject to supermajority shareholder approval or minimum price requirements.

•

Federal Reserve Board regulations. Federal Reserve Board regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Federal Reserve Board. See “Restrictions on Acquisition of New Polonia Bancorp.”

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2011 and 2010 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2009 and for the year then ended is derived in part from the audited consolidated financial statements that do not appear in this prospectus. The information presented below does not include the financial condition, results of operations or other data of Polonia MHC. The information at March 31, 2012 and 2011 and for the three months ended March 31, 2012 and 2011 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of results of operations that may be expected for the year ended December 31, 2012.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009
(In thousands, except per share data)
Financial Condition Data:
Total assets	$259,964	$279,059	$265,050	$298,829	$218,071
Securities available-for-sale	16,520	25,694	17,348	27,350	30,602
Securities held-to-maturity	55,639	53,516	56,597	26,128	13,780
Loans receivable	121,900	140,925	128,923	138,499	151,292
Covered loans	24,417	31,396	25,708	32,808	—

Total loans	146,317	172,321	154,631	171,307	151,292
Less: Allowance for loan losses	1,146	863	1,279	834	1,115

Net loans	145,171	171,458	153,352	170,473	150,177
Cash and cash equivalents	22,017	8,033	17,416	54,005	8,427
Deposits	203,175	217,312	203,016	239,706	164,207
FHLB Advances – short-term	—	5,000	—	—	—
FHLB Advances – long-term	25,946	26,520	31,091	28,426	26,474
Stockholders’ equity	27,833	27,329	27,638	27,260	23,845
Book value per common share	8.82	8.66	8.76	8.63	7.55
Operating Data:
Interest income	$2,587	$2,803	$11,421	$9,845	$10,707
Interest expense	720	873	3,389	3,675	5,000

Net interest income	1,867	1,930	8,032	6,169	5,707
Provision (credit) for loan losses	90	26	440	(115)	252

Net interest income after provision (credit) for loan losses	1,777	1,904	7,592	6,285	5,455
Noninterest income	364	181	1,463	6,110	1,444
Noninterest expense	2,023	2,096	8,595	7,645	6,559

Income (loss) before income tax expense (benefit)	119	(11)	460	4,750	340
Income tax expense (benefit)	43	(4)	61	1,586	9

Net income (loss)	76	(7)	$399	$3,164	$331

Basic and diluted earnings per share	$0.02	$0.00	$0.13	$1.04	$0.11

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
(In thousands, except per share data)	2012	2011	2011	2010	2009
Performance Ratios: (1)
Return on average assets	0.12%	(0.01)%	0.15%	1.44%	0.15%
Return on average equity	1.09	(0.09)	1.44	13.00	1.60
Interest rate spread (2)	3.01	2.77	3.05	2.84	2.55
Net interest margin (3)	3.10	2.89	3.14	3.01	2.74
Noninterest expense to average assets	3.12	2.94	3.14	3.48	2.96
Efficiency ratio (4)	90.62	104.12	90.53	62.26	91.72
Average interest-earning assets to average interest-bearing liabilities	107.87	109.51	107.23	109.42	107.95
Average equity to average assets	10.73	9.57	10.10	11.07	9.36

Capital Ratios (5):
Tangible capital	10.49%	9.56%	10.22%	8.92%	9.34%
Core capital	10.49	9.56	10.22	8.92	9.34
Total risk-based capital	21.74	19.18	21.49	18.18	19.78

Asset Quality Ratios (Excluding Covered Assets):
Allowance for loan losses on non-covered loans as a percent of total non-covered loans	0.88%	0.61%	0.93%	0.60%	0.74%
Allowance for loan losses on non-covered loans as a percent of non-performing non-covered loans	60.16	95.13	61.39	81.56	40.66
Non-performing non-covered loans as a percent of total non-covered loans	1.46	0.64	1.52	0.74	1.81
Non-performing non-covered assets as a percent of total non-covered assets	0.91	0.37	0.86	0.50	1.26

Asset Quality Ratios (All Assets):
Allowance for loan losses as a percent of total loans	0.78%	0.50%	0.83%	0.49%	0.74%
Allowance for loan losses as a percent of non-performing loans	45.21	45.27	48.37	39.68	40.66
Net charge-offs (recoveries) to average outstanding loans during the period	0.15	0.01	(0.01)	0.11	(0.01)
Non-performing loans as a percent of total loans	1.73	1.11	1.71	1.23	1.81
Non-performing assets as a percent of total assets	1.11	0.68	1.03	0.81	1.26

Other Data:
Number of:
Real estate loans outstanding	1,368	1,486	1,406	1,499	1,028
Deposit accounts	9,480	14,411	9,719	12,738	8,729
Full-service offices	7	9	7	9	5

(1)	Performance ratios for the three-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Ratios are for Polonia Bank.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated financial and other data of Polonia Bancorp at and for the dates indicated. The information presented below does not include the financial condition, results of operations or other data of Polonia MHC. The financial information at and for the three and six month periods ended June 30, 2012 and 2011 was not audited, but in the opinion of management reflects all adjustments necessary for a fair presentation of the results for such periods. All of these adjustments are normal and recurring. The information at December 31, 2011 is derived in part from the audited financial statements that appear in this prospectus. The results of operations for the three and six month periods ended June 30, 2012 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2012.

	At June 30,	At December 31,
	2012	2011
(In thousands, except per share data)	(unaudited)
Financial Condition Data:
Total assets	$257,883	$265,050
Securities available-for-sale	16,449	17,348
Securities held-to-maturity	55,839	56,597
Loans held for sale	1,734	—
Loans receivable	114,117	128,923
Covered loans	22,920	25,708

Total loans	137,037	154,631
Less: allowance for loan losses	1,247	1,279

Net loans	135,790	153,352
Cash and cash equivalents	28,002	17,416
Deposits	201,025	203,016
FHLB Advances – long-term	25,799	31,091
Stockholders’ equity	27,837	27,638
Book value per common share	8.82	8.76

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Operating Data:
Interest income	$2,570	$2,968	$5,157	$5,771
Interest expense	697	872	1,417	1,745

Net interest income	1,873	2,096	3,740	4,026
Provision for loan losses	100	89	190	115

Net interest income after provision for loan losses	1,773	2,007	3,550	3,911
Noninterest income	416	582	780	763
Noninterest expense	2,239	2,353	4,262	4,449

Income (loss) before income taxes	(50)	236	68	225
Income tax expense (benefit)	(15)	15	28	11

Net income (loss)	$(35)	$221	$40	$214

Basic and diluted earnings per share	$(0.01)	$0.07	$0.01	$0.07

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2012	2011	2012	2011
(In thousands, except per share data)	(unaudited)		(unaudited)
Performance Ratios (1):
Return on average assets	(0.05)%	0.32%	0.03%	0.15%
Return on average equity	(0.50)	3.22	0.29	1.56
Interest rate spread (2)	3.04	3.12	3.04	2.96
Net interest margin (3)	3.13	3.22	3.13	3.07
Non-interest expense to average assets	3.47	3.36	3.29	3.13
Efficiency ratio (4)	97.82	87.86	94.27	92.90
Average interest-earning assets to average interest-bearing liabilities	107.73	107.38	107.85	107.85
Average equity to average assets	10.80	9.80	10.80	9.65

Capital Ratios (5):
Tangible capital			10.55%	9.63%
Core capital			10.55	9.63
Total risk-based capital			21.21	19.13

Asset Quality Ratios (Excluding Covered Assets):
Allowance for loan losses on non-covered loans as a percent of total non-covered loans			1.09%	0.63%
Allowance for loan losses on non-covered loans as a percent of non-performing non-covered loans			66.31%	80.92%
Net charge-offs (recoveries) to average outstanding non-covered loans during the period			N/A	N/A
Non-performing non-covered loans as a percent of total non-covered loans			1.64	0.78
Non-performing non-covered assets as a percent of total non-covered assets			0.81	0.43

Asset Quality Ratios (All Assets):
Allowance for loan losses as a percent of total loans			0.91%	0.56%
Allowance for loan losses as a percent of non-performing loans			0.49	0.48
Net charge-offs (recoveries) to average outstanding loans during the period			0.16	(0.01)
Non-performing loans as a percent of total loans			1.88	1.17
Non-performing assets as a percent of total assets			1.01	0.71

Number of:
Real estate loans outstanding			1,332	1,465
Deposit accounts			9,283	10,635
Full-service offices			7	7

(1)	Performance ratios for the three and six-month periods have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Ratios are for Polonia Bank.

Comparison of Financial Condition at June 30, 2012 and December 31, 2011

Total assets at June 30, 2012 were $257.9 million, a decrease of $7.2 million, or 2.7%, from total assets of $265.1 million at December 31, 2011. The decrease in assets resulted primarily from a decrease in loans receivable of $17.6 million, primarily due to loan sales and loan prepayments that funded a reduction in borrowings and deposits. Total liabilities at June 30, 2012 were $230.0 million compared to $237.4 million at December 31, 2011, a decrease of $7.4 million, or 3.1%. The decrease in liabilities was primarily due to a reduction in FHLB advances and a decrease in deposits. Total stockholders’ equity increased to $27.8 million at June 30, 2012 from $27.6 million at December 31, 2011, an increase of $199,000, or 0.7%.

Loans receivable decreased $17.6 million, or 11.4%, to $137.0 at June 30, 2012, compared to $154.6 million at December 31, 2011. The size of our loan portfolio decreased during the six months ended June 30, 2012 due primarily to $29.4 million in loan payments, payoffs and sales, partially offset by $13.6 million in new loans.

Non-performing non-covered loans totaled $1.9 million, or 1.64% of total non-covered loans, at June 30, 2012 compared to $2.0 million, or 1.52% of total non-covered loans, at December 31, 2011 and $1.1 million, or 0.78% of total non-covered loans, at June 30, 2011. The increase in non-performing non-covered loans as a percentage of total non-covered loans since December 31, 2011 was primarily the result of a $14.8 million decrease in our total non-covered loan portfolio. The increase in that same ratio from June 30, 2011 to June 30, 2012 reflects a $25.2 million decrease in total non-covered loans as well as a $788,000 increase in non-performing non-covered loans, which consisted primarily of $560,000 in non-performing non-covered multi-family and commercial real estate loans.

Investment securities available for sale decreased to $16.4 million from $17.3 million during the six months ended June 30, 2012, a decrease of $899,000, or 5.2%. The decrease in investment securities available for sale was attributable to $2.7 million in principal payments and maturities, partially offset by $1.8 million in purchases.

Investment securities held to maturity decreased to $55.8 million from $56.6 million during the six months ended June 30, 2012, a decrease of $758,000, or 1.3%. The decrease in investment securities held to maturity was attributable, in part, to $5.2 million in principal repayments, partially offset by $4.4 million in purchases.

Cash and cash equivalents increased to $28.0 million from $17.4 million during the six months ended June 30, 2012, an increase of $10.6 million, or 60.8%. The increase in cash and cash equivalents was primarily attributable to loan sales and loan prepayments.

Total deposits decreased to $201.0 million from $203.0 million during the six months ended June 30, 2012, a decrease of $2.0 million, or 1.0%. The decrease in deposits was attributable, in part, to lower rates offered on deposit products.

We utilize borrowings from the FHLB of Pittsburgh to supplement our supply of funds for loans and investments. The $5.3 million decrease in FHLB advances long-term was due to maturities and repayments.

Results of Operations for the Three Months Ended June 30, 2012 and 2011

Overview. We recorded a net loss of $35,000 during the three months ended June 30, 2012, compared to net income of $221,000 during the three months ended June 30, 2011. The lower net income for the three month period ended June 30, 2012 was primarily related to a decrease in net interest income of $223,000 and a decrease of $166,000 in noninterest income, partially offset by a $114,000 decrease in noninterest expense and a $30,000 decrease in income tax expense.

Net Interest Income. Net interest income for the three months ended June 30, 2012 decreased $223,000, or 10.6%, to $1.9 million, from $2.1 million during the same period last year. Our net interest rate spread decreased to 3.04% for the three months ended June 30, 2012 from 3.12% for the same period in 2011. The primary reasons for the decrease in net interest income for the three month period are a lower average balance of loans and investment securities, partially offset by a higher average balance of other interest earning assets, a lower average balance of interest bearing deposits and a lower average balance of FHLB advances. Also, contributing to the lower net interest income was a lower average rate earned on interest earning assets, partially offset by a lower average rate paid on deposits. The average balance of loans decreased during the three months ended June 30, 2012 due to increased loan payoffs and sales. Lower interest expense on deposits for the three months ended June 30, 2012 was due to lower rates offered on deposit products. The decrease in the average balance of investment securities during the three month period ended June 30, 2012 was due to payments and maturities, partially offset by purchases.

Provision for Loan Losses. For the three months ended June 30, 2012 we recorded a provision for loan losses of $100,000 as compared to a provision for loan losses of $89,000 for the three months ended June 30, 2011. The provisions reflect management’s assessment of lending activities, increased non-performing loans, levels of current delinquencies and current economic conditions.

Noninterest Income. The $166,000 decrease in noninterest income during the three months ended June 30, 2012 as compared to the three months ended June 30, 2011 was primarily due to a $218,000 lower gain on the sale of investment securities, lower other income of $24,000, lower earnings on bank owned life insurance of $7,000, lower rental income of $7,000 and lower service fees on deposit accounts of $5,000, partially offset by higher gains on the sale of loans of $95,000.

Noninterest Expenses. The $114,000 decrease in noninterest expense during the three months ended June 30, 2012 as compared to the three months ended June 30, 2011 was primarily due to a $79,000 reduction in other expenses, a $63,000 reduction in data processing expenses and a $33,000 reduction in federal deposit insurance premiums, partially offset by a $35,000 increase in compensation and employee benefits, a $13,000 increase in occupancy and equipment and a $13,000 increase in professional fees. The decrease in noninterest expense is primarily due to related efficiencies incurred following the Earthstar Bank acquisition, a change in the calculation methodology for FDIC insurance premiums, as well as a small decrease in other expenses.

Income Taxes. We recorded a tax benefit of $15,000 for the three months ended June 30, 2012 compared to tax expense of $15,000 during the three months ended June 30, 2011. The decrease of tax expenses resulted from the decrease in our taxable operating profits.

Results of Operations for the Six Months Ended June 30, 2012 and 2011

Overview. We recorded net income of $40,000 during the six months ended June 30, 2012, compared to net income of $214,000 during the six months ended June 30, 2011. The lower net income for the six month period ended June 30, 2012 was the result of lower net interest income, higher provision for loan losses and higher income tax expense, partially offset by lower noninterest expense and higher noninterest income.

Net Interest Income. Net interest income for the six months ended June 30, 2012 decreased $286,000, or 7.1%, to $3.7 million, from $4.0 million during the same period last year. Our net interest rate spread increased to 3.04% for the six months ended June 30, 2012 from 2.96% for the same period in 2011. The primary reasons for the decrease in net interest income for the six month period are a lower average balance of loans, partially offset by a lower average balance of deposits and a higher average balance of other interest earning assets. Also contributing to the decrease in net interest income was a lower yield on investment securities, partially offset by a higher yield on loans and a lower average rate paid on deposits. The average balance of loans decreased during the six months ended June 30, 2012 due to increased loan payoffs and sales. Lower interest expense on deposits for the six months ended June 30, 2012 was due to a lower average cost on all deposit products.

Provision for Loan Losses. For the six months ended June 30, 2012 we recorded a provision for loan losses of $190,000 as compared to a provision for loan losses of $115,000 for the six months ended June 30, 2011. The provisions reflect management’s assessment of lending activities, increased non-performing loans, levels of current delinquencies and current economic conditions.

Noninterest Income. The $17,000 increase in noninterest income during the six months ended June 30, 2012 as compared to the six months ended June 30, 2011 was primarily due to a $237,000 increase in gains on the sale of loans and a $20,000 increase in other income, partially offset by a $218,000 decrease in gains on the sale of investments.

Noninterest Expense. Total noninterest expense decreased $187,000, or 4.2%, to $4.3 million for the six months ended June 30, 2012 from the prior year period. The decrease in noninterest expense for the six months ended June 30, 2012 as compared to the prior year period was primarily the result of a $130,000 decrease in other noninterest expense, a $114,000 decrease in data processing expense, a $52,000 decrease in federal deposit insurance premiums and an $8,000 decrease in occupancy and equipment, partially offset by a $98,000 increase in compensation and employee benefits and a $19,000 increase in professional fees. The decrease in noninterest expense is primarily due to related efficiencies incurred following the Earthstar Bank acquisition, a change in the calculation methodology for FDIC insurance premiums, as well as a small decrease in other expenses.

Income Taxes. We recorded tax expense of $28,000 for the six months ended June 30, 2012 compared to tax expense of $11,000 during the six months ended June 30, 2011. The increase in tax expenses resulted principally from the fact that a $75,000 benefit was recorded in the six months ended June 30, 2011 due to the reversal of a valuation allowance related to capital loss carryforwards.

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Polonia Bank will reduce Polonia Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	1,301,563 Shares at $8.00 per Share	Percent of Net Proceeds	1,531,250 Shares at $8.00 per Share	Percent of Net Proceeds	1,760,938 Shares at $8.00 per Share	Percent of Net Proceeds	2,025,078 Shares at $8.00 per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$10,413		$12,250		$14,088		$16,201
Less: offering expenses	(1,510)		(1,556)		(1,602)		(1,655)

Net offering proceeds	8,903	100.0%	10,694	100.0%	12,486	100.0%	14,546	100.0%
Less:
Proceeds contributed to Polonia Bank	4,451	50.0	5,347	50.0	6,243	50.0	7,273	50.0
Proceeds used for loan to employee stock ownership plan	703	7.9	827	7.7	951	7.6	1,094	7.5

Proceeds remaining for new Polonia Bancorp	$3,748	42.1%	$4,520	42.3%	$5,291	42.4%	$6,178	42.5%

We initially intend to invest the proceeds retained from the offering at new Polonia Bancorp in short-term investments, such as U.S. treasury and government agency securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and new Polonia Bancorp’s liquidity requirements. In the future, new Polonia Bancorp may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market areas; and

•	for general corporate purposes, including contributing additional capital to Polonia Bank.

Under current Federal Reserve Board regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

Polonia Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to Polonia Bank, in short-term investments. Over time, Polonia Bank may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently do not have any specific plans for any expansion or diversification activities that would require funds from this offering. Consequently, we currently anticipate that the proceeds of the offering contributed to Polonia Bank will be used to fund new loans. We expect that much of the loan growth will occur in our one- to four-family residential mortgage portfolio, but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand.

Except as described above, we have no specific plans for the investment of the proceeds of the offering and have not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Offering—Reasons for the Conversion and Offering.”

OUR DIVIDEND POLICY

Old Polonia Bancorp does not currently pay a cash dividend on its common stock. After the conversion and offering, our board of directors intends to adopt a policy of paying regular cash dividends. In determining the amount of any dividends, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, the number of shares issued in the offering, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New Polonia Bancorp is subject to Maryland law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than its total liabilities. Pursuant to Federal Reserve Board regulations, new Polonia Bancorp will not be required to obtain prior Federal Reserve Board approval to pay a dividend unless the declaration and payment of a dividend could raise supervisory concerns about the safe and sound operation of new Polonia Bancorp and Polonia Bank, where the dividend declared for a period is not supported by earnings for that period, or where we plan to declare a material increase in our common stock dividend.

Our ability to pay dividends to shareholders may depend, in part, upon capital distributions we receive from Polonia Bank, earnings, if any, from our lending and investment portfolios and other assets and earnings from the investment of the net proceeds from the offering that we retain. Office of the Comptroller of the Currency and Federal Reserve Board regulations limit dividends and other distributions from Polonia Bank to us. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized or if the proposed distribution raises safety and soundness concerns. In addition, any payment of dividends by Polonia Bank to new Polonia Bancorp that would be deemed to be drawn out of Polonia Bank’s bad debt reserves would require the payment of federal income taxes by Polonia Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 11 of the notes to consolidated financial statements included elsewhere in this prospectus. New Polonia Bancorp does not contemplate any distribution by Polonia Bank that would result in this type of tax liability.

MARKET FOR THE COMMON STOCK

The common stock of old Polonia Bancorp is currently quoted on the OTC Markets Group, Inc. (formerly referred to as the “Pink Sheets”) under the symbol “PBCP.” Upon completion of the conversion and offering, the shares of common stock of new Polonia Bancorp will replace old Polonia Bancorp’s common stock. After the offering, we intend to have the common stock of new Polonia Bancorp listed on the Nasdaq Capital Market under the symbol “PBCP.” The shares of common stock of old Polonia Bancorp and those of new Polonia Bancorp represent different economic interests and will reflect the effects of different financial results of operations and financial condition. Consequently, the market prices of the common stock of old Polonia Bancorp before the completion of the conversion and offering and the market prices of the common stock of new Polonia Bancorp after completion of the conversion and offering will be different.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $8.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for old Polonia Bancorp’s common stock for the periods indicated.

	High	Low
Year Ending December 31, 2012:
Third Quarter (through August 10, 2012)	$7.25	$6.50
Second Quarter	7.00	6.50
First Quarter	6.75	6.50
Year Ending December 31, 2011:
Fourth Quarter	$7.25	$6.15
Third Quarter	7.10	6.00
Second Quarter	6.05	5.75
First Quarter	6.50	5.50
Year Ended December 31, 2010:
Fourth Quarter	$6.12	$5.00
Third Quarter	6.12	5.00
Second Quarter	6.49	5.30
First Quarter	7.00	4.80

At March 31, 2012, old Polonia Bancorp had approximately 184 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of old Polonia Bancorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of new Polonia Bancorp common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Shareholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of old Polonia Bancorp common stock will be converted into options to purchase a number of shares of new Polonia Bancorp common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

CAPITALIZATION

The following table presents the historical capitalization of old Polonia Bancorp at March 31, 2012 and the capitalization of new Polonia Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the 2007 Equity Incentive Plan or the proposed new equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We must sell a minimum of 1,301,563 shares to complete the offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto beginning at page F-1.

		Pro Forma Capitalization Based Upon the Sale of
	At March 31, 2012	Minimum of Offering Range 1,301,563 Shares at $8.00 per Share	Midpoint of Offering Range 1,531,250 Shares at $8.00 per Share	Maximum of Offering Range 1,760,938 Shares at $8.00 per Share	15% Above Maximum of Offering Range 2,025,078 Shares at $8.00 per Share
	(Dollars in thousands)
Deposits (1)	$203,175	$203,175	$203,175	$203,175	$203,175
Borrowings	25,946	25,946	25,946	25,946	25,946

Total deposits and borrowed funds	$229,121	$229,121	$229,121	$229,121	$229,121

Stockholders’ equity:
Preferred Stock:
1,000,000 shares, $0.01 par value per share authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:	33	23	27	31	35
100,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)
Additional paid-in capital	14,081	22,994	24,781	26,569	28,625
Retained earnings (2)	15,476	15,476	15,476	15,476	15,476
Mutual holding company capital consolidation	—	102	102	102	102
Accumulated Other Comprehensive Income	360	360	360	360	360
Less:
Treasury Stock	(1,275)	(1,275)	(1,275)	(1,275)	(1,275)
Common Stock acquired by employee stock ownership plan (4)	(842)	(1,545)	(1,669)	(1,793)	(1,936)
Common Stock acquired by equity incentive plan (5)	—	(352)	(414)	(476)	(548)

Total stockholders’ equity	$27,833	$35,783	$37,388	$38,994	$40,839

Total stockholders’ equity as a percentage of total assets	10.71%	13.36%	13.87%	14.38%	14.96%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Reflects total issued and outstanding shares of 2,258,302, 2,656,825, 3,055,349 and 3,513,651 at the minimum, midpoint, maximum, and 15% above the maximum of the offering range, respectively.
(3)	Retained earnings are restricted by applicable regulatory capital requirements.
(4)	Assumes that 6.75% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from new Polonia Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from new Polonia Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of new Polonia Bancorp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)	Assumes the purchase in the open market at $8.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 3.38% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Equity Plans—Future Equity Incentive Plan.”

REGULATORY CAPITAL COMPLIANCE

At March 31, 2012, Polonia Bank exceeded all regulatory capital requirements and was considered a “well-capitalized” bank. The following table presents Polonia Bank’s capital position relative to its regulatory capital requirements at March 31, 2012, on a historical and a pro forma basis. The table reflects receipt by Polonia Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of the Comptroller of the Currency. For a discussion of the capital standards applicable to Polonia Bank, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at March 31, 2012
	Historical at March 31, 2012		Minimum of Offering Range 1,301,563 Shares at $8.00 per Share		Midpoint of Offering Range 1,531,250 Shares at $8.00 per Share		Maximum of Offering Range 1,760,938 Shares at $8.00 per Share		15% Above Maximum of Offering Range 2,025,078 Shares at $8.00 per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity under generally accepted accounting principles	$27,552	10.62%	$31,050	11.75%	$31,760	11.98%	$32,470	12.20%	$33,285	12.46%

Core capital:
Actual	$27,192	10.49%	$30,690	11.63%	$31,400	11.86%	$32,110	12.09%	$32,925	12.35%
Requirement	10,373	4.00	10,551	4.00	10,587	4.00	10,623	4.00	10,664	4.00

Excess	$16,819	6.49%	$20,139	7.63%	$20,813	7.86%	$21,487	8.09%	$22,261	8.35%

Tier 1 risk-based capital:
Actual (2)	$27,192	20.86%	$30,690	23.38%	$31,400	23.89%	$32,110	24.40%	$32,925	24.98%
Requirement	5,214	4.00	5,250	4.00	5,257	4.00	5,264	4.00	5,272	4.00

Excess	$21,978	16.86%	$25,440	19.38%	$26,143	19.89%	$26,846	20.40%	$27,653	20.98%

Total risk-based capital:
Actual (2)	$28,338	21.74%	$31,836	24.26%	$32,546	24.76%	$33,256	25.27%	$34,071	25.85%
Requirement	10,428	8.00	10,500	8.00	10,514	8.00	10,528	8.00	10,545	8.00

Excess	$17,910	13.74%	$21,336	16.26%	$22,032	16.76%	$22,728	17.27%	$23,526	17.85%

Reconciliation of capital contributed to Polonia Bank:			$102		$102		$102		$102
Net Proceeds contributed to Polonia Bank			4,451		5,347		6,243		7,273
Less common stock acquired by ESOP			(703)		(827)		(951)		(1,094)
Less common stock acquired by equity incentive plan			(352)		(414)		(476)		(548)

Pro forma increase in GAAP and regulatory capital			$3,498		$4,208		$4,918		$5,733

(1)	Core capital levels are shown as a percentage of adjusted total assets of $259.3 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $130.4 million.
(2)	Pro forma amounts and percentages include capital contributed to Polonia Bank from the offering and assume net proceeds are invested in assets that carry a 20% risk-weighting.

PRO FORMA DATA

The following tables illustrate the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions, although actual expenses may vary from these estimates:

•	50% of the shares of common stock will be sold in the subscription and community offerings and 50% of the shares will be sold in an extended community offering;

•

Our employee stock ownership plan will purchase a number of shares equal to 6.75% of the shares sold in the offering with a loan from new Polonia Bancorp that will be repaid in equal installments over 15 years;

•

Sandler O’Neill & Partners, L.P. will receive a marketing agent fee of $150,000 and will be reimbursed for all reasonable out of pocket expenses, including attorney’s fees, up to a maximum of $100,000, and will receive a records management fee of $10,000 and reasonable out of pocket expenses estimated to be $25,000;

•	The sales commission for shares sold in the extended community offering will be equal to 5.0% of the actual purchase price of each share sold in the extended community offering; and

•	Total expenses of the offering, excluding selling agent fees and expenses, will be approximately $965,000.

Pro forma net income for the three months ended March 31, 2012 and the year ended December 31, 2011 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 1.04%, which represents the rate of the five-year United States Treasury security at March 31, 2012 and the year ended December 31, 2011. We believe that the rate of the five-year United States Treasury security represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Federal Reserve Board regulations.

A pro forma after-tax return of 0.62% is used for the three months ended March 31, 2012 and the year ended December 31, 2011, after giving effect to a combined federal and state income tax rate of 40.0%. The actual rate experienced by new Polonia Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

Since funds on deposit at Polonia Bank may be withdrawn to purchase shares of common stock, those funds will not result in the receipt of new funds for investment. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Polonia Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which is based on old Polonia Bancorp’s stockholders’ equity at March 31, 2012 and the year ended December 31, 2011 and net income for the three months ended March 31, 2012 and the year ended December 31, 2011, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

At or For the Three Months Ended March 31, 2012

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	1,301,563 Shares at $8.00 per Share	1,531,250 Shares at $8.00 per Share	1,760,938 Shares at $8.00 per Share	2,025,078 Shares at $8.00 per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$10,413	$12,250	$14,088	$16,201
Plus: shares issued in exchange for shares of old Polonia Bancorp	7,653	9,005	10,355	11,908

Pro forma market capitalization	$18,066	$21,255	$24,443	$28,109

Gross proceeds	$10,413	$12,250	$14,088	$16,201
Less: estimated expenses	(1,510)	(1,556)	(1,602)	(1,655)

Estimated net proceeds	8,903	10,694	12,486	14,546
Less: common stock acquired by employee stock ownership plan (1)	(703)	(827)	(951)	(1,094)
Less: common stock to be acquired by equity incentive plan (2)	(352)	(414)	(476)	(548)
Assets acquired from mutual holding company	102	102	102	102

Net proceeds	$7,950	$9,555	$11,161	$13,006

Pro Forma Net Income:
Pro forma net income:
Historical	$76	$76	$76	$76
Pro forma income on net proceeds	12	15	17	20
Pro forma income on assets from mutual holding company	—	—	—	—
Less: pro forma employee stock ownership plan expense (1)	(7)	(8)	(10)	(11)
Less: pro forma restricted stock award expense (2)	(11)	(13)	(14)	(17)
Less: pro forma stock option expense (3)	(13)	(16)	(18)	(21)

Pro forma net income	$57	$54	$51	$47

Pro forma net income per share:
Historical	$0.03	$0.03	$0.02	$0.02
Pro forma income on net proceeds	0.01	0.01	0.01	0.01
Less: pro forma employee stock ownership plan expense (1)	0.00	0.00	0.00	0.00
Less: pro forma restricted stock award expense (2)	0.00	0.00	0.00	0.00
Less: pro forma stock option expense (3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.03	$0.03	$0.02	$0.02

Offering price as a multiple of pro forma net income per share	66.67	66.67	100.00	100.00
Number of shares used to calculate pro forma net income per share (4)	2,171,910	2,555,189	2,938,467	3,379,236
Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$27,833	$27,833	$27,833	$27,833
Assets received from mutual holding company	102	102	102	102
Estimated net proceeds	8,903	10,694	12,486	14,546
Less: common stock acquired by employee stock ownership plan (1)	(703)	(827)	(951)	(1,094)
Less: common stock to be acquired by equity incentive plan (2)	(352)	(414)	(476)	(548)

Pro forma stockholders’ equity	$35,783	$37,388	$38,994	$40,839

Pro forma stockholders’ equity per share:
Historical	$12.32	$10.48	$9.11	$7.92
Assets received from mutual holding company	0.05	0.04	0.03	0.03
Estimated net proceeds	3.94	4.02	4.09	4.14
Less: common stock acquired by employee stock ownership plan (1)	(0.31)	(0.31)	(0.31)	(0.31)
Less: common stock to be acquired by equity incentive plan (2)	(0.16)	(0.16)	(0.16)	(0.16)

Pro forma stockholders’ equity per share	$15.84	$14.07	$12.76	$11.62

Offering price as a percentage of pro forma stockholders’ equity per share	50.51%	56.86%	62.70%	68.85%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	2,258,302	2,656,825	3,055,349	3,513,651

At or For the Year Ended December 31, 2011

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	1,301,563 Shares at $8.00 per Share	1,531,250 Shares at $8.00 per Share	1,760,938 Shares at $8.00 per Share	2,025,078 Shares at $8.00 per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$10,413	$12,250	$14,088	$16,201
Plus: shares issued in exchange for shares of old Polonia Bancorp	7,653	9,005	10,355	11,908

Pro forma market capitalization	18,066	21,255	24,443	28,109

Gross proceeds	$10,413	$12,250	$14,088	$16,201
Less: estimated expenses	(1,510)	(1,556)	(1,602)	(1,655)

Estimated net proceeds	8,903	10,694	12,486	14,546
Less: common stock acquired by employee stock ownership plan (1)	(703)	(827)	(951)	(1,094)
Less: common stock to be acquired by equity incentive plan (2)	(352)	(414)	(476)	(548)
Assets acquired from mutual holding company	102	102	102	102

Net proceeds	$7,950	$9,555	$11,161	$13,006

Pro Forma Net Income:
Pro forma net income:
Historical	$399	$399	$399	$399
Pro forma income on net proceeds	49	59	69	81
Pro forma income on assets from mutual holding company	1	1	1	1
Less: pro forma employee stock ownership plan expense (1)	(28)	(33)	(38)	(44)
Less: pro forma restricted stock award expense (2)	(42)	(50)	(57)	(66)
Less: pro forma stock option expense (3)	(53)	(62)	(72)	(82)

Pro forma net income	$326	$314	$302	$289

Pro forma net income per share:
Historical	$0.18	$0.15	$0.13	$0.11
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Less: pro forma employee stock ownership plan expense (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock option expense (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.15	$0.12	$0.10	$0.08

Offering price as a multiple of pro forma net income per share	55.33x	66.67x	80.00x	100.00x
Number of shares used to calculate pro forma net income per share (4)	2,176,303	2,560,357	2,994,410	3,386,071
Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$27,638	$27,638	$27,638	$27,638
Assets received from mutual holding company	102	102	102	102
Estimated net proceeds	8,903	10,694	12,486	14,546
Less: common stock acquired by employee stock ownership plan (1)	(703)	(827)	(951)	(1,094)
Less: common stock to be acquired by equity incentive plan (2)	(352)	(414)	(476)	(548)

Pro forma stockholders’ equity	$35,588	$37,193	$38,799	$40,644

Pro forma stockholders’ equity per share:
Historical	$12.24	$10.40	$9.05	$7.87
Assets received from mutual holding company	0.05	0.04	0.03	0.03
Estimated net proceeds	3.94	4.03	4.09	4.14
Less: common stock acquired by employee stock ownership plan (1)	(0.31)	(0.31)	(0.31)	(0.31)
Less: common stock to be acquired by equity incentive plan (2)	(0.16)	(0.16)	(0.16)	(0.16)

Pro forma stockholders’ equity per share	$15.76	$14.00	$12.70	$11.57

Offering price as a percentage of pro forma stockholders’ equity per share	50.76%	57.14%	62.99%	69.14%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	2,258,302	2,656,825	3,055,349	3,513,651

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 6.75% of the shares sold in the offering (87,856, 103,359, 118,863 and 136,693 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by new Polonia Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, which will be fixed at the time of the offering and be for a term of 15 years. Polonia Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares 1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $8.00 per share purchase price. If the average market value per share is greater than $8.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that new Polonia Bancorp will purchase in the open market a number of shares of common stock equal to 3.38% of the shares sold in the offering (43,993, 51,756, 59,520 and 68,448 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at new Polonia Bancorp or with dividends paid to new Polonia Bancorp by Polonia Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $8.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by up to approximately 1.9%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of new Polonia Bancorp common stock was $8.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is greater than $8.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)

The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 8.44% of the number of shares sold in the offering (109,852, 129,238, 148,623 and 170,917 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Compensation cost relating to share-based payment transactions will be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. For purposes of this table, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $2.68 per option using the Black-Scholes option pricing model with the following assumptions: exercise price, $8.00; trading price on date of grant, $8.00; dividend yield, 0%; expected life, 10 years; expected volatility, 19.79%; and risk-free interest rate, 2.23%. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over the vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 40.0%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $8.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by up to approximately 4.6%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the number of shares sold in the offering less the number of shares purchased by the employee stock ownership plan not committed to be released within the one year period following the offering as adjusted to effect a weighted average over the period. The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of old Polonia Bancorp common stock held by persons other than Polonia MHC. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering. Earnings per share calculations for the three months ended March 31, 2012 and the year ended December 31, 2011 assume shares issued and outstanding of 2,258,302, 2,656,825, 3,055,349, 3,513,651 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, less the number of shares purchased by the employee stock ownership plan (87,856, 103,359, 118,863, 136,693 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), excluding those that are released based on a straight line basis over a 15-year period (1,464, 1,723, 1,981, 2,278 shares for the three months ended March 31, 2012 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) and (5,857, 6,891, 7,924, 9,113 shares for the year ended December 31, 2011 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), resulting in employee stock ownership plan shares that have not been committed to be released during the period of 86,392, 101,636, 116,882, 134,415 for the three months ended at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and 81,999, 96,468, 110,939, 127,580 for the year ended December 31, 2011 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

OUR BUSINESS

General

We are headquartered in Huntingdon Valley, Pennsylvania and operate as a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within our market areas. Polonia Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate one- to four-family real estate and to a much lesser extent, multi-family and nonresidential real estate loans and home equity and consumer loans which we primarily hold for investment. Polonia Bank also maintains an investment portfolio. Polonia Bank’s primary federal regulator is the Office of the Comptroller of the Currency. Polonia Bank has recently adopted a plan to convert its charter from a federal savings bank to a Pennsylvania-chartered bank. Subject to regulatory approval, Polonia Bank expects to complete the charter conversion in the first or second quarter of 2013. The charter conversion will not affect Polonia Bank’s business and will have no impact on the loan or deposit accounts of Polonia Bank’s customers. The FDIC, through the Deposit Insurance Fund, insures the Bank’s deposit accounts up to the applicable legal limits. Polonia Bank is a member of the Federal Home Loan Bank (“FHLB”) of Pittsburgh.

Old Polonia Bancorp was organized as a federal corporation at the direction of Polonia Bank in connection with the reorganization of the Bank from the mutual form of organization to the mutual holding company form of organization. The reorganization was completed on January 11, 2007. As a result of the reorganization, old Polonia Bancorp’s business activities are the ownership of the outstanding capital stock of Polonia Bank. Old Polonia Bancorp neither owns nor leases any property, but instead uses the premises, equipment and other property of Polonia Bank and pays appropriate rental fees, as required by applicable law and regulations. Accordingly, the information set forth in this prospectus, including the consolidated financial statements and related financial data, relates primarily to Polonia Bank. As a federally chartered savings and loan holding company, old Polonia Bancorp is subject to the regulation of the Federal Reserve Board.

Polonia Bank’s website address is www.poloniabank.com. Information on our website should not be considered a part of this prospectus.

Market Areas

We are headquartered in Huntingdon Valley, Pennsylvania, which is located in the northwest suburban area of metropolitan Philadelphia and is situated between Montgomery and Bucks Counties. In addition to our main office in Montgomery County, we operate from six additional locations in Philadelphia County. We generate deposits through our seven offices and conduct lending activities throughout the Greater Philadelphia metropolitan area, as well as in southeastern Pennsylvania and southern New Jersey. The Philadelphia metropolitan area is the fifth largest in the United States (based on United States Census data for 2010) with an estimated population of 6.0 million. The city of Philadelphia is the fifth most populous city in the United States and the largest in population and area in the Commonwealth of Pennsylvania.

The Greater Philadelphia metropolitan area’s economy is heavily based upon manufacturing, refining, food and financial services. The city is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance companies CIGNA and Lincoln Financial Group; energy company Sunoco; food services company Aramark; paper and packaging company Crown Holdings Incorporated; diversified producer Rohm and Haas Company; the pharmaceutical company Glaxo SmithKline; the helicopter division of Boeing Co.; and automotive parts retailer Pep Boys. The city is also home to many universities and colleges.

Demographic and economic growth trends provide key insight into the health of our market area. The following table sets forth information regarding certain demographic information for the counties in our market area and the United States. The demographic information is based on published statistics of the U.S. Census Bureau and the U.S. Bureau of Labor Statistics.

	Bucks County	Montgomery County	Philadelphia County	United States
Unemployment rate (1)	7.4%	7.0%	10.7%	9.3%
Median household income (2)	$78,790	$80,500	$41,221	$54,442
Population growth (decline) (3)	5.4%	4.8%	(5.1)%	10.6%

(1)	For June 2011
(2)	For 2010 (Source: ESRI)
(3)	From 2000 to July 2010

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2012, we held less than 1% of the deposits in the Philadelphia metropolitan area. In addition, banks owned by large bank holding companies such as PNC Financial Services Group, Inc., Wells Fargo & Company, TD Bank and Citizens Financial Group, Inc. also operate in our market areas. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market areas and, to a lesser extent, from other financial service providers such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to market entry, allowed banks and other lenders to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our future growth.

Lending Activities

General. Our loan portfolio consists primarily of one- to four-family residential real estate loans. To a much lesser extent, our loan portfolio includes multi-family and nonresidential real estate loans, home equity loans, commercial loans and consumer loans. We originate loans primarily for investment purposes. Currently, we only offer fixed-rate mortgage products.

One- to Four-Family Residential Real Estate Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes. We offer fixed-rate mortgage loans with terms up to 30 years. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. We also originate Federal Housing Administration (FHA) insured loan products. New loans are originated through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. FHA loans have mortgage insurance provided by the federal government. FHA loans are made up to 96.5% of the lesser of the appraised value or purchase price and are originated and underwritten manually according to private investor and FHA guidelines. Historically, we have offered FHA loans on a limited basis to accommodate customers who may not qualify for a conventional mortgage loan. FHA loans are originated by Polonia Bank with the intention of selling the loans on a flow basis to the U.S. Department of Housing and Urban Development (“HUD”) and other private investors with servicing released. Generally, FHA loans are sold with recourse. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the borrower. This repurchase obligation triggered by the default of the underlying borrower for the FHA loans that we sell usually expires 90-120 days from the date the loans are sold.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 80% at the time the loan is originated. Conventional loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. All borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone, before closing the loan. Generally, all loans are subject to the same stringent underwriting standards with the intention to hold in portfolio. In addition to the FHA loans that we sell, we occasionally sell loans to (1) limit the Bank’s exposure to a single borrower or (2) in specific circumstances to manage the interest rate risk. All loans subject to sale are identified at the time of origination. Our online loans division generates loans through the Internet with rates that are generally lower than those that we offer at Polonia Bank. These loans are generated for sale to the FHLB of Pittsburgh through its Mortgage Partnership Finance program. During the year ended December 31, 2011, we generated $20.9 million in online loans for sale to the FHLB of Pittsburgh.

Multi-Family and Nonresidential Real Estate Loans. On a limited basis, we offer fixed-rate mortgage loans secured by multi-family and nonresidential real estate. Our multi-family and nonresidential real estate loans are generally secured by apartment buildings, small office buildings and owner-occupied properties. In addition to originating these loans, we also participate in loans with other financial institutions located primarily in the Commonwealth of Pennsylvania. Such participations include adjustable-rate mortgage loans originated by other institutions.

We originate fixed-rate multi-family and nonresidential real estate loans with terms up to 30 years. These loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value at the time the loan is originated.

Commercial Loans. Although we have not historically originated commercial business loans and have no plans to do so in the near future, we acquired commercial business loans with a fair value of $117,000 as of March 31, 2012 as a result of the Earthstar Bank acquisition.

Home Equity Loans and Lines of Credit. We currently offer home equity loans with fixed interest rates for terms up to 15 years and maximum combined loan to value ratios of 80%. We offer loans with adjustable interest rates tied to a market index in our market area.

Consumer Loans. We currently offer consumer loans in the form of loans secured by savings accounts or time deposits.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We offer consumer loans secured by deposit accounts with fixed interest rates and terms up to five years.

Loan Underwriting Risks

Multi-Family and Nonresidential Real Estate Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we generally require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family and nonresidential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys are obtained when circumstances suggest the possibility of the presence of hazardous materials.

We underwrite all loan participations to our own underwriting standards. In addition, we also consider the financial strength and reputation of the lead lender. To monitor cash flows on loan participations, we require the lead lender to provide annual financial statements for the borrower. We also conduct an annual internal loan review for all loan participations.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s underlying business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We advertise in newspapers that are widely circulated in Montgomery, Bucks and Philadelphia Counties. Accordingly, when our rates are competitive, we attract loans from throughout Montgomery, Bucks and Philadelphia Counties. We occasionally purchase loans and participation interests in loans. Generally, all loans are subject to the same stringent underwriting standards with the intention to hold in portfolio. In addition to the FHA loans that we sell, we occasionally sell loans to (1) limit the Bank’s exposure to a single borrower or (2) in specific circumstances to manage the interest rate risk. All loans subject to sale are identified at the time of origination.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. A loan committee consisting of officers of Polonia Bank has authority to approve all conforming one- to four-family loans and education loans. Designated loan officers have the authority to approve savings account loans. All other loans, generally consisting of non-conforming one- to four-family loans, jumbo loans, commercial real estate and employee loans must be approved by the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of our stated capital and reserves. At March 31, 2012, our general regulatory limit on loans to one borrower was $4.2 million. At that date, our largest lending relationship was $2.0 million and was secured by two one- to four-family properties. These loans were performing in accordance with their original terms at March 31, 2012.

Loan Commitments. We issue commitments for fixed-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our mortgage loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, corporate securities, mortgage-backed securities, deposits at the FHLB of Pittsburgh and time deposits of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in mutual funds. We also are required to maintain an investment in FHLB of Pittsburgh stock. While we have the authority under applicable law to invest in derivative securities, our investment policy does not permit this investment. We had no investments in derivative securities at March 31, 2012.

At March 31, 2012 our investment portfolio totaled $72.1 million and consisted primarily of mortgage-backed securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy and appointment of the Asset/Liability and Investment Committee. Individual investment transactions are reviewed and ratified by our board of directors monthly.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of the Commonwealth of Pennsylvania. Deposits are attracted, by advertising and through our website, from within our market areas through the offering of a broad selection of deposit instruments, including noninterest-bearing demand accounts (such as checking accounts), interest-bearing accounts

(such as NOW and money market accounts), regular savings accounts and time deposits. Generally, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be in the middle to high-end of the market for rates on all types of deposit products.

Borrowings. We utilize advances from the FHLB of Pittsburgh to supplement our supply of funds for lending and investment. The FHLB functions as a central reserve bank providing credit for its member financial institutions. As a member, we are required to own capital stock in the FHLB and are authorized to apply for advances on the security of such stock and certain of our whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the FHLB’s assessment of the institution’s creditworthiness.

Properties

We conduct our business through our main office and six branch offices in Montgomery and Philadelphia counties, Pennsylvania. We currently own all of our branch offices and of the three former Earthstar Bank branches continuing as branches of Polonia Bank, we expect to own two and lease one.

Personnel

As of March 31, 2012, we had 56 full-time employees and 7 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens and contracts, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Polonia Bank has two wholly-owned subsidiaries, PBMHC Company (“PBMHC”), a Delaware corporation, and Community Abstract Agency LLC, a Pennsylvania limited liability company. PBMHC was formed in 1997 to hold certain assets and conduct certain investment activities of Polonia Bank. Community Abstract Agency LLC was formed in 1999 to provide title insurance services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated balance sheets as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended and the unaudited consolidated interim financial statements as of March 31, 2012 and 2011 and for the three months periods then ended, that appear at end of this prospectus.

Overview

FDIC-Assisted Acquisition. On December 10, 2010, Polonia Bank acquired certain assets and assumed certain liabilities of Earthstar Bank from the FDIC, as receiver of Earthstar Bank. Earthstar Bank operated four community banking branches within Chester and Philadelphia counties, Pennsylvania. Polonia Bank’s bid to purchase Earthstar Bank included the purchase of certain Earthstar assets at a discount of $7.0 million in exchange for assuming certain Earthstar Bank deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid Polonia Bank $30.5 million ($30.8 million less a settlement of approximately $324,000), resulting in a pre-tax gain of $4.6 million. No cash or other consideration was paid by Polonia Bank. Polonia Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse Polonia Bank for 80 percent of net losses on covered assets during the term of the agreements.

Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses on covered assets. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on nonresidential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. The loss sharing agreements includes clawback provisions should losses not meet the specified thresholds and other conditions not be met. As a result of the loss sharing agreements with the FDIC, Polonia Bank recorded an indemnification asset, net of estimated clawback provisions, of $5.4 million at the time of acquisition. For additional information regarding the FDIC indemnification asset See Note 1 “Summary of Significant Accounting Policies – FDIC Indemnification Asset” in the consolidated financial statements included in this prospectus.

At March 31, 2012, covered loans were comprised of $13.8 million of one- to four-family mortgage loans, $10.5 million of multi-family and commercial real estate loans and $117,000 of commercial loans.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and securities, and interest expense, which is the interest that we pay on our deposits and FHLB borrowings. Other significant sources of pre-tax income are service charges on deposit accounts and other loan fees (including loan brokerage fees and late charges). In addition, we recognize income or losses from the sale of investments in years that we have such sales.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy and equipment expenses, marketing expenses and various other miscellaneous expenses.

Salaries and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance and other employee benefits.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.

Marketing expenses include expenses for advertisements, promotions, third-party marketing services and premium items.

FDIC and regulatory assessments are a specified percentage of assessable deposits, depending on the risk characteristics of the institution. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the FDIC increased its assessment rates for 2009 and charged a special assessment to increase the balance of the insurance fund. Our special assessment amounted to $103,000. We also are assessed by our banking regulators.

Other expenses include expenses for supplies, telephone and postage, data processing, contributions and donations, director and committee fees, insurance and surety bond premiums and other fees and expenses.

Our Business Strategy

Our mission is to operate and grow a profitable, independent community-oriented financial institution serving primarily retail customers and small businesses in our market areas. The following are key elements of our business strategy:

•

Continuing our community-oriented focus. As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our market area. Our ability to succeed in our communities is enhanced by the stability of our senior management. We intend to continue to leverage these strengths in our markets for the purpose of originating new deposits and loans, particularly through our branch offices, while continuing to focus on profitability.

•

Implementing a controlled growth strategy to prudently increase profitability and enhance stockholder value. Our primary lending activity is the origination of one- to four-family mortgage loans secured by homes in our local market area. We intend to pursue a controlled growth strategy for the foreseeable future until the local economy materially improves. As a result, we anticipate moderate growth in our one- to four-family residential mortgage loan portfolio and in our investment securities portfolio. Accordingly, we expect that our weighted average yield on interest-earning assets will decrease in future periods because one- to four-family mortgage loans and investment securities generally yield less than nonresidential and multi-family real estate loans that were acquired in the Earthstar Bank acquisition. We believe our existing infrastructure and our recent branch acquisition, along with the capital we expect to raise in this offering, will enable us to originate new loans, subject to the foregoing strategy, both to replace existing loans as they are repaid and to prudently grow our loan portfolio.

•

Improve our funding mix by attracting lower cost core deposits. Core deposits (demand, money market and savings accounts) comprised 46.7% of our total deposits at March 31, 2012. We value core deposits because they represent longer-term customer relationships and a lower cost of funding compared to certificates of deposit.

•

Use conservative underwriting practices to maintain asset quality. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards that we believe are conservative. While the delinquencies in our loan portfolio have increased during the recent economic recession, non-performing, non-covered loans were 1.5% of our non-covered loan portfolio at March 31, 2012. Although we intend to continue our efforts to originate commercial real estate and business loans after the offering, we intend to continue our philosophy of managing loan exposures through our conservative approach to lending.

•

Increase our noninterest income through the expansion of our FHA lending activity. Historically, we have originated FHA loans on a limited basis in order to accommodate customers who may not qualify for a conventional mortgage loan. FHA loans have mortgage insurance provided by the federal government. The loans are up to 96.5% of the lesser of the appraised value or purchase price and are originated and underwritten manually according to private investor and FHA guidelines. We have recently expanded our FHA lending activities by hiring an experienced team of originators in an effort to increase noninterest income through gains on the sale of loans. Our FHA lending team has been expanded from two (2) to 10 employees. We originate FHA loans from within our market area with the intention of selling the loans on a flow basis to the U.S. Department of Housing and Urban Development (“HUD”) and other private investors with servicing released.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses, deferred income taxes and other-than-temporary impairment of securities.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover probable incurred credit losses in the loan portfolio at the statement of financial condition date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; the value of collateral; and the determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance on a quarterly basis and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would negatively affect earnings. For additional discussion, see note 6 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed by United States Generally Accepted Accounting Principles (U.S. GAAP). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Other-Than-Temporary Impairment of Securities. U.S. GAAP requires companies to perform periodic reviews of individual securities in their investment portfolios to determine whether a decline in the value of a security is other than temporary. Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, management’s intent and ability to hold the security for a period of time sufficient to allow for a recovery in market value and whether or not we intend to sell the security or whether it is more likely than not that we would be required to sell the security before its anticipated recovery in market value. Among the factors that are considered in determining management’s intent and ability is a review of our capital adequacy, interest rate risk position, and liquidity. The assessment of a security’s ability to recover any decline in market value, the ability of the issuer to meet contractual obligations, and management’s intent and ability requires considerable judgment. A decline in value that is considered to be other than temporary is recorded as a loss within noninterest income.

Fair value of assets acquired and liabilities assumed pursuant to business combination transactions. Assets acquired and liabilities assumed in business combinations are recorded at estimated fair value on their purchase date. Purchased loans acquired in a business combination, including covered loans, are recorded at estimated fair value with no carryover of the related allowance for loan and lease losses. In determining the estimated fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods, and net present value of cash flows expected to be received.

The estimated fair value of the FDIC indemnification asset is based on the net present value of expected future cash proceeds. See note 1 “Summary of Significant Accounting Policies—FDIC Indemnification Asset” in the consolidated financial statements included in this prospectus for more details. The discount rates used are derived from current market rates and reflect the level of inherent risk in the assets. The expected cash flows are determined based on contractual terms, expected performance, default timing assumptions, property appraisals and other factors.

The fair values of investment securities acquired in business combinations are generally based on quoted market prices, broker quotes, comprehensive interest rate tables or pricing matrices or a combination thereof.

The fair value of assumed liabilities in business combinations on their date of purchase is generally the amount payable by us necessary to completely satisfy the assumed obligation.

Financial Condition

Total assets at March 31, 2012 were $260.0 million, a decrease of $5.1 million, or 1.9%, from total assets of $265.1 million at December 31, 2011. The decrease in assets resulted primarily from a $8.3 million decrease in loans receivable and covered loans, partially offset by a $4.6 million increase in cash and cash equivalents. Total liabilities at March 31, 2012 were $232.1 million compared to $237.4 million at December 31, 2011, a decrease of $5.3 million, or 2.2%. The decrease in liabilities was primarily due to a $5.1 million decrease in FHLB advances-long-term. Total stockholders’ equity increased to $27.8 million at March 31, 2012 from $27.6 million at December 31, 2011, an increase of $195,000, or 0.7%, primarily as a result of our operating profit and an increase in fair value of available-for-sale securities.

Cash and cash equivalents increased to $22.0 million from $17.4 million during the three months ended March 31, 2012, an increase of $4.6 million, or 26.4%. The increase in cash and cash equivalents was attributable, in part, to the decrease in loans of $8.3 million, partially offset by the decline in FHLB advances - long-term of $5.1 million.

Investment securities available for sale decreased to $16.5 million from $17.3 million during the three months ended March 31, 2012, a decrease of $828,000, or 4.6%. The decrease in investment securities available for sale was attributable to payments received.

Investment securities held to maturity decreased to $55.6 million from $56.6 million during the three months ended March 31, 2012, a decrease of $958,000, or 1.8%. The decrease in investment securities held to maturity was attributable, in part, to $2.5 million in payments received, partially offset by the purchase of $1.6 million in mortgage backed securities.

Loans receivable decreased $8.3 million, or 5.4%, to $146.3 million at March 31, 2012, compared to $154.6 million at December 31, 2011. The size of our loan portfolio decreased during the three months ended March 31, 2012 primarily due to $7.8 million, net in loan repayments during the period.

Total deposits increased to $203.2 million from $203.0 million during the three months ended March 31, 2012, an increase of $159,000, or 0.1%. The increase in deposits is a result of competitively priced deposits.

FHLB advances long-term decreased $5.1 million, or 16.5%, to $25.9 at March 31, 2012 compared to $31.1 million at December 31, 2011. The decrease in FHLB advances — long term was the result of the maturity of $5.0 million in advances during the period.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31, 2012		At December 31,
			2011		2010		2009		2008		2007
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Real estate loans:
One- to four-family	$106,267	72.49%	$111,272	71.82%	$119,085	69.40%	$131,571	86.84%	$144,508	87.68%	$120,774	87.42%
Multi-family and commercial real estate	7,554	5.15	9,439	6.09	10,272	5.99	10,214	6.74	12,020	7.29	9,803	7.09
Home equity loans	2,883	1.97	2,818	1.82	2,918	1.70	3,372	2.23	4,172	2.53	4,343	3.14
Home equity lines of credit	1,699	1.16	1,767	1.14	2,023	1.18	3,036	2.00	1,361	0.83	980	0.71

Total real estate loans:	118,403	80.77	125,296	80.87	134,298	78.27	148,193	97.81	162,061	98.33	135,900	98.36
Consumer:
Education	2,804	1.91	2,885	1.86	3,179	1.85	3,281	2.17	2,690	1.63	2,170	1.57
Other consumer	973	0.66	1,032	0.67	1,300	0.76	33	0.02	60	0.04	90	0.07

Total consumer loans	3,777	2.57	3,917	2.53	4,479	2.61	3,314	2.19	2,750	1.67	2,260	1.64

Total loans excluding covered loans	122,180	83.34	129,313	83.40	138,777	80.88	151,507	100.00	164,811	100.00	138,160	100.00
Covered loans	24,417	16.66	25,708	16.60	32,808	19.12	—	—	—	—	—	—

Total loans	146,597	100.00%	154,921	100.00%	171,585	100.00%	151,507	100.00%	164,811	100.00%	138,160	100.00%

Net deferred loan fees	(280)		(290)		(278)		(215)		(194)		(149)
Allowance for loan losses on non-covered loans	(1,073)		(1,206)		(834)		(1,115)		(858)		(731)
Allowance for loan losses on covered loans	(73)		(73)		—		—		—		—

Loans, net	$145,171		$153,352		$170,473		$150,177		$163,759		$137,280

Loan Maturity

The following table sets forth certain information at March 31, 2012 and December 31, 2011 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	One Year or Less	More than one year to five years	More than five years	Total
	(In thousands)
At March 31, 2012
One- to four-family residential real estate	$93	$2,185	$103,989	$106,267
Multi-family and commercial real estate	313	901	6,340	7,554
Home equity and lines of credit	1,287	434	2,861	4,582
Consumer	1,342	521	1,914	3,777
Covered loans	2,071	3,950	18,396	24,417

Total	$5,106	$7,991	$133,500	$146,597

At December 31, 2011
One- to four-family residential real estate	$66	$2,207	$108,999	$111,272
Multi-family and commercial real estate	306	925	8,208	9,439
Home equity and lines of credit	1,298	459	2,828	4,585
Consumer	1,390	536	1,991	3,917
Covered loans	2,352	3,891	19,465	25,708

Total	$5,412	$8,018	$141,491	$154,921

The following table sets forth the dollar amount of all loans at March 31, 2012 and December 31, 2011 that are due after March 31, 2013 and December 31, 2012, respectively, and that have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed-rates	Floating or Adjustable Rates	Total
	(In thousands)
At March 31, 2012
One- to four-family residential real estate	$106,174	$—	$106,174
Multi-family and commercial real estate	7,241	—	7,241
Home equity and lines of credit	1,596	1,699	3,295
Consumer	2,435	—	2,435
Covered loans	8,908	13,438	22,346

Total	$126,354	$15,137	$141,491

At December 31, 2011
One- to four-family residential real estate	$111,206	$—	$111,206
Multi-family and commercial real estate	9,133	—	9,133
Home equity and lines of credit	1,520	1,767	3,287
Consumer	2,527	—	2,527
Covered loans	9,543	13,813	23,356

Total	$133,929	$15,580	$149,509

Securities. The following table sets forth the amortized cost and fair values of our securities portfolio at the dates indicated.

	At March 31 2012		At December 31,
			2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(In thousands)
Securities available-for-sale:
Fannie Mae	$4,596	$4,946	$5,049	$5,413	$7,558	$7,999	$13,163	$13,719
Freddie Mac	198	212	226	243	1,062	1,116	2,763	2,906
Government National Mortgage Association	844	963	891	1,014	1,054	1,179	1,339	1,447
Collateralized mortgage obligations–government sponsored entities	3,364	3,389	3,750	3,811	6,237	6,245	86	87

Total mortgage-backed securities	9,002	9,510	9,916	10,481	15,911	16,539	17,351	18,159
Corporate securities	6,973	7,010	6,972	6,867	10,551	10,802	12,370	12,425

Total debt securities	15,975	16,520	16,888	17,348	26,462	27,341	29,721	30,584
Equity securities–financial services	—	—	—	—	19	9	19	18

Total	$15,975	$16,520	$16,888	$17,348	$26,481	$27,350	$29,740	$30,602

	At March 31 2012		At December 31,
			2011		2010		2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
			(In thousands)
Securities held-to-maturity:
Fannie Mae	$46,285	$48,339	$46,772	$48,763	$22,611	$22,563	$13,780	$13,641
Freddie Mac	9,354	9,785	9,825	10,229	3,516	3,512	—	—

Total mortgage-backed securities	$55,639	$58,124	$56,597	$58,992	$26,127	$26,075	$13,780	$13,641

At March 31, 2012 and December 31, 2011, we had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of our equity at those dates.

Federal law requires a member institution of the FHLB System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This stock is carried at cost and was $2.7 million at March 31, 2012. The FHLB of Pittsburgh had incurred losses in 2009 and for parts of 2010 due primarily to other-than-temporary impairment credit losses on its private-label mortgage-backed securities portfolio. These securities were the most affected by the extreme economic conditions in place during the previous several years. As a result, the FHLB of Pittsburgh had suspended the payment of dividends and limited the amount of excess capital stock repurchases. The FHLB of Pittsburgh has reported net income for both the fourth quarter and the year ended December 31, 2011 and has declared a 0.10% annualized dividend to its shareholders effective February 23, 2012. While the FHLB of Pittsburgh has not committed to regular dividend payments or future limited repurchases of excess capital stock, it will continue to monitor its overall financial performance in order to determine the status of limited repurchases of excess capital stock or dividends in the future. The FHLB of Pittsburgh is permitted to increase the amount of capital stock owned by a member company to 6.00% of a member’s advances, plus 1.50% of the unused borrowing capacity.

The following table sets forth the stated maturities and weighted average yields of securities at March 31, 2012. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Fannie Mae	$—	—%	$1,388	5.13%	$861	5.06%	$2,347	3.84%	$4,596	4.46%
Freddie Mac	—	—	—	—	198	4.96	—	—	198	4.96
Government National Mortgage Association securities	—	—	—	—	24	7.61	820	6.46	844	6.49
Collateralized mortgage obligations - Government-sponsered entities	424	2.56	—	—	285	2.70	2,655	3.18	3,364	3.06
Corporate securities	1,604	2.74	3,973	2.89	1,396	2.76	—	—	6,973	2.83

Total	$2,028	2.70%	$5,361	3.47%	$2,764	3.67%	$5,822	3.91%	$15,975	3.57%

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities held-to-maturity:
Fannie Mae	$—	—%	$—	—%	$11,172	3.13%	$35,113	3.19%	$46,285	3.18%
Freddie Mac	—	—%	—	—%	2,292	2.65%	7,062	3.54%	9,354	3.32%

Total	$—	—%	$—	—%	$13,464	3.05%	$42,175	3.25%	$55,639	3.20%

Deposits. Our primary source of funds is our deposit accounts, which are comprised of noninterest-bearing accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. These deposits are provided primarily by individuals who live or work within our market areas. We have not used brokered deposits as a source of funding. Deposits increased to $203.2 million from $203.0 million during the three months ended March 31, 2012 primarily as a result of competitively priced deposits. Deposits decreased $36.7 million, or 15.3% for the year ended December 31, 2011 primarily as a result of an asset reduction strategy.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31, 2012		At December 31,
			2011		2010		2009
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Noninterest-bearing accounts	$6,416	3.16%	$6,645	3.27%	$8,806	3.68%	$5,650	3.44%
Interest-bearing accounts	16,222	7.98	15,721	7.75	14,767	6.16	11,118	6.77
Money market	42,737	21.03	43,656	21.50	56,769	23.70	32,859	20.01
Savings accounts	29,516	14.53	30,235	14.89	29,523	12.32	29,088	17.71
Time deposits	108,284	53.30	106,759	52.59	129,840	54.14	85,492	52.07

Total	$203,175	100.00%	$203,016	100.00%	$239,706	100.00%	$164,207	100.00%

The following table indicates the amount of jumbo time deposits by time remaining until maturity as of March 31, 2012 and December 31, 2011. Jumbo time deposits require minimum deposits of $100,000.

Maturity Period	Time Deposits
(In thousands)
At March 31, 2012
3 Months or less	$11,404
Over 3 through 6 months	4,125
Over 6 through 12 months	9,720
Over 12 months	14,586

Total	$39,835

At December 31, 2011
3 Months or less	$4,069
Over 3 through 6 months	11,190
Over 6 through 12 months	7,224
Over 12 months	15,113

Total	$37,596

The following table sets forth our time deposits classified by rates at the dates indicated.

	At March 31,	At December 31,
	2012	2011	2010	2009
		(In thousands)
0.01 – 0.99%	$26,809	$26,804	$15,471	$—
1.00 – 1.99%	53,771	55,033	71,934	32,383
2.00 – 3.99%	21,695	17,524	21,859	26,129
4.00 – 5.99%	6,009	7,398	20,576	26,980

Total	$108,284	$106,759	$129,840	$85,492

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2012.

	Amount Due
	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Time Deposits
	(Dollars in thousands)
0.01 – 0.99%	$25,539	$1,270	$—	$—	$—	$26,809	24.76%
1.00 – 1.99%	28,104	8,053	4,355	611	12,648	53,771	49.66
2.00 – 3.99%	2,149	2,992	1,390	3,670	11,494	21,695	20.03
4.00 – 5.99%	4,699	1,310	—	—	—	6,009	5.55

Total	$60,491	$13,625	$5,745	$4,281	$24,142	$108,284	100.00%

The following table sets forth deposit activity for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31
	2012	2011	2011	2010	2009
	(In thousands)
Beginning balance	$203,016	$239,706	$239,706	$164,207	$164,586
Decrease before interest credited	(368)	(23,067)	(39,242)	(17,911)	(5,379)
Deposits acquired	—	—	—	90,577	—
Interest credited	527	673	2,552	2,833	5,000

Net increase (decrease) in deposits	159	(22,394)	(36,690)	75,499	(379)

Ending balance	$203,175	$217,312	$203,016	$239,706	$164,207

Borrowings. We utilize borrowings from the FHLB of Pittsburgh to supplement our supply of funds for loans and investments. All borrowings from the FHLB are secured by a blanket security agreement on qualifying residential mortgage loans, certain pledged investment securities and our investment in FHLB stock.

	Three Months Ended March 31,		At or For the Year Ended December 31,
	2012	2011	2011	2010	2009
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB advances	$26,043	$31,567	$36,473	$30,429	$26,474
Average advances outstanding during the period:
FHLB advances	$26,377	$27,398	$31,135	$28,757	$24,040
Weighted average interest rate during the period:
FHLB advances	2.84%	2.78%	2.62%	2.85%	3.17%
Balance outstanding at end of period:
FHLB advances	$25,946	$31,520	$31,091	$28,426	$26,474
Weighted average interest rate at end of period:
FHLB advances	2.82%	2.44%	2.62%	2.80%	2.97%

Comparison of Operating Results For The Three Months Ended March 31, 2012 and 2011

Overview. We recorded net income of $76,000 during the three months ended March 31, 2012, compared to a net loss of $6,000 during the three months ended March 31, 2011. The higher net income for the three month period ended March 31, 2012 was primarily due to higher noninterest income and lower noninterest expense, partially offset by lower net interest income and a higher provision for loan losses.

	Three Months Ended March 31,		% Change 2012/2011
	2012	2011
	(Dollars in thousands)
Net income	$76	$(6)	N/A
Return on average assets (annualized)	0.12%	(0.01)%	N/A
Return on average equity (annualized)	1.09	(0.09)	N/A
Average equity-to-assets ratio	10.73	9.57	12.12

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, nonaccrual loans are included in the average balances only. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	At March 31, 2012	Three Months Ended March 31,
		2012		2011
	Yield/ Cost	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	5.22%	$151,240	5.22%	$173,976	5.13%
Investment securities	3.28	72,805	3.20	71,837	3.17
Other interest-earning assets	0.03	17,273	0.05	24,676	0.07

Total interest-earning assets	4.22%	241,318	4.30%	270,489	4.20%
Noninterest-earning assets:		19,513		15,933
Allowance for Loan Losses		(1,267)		(792)

Total assets		$259,564		$285,630

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	0.70%	$15,989	0.68%	$13,121	0.62%
Money market deposits	0.62	43,299	0.62	55,561	0.66
Savings accounts	0.35	29,958	0.35	29,874	0.45
Time deposits	1.54	107,149	1.52	118,241	1.82

Total interest-bearing deposits	1.09%	196,395	1.08%	216,797	1.26%
FHLB advances—short-term	—	—	—	1,778	0.68
FHLB advances—long-term	2.82	26,377	2.84	27,398	2.83
Advances by borrowers for taxes and insurance	2.00	947	2.54	1,024	2.38

Total interest-bearing liabilities	1.30%	223,719	1.29%	246,997	1.43%
Noninterest-bearing liabilities:		7,987		11,309

Total liabilities		231,706		258,306
Retained earnings		27,858		27,324

Total liabilities and retained earnings		$259,564		$285,630

Interest rate spread			3.01%		2.77%

Net yield on interest-bearing assets			3.10%		2.89%

Ratio of average interest-earning assets to average interest-bearing liabilities			107.87%		109.51%

Our net interest rate spread increased to 3.01% for the three months ended March 31, 2012 from 2.77% for the same period in 2011. The primary reasons for the increase in our net interest spread for the three month period reflects a higher average yield earned on loans and investments securities and a lower average yield paid on all interest bearing deposits. Net interest income for the three months ended March 31, 2012 decreased $62,000 to $1.9 million, or 3.2% from $1.9 million during the same period last year. The primary reasons for the decrease in net interest income for the three month period reflects a lower average balance of loans partially offset by a lower average interest rate paid on money market accounts, savings accounts, and time deposits. The average balance of loans decreased during the three months ended March 31, 2012 due to increased payments and payoffs from the same period last year. Lower interest expense on deposits for the three months ended March 31, 2012 was due to a continuing decline in market interest rates. The increase in the average balance of investment securities during the three month period ended March 31, 2012 was due to the purchase of mortgage backed securities held to maturity.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011
	Increase (Decrease) Due to		Net
	Volume	Rate
	(In Thousands)
Interest and dividend income:
Loans receivable	$(497)	$264	$(233)
Investment securities	11	9	20
Other	(1)	(1)	(2)

Total interest-earning assets	(487)	272	(215)

Interest expense:
Interest-bearing demand deposits	5	2	7
Money market accounts	(18)	(5)	(23)
Savings accounts	—	(7)	(7)
Certificates of deposit	(45)	(78)	(123)

Total deposits	(59)	(87)	(146)
FHLB Advances—short-term	(3)	—	(3)
FHLB Advances—long-term	(11)	7	(4)
Advances by borrowers for taxes and insurance	(2)	2	—

Total interest-bearing liabilities	(74)	(79)	(153)

Change in net interest income	$(413)	$351	$(62)

Provision for Loan Losses. We recorded a provision for loan losses of $90,000 for the three months ended March 31, 2012 as compared to a provision for loan losses of $26,000 for the three months ended March 31, 2011. The provisions reflect management’s assessment of lending activities, increased non-performing loans, levels of current delinquencies and current economic conditions. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level believed by management sufficient to cover all known and inherent losses in the loan portfolio which are both probable and reasonably estimable. Management’s analysis includes consideration of our historical experience, the volume and type of lending conducted by us, the amount of our classified and criticized assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to our primary market area, and other factors related to the collectability of the our loan portfolio.

Noninterest Income. The following table shows the components of noninterest income for the three months ended March 31, 2012 and 2011.

	Three Months Ended March 31,
	2012	2011
	(Dollars in thousands)
Service fees on deposit accounts	$33	$30
Earnings on bank-owned life insurance	10	17
Gain on sale of loans, net	142	—
Rental income	73	73
Other	106	61

Total	$364	$181

The $183,000 increase in noninterest income during the three months ended March 31, 2012 as compared to the three months ended March 31, 2011 was primarily due to a $142,000 increase in gains on the sale of loans, and a $45,000 increase in other income primarily due to $46,000 in payments received on charged-off Earthstar loans, partially offset by a $7,000 decrease in earnings on bank-owned life insurance.

Noninterest Expense. The following table shows the components of noninterest expense for the three months ended March 31, 2012 and 2011.

	Three Months Ended March 31,
	2012	2011
	(Dollars in thousands)
Compensation and employee benefits	$1,163	$1,101
Occupancy and equipment	333	353
Federal deposit insurance premiums	74	92
Data processing expense	100	151
Professional fees	99	94
Other	254	305

Total	$2,023	$2,096

Total noninterest expense decreased $73,000, or 3.5%, to $2.0 million for the three months ended March 31, 2012 from the prior year period. The decrease in noninterest expense for the three months ended March 31, 2012 as compared to the prior year period was primarily the result of decreases of $51,000 in data processing expense, $51,000 in other expenses, $20,000 in occupancy and equipment expense and $18,000 in federal deposit insurance premiums, partially offset by an increase of $62,000 in compensation and employee benefits. The reduction in expenses from the prior year period are primarily related to reduced costs related to the Earthstar transaction, and the decrease in FDIC insurance premiums is also related to the reduction in the assessment calculation. The increase in compensation and employee benefits is related to the increase in staff and the hiring of branch management staff.

Income Taxes. We recorded tax expense of $43,000 for the three months ended March 31, 2012 compared to a tax benefit of $4,000 during the three months ended March 31, 2011. The increase in tax expenses resulted from the increase in our taxable operating profits.

Comparison of Results of Operations for the Years Ended December 31, 2011 and December 31, 2010

Overview. We recorded net income of $399,000 during the year ended December 31, 2011, compared to net income of $3.2 million during the year ended December 31, 2010. The lower net income for 2011 was primarily related to a $4.6 million decrease in acquisition related gains.

	Year Ended December 31,		% Change 2011/2010
	2011	2010
	(Dollars in thousands)
Net income	$399	$3,164	87.4%
Return on average assets	0.15%	1.44%	(89.6)
Return on average equity	1.44	13.00	(88.9)
Average equity-to-assets ratio	10.10	11.07	(8.8)

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, nonaccrual loans are included in the average balances only. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Years Ended December 31,
	2011			2010			2009
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$162,609	$8,947	5.50%	$146,779	$8,251	5.62%	$154,555	$8,772	5.68%
Investment securities	75,665	2,467	3.26	43,357	1,584	3.65	40,535	1,926	4.75
Other interest-earning assets	17,209	7	0.04	14,746	9	0.06	13,482	9	0.07

Total interest-earning assets	255,483	11,421	4.47%	204,882	9,844	4.80%	208,572	10,707	5.13%

Noninterest-earning assets	19,650			15,950			14,002
Allowance for Loan Losses	(1,249)			(936)			(1,035)

Total assets	$273,884			$219,896			$221,539

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$14,386	$83	0.58%	$11,189	$74	0.67%	$10,776	77	0.71%
Money market deposits	49,040	326	0.66	34,233	353	1.03	34,173	582	1.70
Savings accounts	30,155	127	0.42	29,497	149	0.51	31,809	237	0.75
Time deposits	112,634	2,016	1.79	82,549	2,257	2.73	91,166	3,313	3.63

Total interest-bearing deposits	206,215	2,552	1.24%	157,468	2,833	1.80%	167,924	4,209	2.51%
FHLB advances—short-term	1,628	11	0.68	—	—	—	77	1	1.30
FHLB advances—long-term	29,507	805	2.73	28,757	819	2.85	23,963	763	3.18
Advances by borrowers for taxes and insurance	902	21	2.33	1,022	23	2.25	1,254	27	2.15

Total interest-bearing liabilities	238,252	3,389	1.42%	187,247	3,675	1.96%	193,218	5,000	2.59%

Noninterest-bearing liabilities:	7,980			8,308			7,583

Total liabilities	246,232			195,555			200,801
Stockholders’ equity	27,652			24,341			20,738

Total liabilities and stockholders’ equity	$273,884			$219,896			$221,539

Net interest income		$8,032			$6,169			$5,707

Interest rate spread			3.05%			2.84%			2.55%

Net yield on interest-bearing assets			3.14%			3.01%			2.74%

Ratio of average interest-earning assets to average interest-bearing liabilities			107.23%			109.42%			107.95%

Our net interest rate spread increased to 3.05% for the year ended December 31, 2011 from 2.84% in 2010. Net interest income for the year ended December 31, 2011 increased $1.9 million, or 30.6 % to $8.0 million from $6.2 million in 2010. The primary reasons for the increase in net interest income for the twelve month period reflects a higher average balance of loans and investment securities primarily related to the acquisition of assets from the former Earthstar Bank, and a lower average interest rate paid on money market accounts, savings accounts, time deposits and FHLB advances. The average balance of loans increased during the year ended December 31, 2011 due to the increased balance of loans acquired from the former Earthstar Bank, increased loan originations from the same period last year offset by increased loan sales during the current period as compared to last year. Lower interest expense on deposits for the year ended December 31, 2011 was due to a continuing decline in market interest rates. The increase in the average balance of investment securities during the year ended December 31, 2011 was due to the purchase of investment securities held to maturity as well as the securities acquired from the former Earthstar Bank.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In Thousands)
Interest and dividend income:
Loans receivable	$874	$(178)	$696
Investment securities	1,069	(186)	883
Other	2	(4)	(2)

Total interest-earning assets	$1,945	$(368)	$1,577

Interest expense:
Interest-bearing demand deposits	$19	$(10)	$9
Money market accounts	123	(150)	(27)
Savings accounts	3	(25)	(22)
Certificates of deposit	677	(918)	(241)

Total deposits	822	(1,103)	(281)
FHLB Advances—short-term	11	—	11
FHLB Advances—long-term	21	(35)	(14)
Advances by borrowers for taxes and insurance	(3)	1	(2)

Total interest-bearing liabilities	$851	$(1,137)	$(286)

Change in net interest income	$1,094	$769	$1,863

Provision for Loan Losses. For the year ended December 31, 2011 we recorded a provision for loan losses of $440,000 as compared to a credit provision for loan losses of $115,000 for the year ended December 31, 2010.

The provisions for the loan portfolio reflect management’s assessment of lending activities, increased non-performing loans, levels of current delinquencies and current economic conditions. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level believed by management sufficient to cover all known and inherent losses in the loan portfolio which are both probable and reasonably estimable. Management’s analysis includes consideration of the our historical experience, the volume and type of lending conducted by us, the amount of our classified and criticized assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to our market area, and other factors related to the collectability of our loan portfolio.

An analysis of the changes in the allowance for loan losses is presented under “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. The following table shows the components of non interest income for the years ended December 31, 2011 and December 31, 2010.

	Years Ended December 31,
	2011	2010
	(In thousands)
Service fees on deposit accounts	$162	$86
Earnings on bank-owned life insurance	60	87
Investment securities gains, net	254	294
Gain on sale of loans, net	456	366
Rental income	303	288
Acquisition related gains	—	4,600
Other	228	389

Total	$1,463	$6,110

The $4.6 million decrease in noninterest income during the year ended December 31, 2011 as compared to the year ended December 31, 2010 was primarily due to a $4.6 million decrease in acquisition related gains, a $161,000 decrease in other noninterest income, and a $40,000 decrease in gains on the sale of investments, partially offset by a $76,000 increase in service fees on deposit accounts and a $90,000 increase on the gain on the sale of loans. The decrease in other noninterest income was partially due to a one-time fee in 2010 resulting from us serving as a potential funding facility for certain loans originated by another entity. This arrangement expired without any loans being funded.

Noninterest Expense. The following table shows the components of noninterest expense.

	Years Ended December 31,
	2011	2010
	(Dollars in thousands)
Compensation and employee benefits	$4,624	$3,656
Occupancy and equipment	1,355	1,030
Federal deposit insurance premiums	264	376
Data processing expense	556	287
Professional fees	375	354
Other	1,421	1,942

Total noninterest expense	$8,595	$7,645

Efficiency ratio	90.53%	62.26%

Total noninterest expense increased $950,000, or 12.4%, to $8.6 million for the year ended December 31, 2011 from the prior year period. The increase in noninterest expense for the year ended December 31, 2011 as compared to the prior year period was primarily the result of a $968,000 increase in compensation and employee benefits related to the acquisition of Earthstar Bank, a $325,000 increase in occupancy and equipment expense due to the operation of additional branches acquired in the Earthstar transaction, a $269,000 increase in data processing expense and conversion of the computer systems related to the Earthstar transaction, partially offset by a decrease of $521,000 in other expense. The decrease in other expense of $521,000 is comprised of a decrease of $817,000 in expenses related to our investment in a subsidiary set up to manage and dispose of foreclosed property, which completed the disposition of the properties held by this subsidiary in January 2011. This decrease was partially offset by an increase of $215,000 in other expense related to the Earthstar acquisition.

Income Taxes. We recorded tax expense of $61,000 for the year ended December 31, 2011 compared to tax expense of $1.6 million during the year ended December 31, 2010. The decrease of tax expenses resulted from the decrease in our taxable operating profits.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we encounter are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, we take a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a past due notice is generated and sent to the borrower and phone calls are made. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower. If payment is not received by the 60th day of delinquency, a further notification is sent to the borrowers giving notice of possible foreclosure actions. If no successful workout can be achieved by the 90th day of delinquency, we will commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 90 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the board of directors monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.

Analysis of Non-Performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our non-performing assets at the dates indicated. We did not have any accruing loans past due 90 days or more at the dates presented.

	At March 31, 2012	At December 31,
		2011	2010	2009	2008	2007
		(Dollars in thousands)
Non-accrual non-covered loans:
One- to four-family	$918	$964	$749	$1,169	$705	$179
Multi-family and commercial real estate	561	649	—	—	—	—
Home equity loans and lines of credit	55	55	47	1,532	—	—
Consumer	249	296	226	41	24	37

Total non-performing non-covered loans	1,783	1,964	1,022	2,742	729	216

Non-accrual covered loans:
One- to four-family	682	501	305	—	—	—
Multi-family and commercial real estate	70	179	179	—	—	—
Commercial	—	—	596	—	—	—

Total non-performing covered loans	752	680	1,080	—	—	—

Total non-performing loans	2,535	2,644	2,102	2,742	729	216

Real estate owned	352	83	314	—	—	—

Total non-performing assets	2,887	2,727	2,416	2,742	729	216
Troubled debt restructurings (1)	1,703	1,605	—	—	—	—

Troubled debt restructurings and total non-performing assets	$4,590	$4,332	$2,416	$2,742	$729	$216

Total non-performing loans to total loans	1.73%	1.71%	1.23%	1.81%	0.44%	0.16%
Total non-performing loans to total assets	0.98%	1.00%	0.70%	1.26%	0.33%	0.11%
Total non-performing assets and troubled debt restructurings to total assets	1.77%	1.63%	0.81%	1.26%	0.33%	0.11%

(1)	Troubled debt restructurings do not include troubled debt restructurings that remain on non-accrual status and are included in non-accrual loans above.

For a discussion of the specific allowance related to these assets, see “Analysis and Determination of the Allowance for Loan Losses—Allowance on Impaired Loans.”

Interest income that would have been recorded for the three months ended March 31, 2012 and the year ended December 31, 2011 had nonaccruing loans been current according to their original terms was $30,000 and $193,000, respectively.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as special mention, substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we allocate an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our non-covered classified assets at the dates indicated.

	At March 31, 2012	At December 31,
		2011	2010	2009
		(In thousands)
Special mention assets	$ —	$1,833	$2,775	$2,933
Substandard assets	5,334	5,024	1,623	2,742
Doubtful assets	—	—	—	—
Loss assets	—	—	—	—

Total classified assets	$5,334	$6,857	$4,398	$5,675

Other than as disclosed in the above tables, there are no other loans at March 31, 2012 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated. Loans past due 90 days or more are placed on non-accrual status.

	At March 31, 2012		At December 31,
			2011		2010		2009
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
			(In thousands)
One- to four-family real estate	$491	$ —	$888	$—	$390	$742	$348	$31
Multi-family and commercial real estate	—	804	—	719	21	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—	—
Consumer	44	6	73	16	70	26	75	7
Covered loans	230	486	705	99	2,202	123	—	—

Total	$765	$1,296	$1,666	$834	$2,683	$891	$423	$38

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. We establish an allowance on certain identified problem loans where the loan balance exceeds the fair market value, when collection of the full amount outstanding becomes improbable and when an accurate estimate of the loss can be documented.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not delinquent to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting our primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our allocating a portion of the allowance to the loan that was impaired.

The Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of the Comptroller of the Currency may require us to make additional provisions for loan losses based on judgments different from ours.

Our historical loss experience and qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in our loan portfolio and economy. In 2009, the loss factors were adjusted for each group of loans due to changes in the nature and volume of the loan portfolio, changes in the value of underlying collateral for collateral dependent loans to reflect current market conditions and our dependence on underlying collateral within the entire loan portfolio.

The following table sets forth the breakdown of the allowance for loan losses on non-covered loans by loan category at the dates indicated.

	At March 31,			At December 31,
	2012			2011			2010			2009			2008
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Non- Covered Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Non- Covered Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Non- Covered Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
				(Dollars in thousands)
Real estate loans:
One- to four-family	$529	49%	87%	$544	45%	86%	$520	62%	87%	$516	46%	87%	$501	58%	88%
Multi-family and commercial real estate	495	46	6	613	51	7	274	33	7	283	25	7	316	37	7
Home equity loans and lines of credit	28	3	4	28	2	4	24	3	4	299	27	4	28	3	3
Consumer	21	2	3	21	2	3	16	2	2	17	2	2	13	2	2

Total allowance for loan losses	$1,073	100%	100%	$1,206	100%	100%	$834	100%	100%	$1,115	100%	100%	$858	100%	100%

	At December 31,
	2007
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family	$443	60%	87%
Multi-family and commercial real estate	250	34	7
Home equity loans and lines of credit	27	4	4
Consumer	11	2	2

Total allowance for loan losses	$731	100%	100%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	March 31,			December 31,
	2012			2011			2010	2009	2008	2007
	Non-Covered Loans	Covered Loans	Totals	Non-Covered Loans	Covered Loans	Total
	(Dollars in thousands)
Allowance for losses on non-covered loans at beginning of period	$1,206	$73	$1,279	$834	$—	$834	$1,115	$858	$731	$695

Provision (credit) for loan losses on non-covered loans	90	—	90	367	73	440	(115)	252	85	31

Charge-offs:
One- to four-family	(223)	—	(223)	—	—	—	(170)	—	—	—
Multi-family and commercial real estate	—	—	—	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—	—

Total	(223)	—	(223)	1,201	73	1,274	(170)	—	—	—

Recoveries:
One- to four-family	—	—	—	5	—	5	4	5	42	5
Multi-family and commercial real estate	—	—	—	—	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—	—

Total	—	—	—	5	—	5	4	5	42	5

Net recoveries (charge-offs)	(223)	—	(223)	5	—	5	(166)	5	42	5

Allowance at end of period	$1,073	$73	$1,146	$1,206	$73	$1,279	$834	$1,115	$858	$731

Allowance to non-performing loans at the end of the period	60%	10%	45%	61%	11%	48%	40%	41%	118%	338%
Allowance to total loans outstanding at the end of the period	0.88%	0.30%	0.78%	0.93%	0.28%	0.83%	0.49%	0.74%	0.52%	0.53%
Net (charge-offs) recoveries to average loans outstanding during the period	N/A	N/A	(0.15)%	0.01%	0.00%	0.01%	(0.11)%	0.01%	(0.01)%	(0.01)%
Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, increases in interest rates will adversely affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and periodically selling fixed-rate mortgage loans and available-for-sale securities. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Asset/Liability Committee, which includes members of management and the board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use an interest rate sensitivity analysis prepared by the Office of the Comptroller of the Currency to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 and 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 200 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table, which is based on information that we provide to the Office of the Comptroller of the Currency, presents the change in our net portfolio value at March 31, 2012, that would occur in the event of an immediate change in interest rates based on assumptions, with no effect given to any steps that we might take to counteract that change.

	Estimated Net Portfolio Value			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change (bp)
	(Dollars in thousands)
300	$23,558	$(13,178)	(36.00)%	9.53%	(405)
200	30,507	(6,230)	(17.00)	11.89	(170)
100	35,004	(1,732)	(5.00)	13.24	(35)
0	36,737	—	—	13.58	—
(100)	37,101	364	1.00	13.53	(5)

The decrease in our net portfolio value shown in the preceding table that would occur reflects: (1) that a substantial portion of our interest-earning assets are fixed-rate residential loans and fixed-rate investment securities; and (2) the shorter duration of deposits, which reprice more frequently in response to changes in market interest rates.

The Office of the Comptroller of the Currency uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management and Capital Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At March 31, 2012, cash and cash equivalents totaled $22.0 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $16.5 million at March 31, 2012. In addition, at March 31, 2012, we had the ability to borrow a total of approximately $79.1 million from the FHLB of Pittsburgh. On March 31, 2012, we had $25.9 million of borrowings outstanding. Any growth of our loan portfolio may require us to borrow additional funds.

At March 31, 2012, we had $3.1 million in mortgage loan commitments outstanding, $5.4 million in unused lines of credit and $36,000 in a standby letter of credit. Time deposits due within one year of March 31, 2012 totaled $60.5 million, or 55.9% of time deposits. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other time deposits and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the time deposits due on or before March 31, 2013. We believe, however, based on past experience that a significant portion of our time deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and FHLB advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The Company is a separate entity from the Bank and must provide for its own liquidity. In addition to its operating expenses, the Company may utilize its cash position for the payment of dividends or to repurchase common stock, subject to applicable restrictions. The Company’s primary source of funds is dividends from the Bank. Payment of such dividends to the Company by the Bank is limited under federal law. The amount that can be paid in any calendar year, without prior regulatory approval, cannot exceed the retained net earnings (as defined) for the year plus the preceding two calendar years. The Company believes that such restriction will not have an impact on the Company’s ability to meet its ongoing cash obligations.

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2011, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments.

For the three months ended March 31, 2012 and the year ended December 31, 2011 we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial condition and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

OUR MANAGEMENT

Board of Directors

The board of directors of new Polonia Bancorp is comprised of six persons who are elected for terms of three years, one-third of whom will be elected annually. The directors of new Polonia Bancorp are the same individuals that comprise the boards of directors of old Polonia Bancorp and Polonia Bank. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Szuszczewicz who is the Chairman of the Board, President and Chief Executive Officer of new Polonia Bancorp, old Polonia Bancorp and Polonia Bank. Unless otherwise stated, each person has held his current occupation for the last five years. Ages presented are as of March 31, 2012.

The following directors have terms ending in 2013:

Dr. Eugene Andruczyk is the President of Clinical Research of Philadelphia, a medical research firm. Prior to January 2011, Dr. Andruczyk was a self-employed physician. Age 63. Director of Polonia Bank since 1995 and director of old Polonia Bancorp and Polonia MHC since their formation.

Dr. Andruczyk’s career in the medical research field and as a self-employed physician provides new Polonia Bancorp with organizational understanding and expertise. In addition, as an active member of the community, Dr. Andruczyk maintains contact with and is in touch with the local consumer environment.

Frank J. Byrne is the owner of a restaurant, Byrnes Tavern and Crabs, located in Philadelphia. Age 65. Director of Polonia Bank since 1995 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. Byrne brings significant business and management level experience from a setting outside of the financial services industry. In addition, through his business experience, Mr. Byrne has gained significant marketing knowledge, adding additional value to the Board.

The following directors have terms ending in 2014:

Timothy G. O’Shaughnessy began his tenure as the Chief Financial Officer for the Archdiocese of Philadelphia in April 2012. He served as the Chief Financial Officer for St. Joseph’s Preparatory High School in Philadelphia, Pennsylvania from August 2008 until April 2012. Prior to his tenure at St. Joseph’s, from January 1989 to April 2007 Mr. O’Shaughnessy was a group chief financial officer for Aramark Corporation. Age 48. Director of Polonia Bank since 2008 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. O’Shaughnessy provides expertise with regard to tax, financial and accounting matters. His experience as a chief financial officer provides him with the ability to read and understand financial statements.

Edward W. Lukiewski served as President of Polonia Bank from 1988 until 1995 and is currently retired. Age 87. Director of Polonia Bank since 1948 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. Lukiewski is valued by the Board for his executive management experience and knowledge of Polonia Bank’s business and history as well as financial industry issues.

The following directors have terms ending in 2015:

Anthony J. Szuszczewicz has been the Chairman of the Board, President and Chief Executive Officer of Polonia Bank, old Polonia Bancorp, Polonia MHC and new Polonia Bancorp since 1995, January 2007, January 2007 and August 2011, respectively. Age 71. Director of Polonia Bank since 1984 and director of old Polonia Bancorp and Polonia MHC since their formation.

Mr. Szuszczewicz’ extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which Polonia Bank conducts business affords the Board valuable insight regarding the business and operation of Polonia Bank. Mr. Szuszczewicz’ knowledge of old Polonia Bancorp’s and Polonia Bank’s business and history position him well to continue to serve as new Polonia Bancorp’s Chairman and Chief Executive Officer.

Robert J. Woltjen is the President and General Manager of Fairmount Pharmacy, Inc. Age 46. Director of Polonia Bank since 2006 and director of old Polonia Bancorp and Polonia MHC since their formation.

As a successful business executive, Mr. Woltjen has a knowledgeable skill set that positions him well to continue to serve as a director of new Polonia Bancorp.

Executive Officers

Our executive officers are elected annually by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers and will serve in the same positions following the conversion and the offering.

Name	Position
Anthony J. Szuszczewicz	Chairman, President and Chief Executive Officer of new Polonia Bancorp, old Polonia Bancorp, Polonia MHC and Polonia Bank
Paul D. Rutkowski	Chief Financial Officer and Corporate Secretary of new Polonia Bancorp, old Polonia Bancorp, Polonia MHC and Polonia Bank
Kenneth J. Maliszewski	Senior Vice President of new Polonia Bancorp, old Polonia Bancorp, Polonia MHC and Polonia Bank

Below is information regarding our executive officers who are not also directors. Ages are presented as of March 31, 2012.

Paul D. Rutkowski has served as Chief Financial Officer of Polonia Bank since 2005 and Corporate Secretary since 2006. Mr. Rutkowski served as Controller and Treasurer of Polonia Bank from 1992 to 2005. Mr. Rutkowski has served as Chief Financial Officer and Corporate Secretary of old Polonia Bancorp and Polonia MHC since their formation. Age 53.

Kenneth J. Maliszewski has served as Senior Vice President of Polonia Bank since 2005. Mr. Maliszewski previously served as Vice President of Polonia Bank from 1993 to 2005. Mr. Maliszewski has served as Senior Vice President of old Polonia Bancorp and Polonia MHC since their formation. Age 68.

Board Leadership Structure and Board’s Role in Risk Oversight

New Polonia Bancorp’s Board of Directors endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent oversight of management, including the Chief Executive Officer. However, the Board does not believe that mandating a particular structure, such as a separate Chairman and Chief Executive Officer, is necessary to achieve effective oversight. The Board of new Polonia Bancorp is currently comprised of six directors, five of whom are independent directors under the listing standards of the Nasdaq Stock Market. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors of new Polonia Bancorp, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. Accordingly, separating the offices of Chairman and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director of new Polonia Bancorp. The Board does not currently have a lead director.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. Management is responsible for the day-to-day management of risks new Polonia Bancorp faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and the risks facing new Polonia Bancorp. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of new Polonia Bancorp’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Meetings and Committees of the Board of Directors

Old Polonia Bancorp and Polonia Bank conduct business through meetings and activities of their boards of directors and their committees. During the year ended December 31, 2011, the board of directors of old Polonia Bancorp and the board of directors of Polonia Bank each held 12 meetings. No director attended fewer than 75% of the aggregate total meetings of old Polonia Bancorp’s and Polonia Bank’s respective board of directors and the committees on which such director served during the year ended December 31, 2011.

Old Polonia Bancorp and Polonia Bank each currently maintain an audit committee, a compensation committee and a nominating and governance committee. In connection with the completion of the conversion and offering, new Polonia Bancorp will establish an audit committee, a compensation committee and a nominating and governance committee. Such committees will operate in accordance with written charters approved by the board of directors.

The following table identifies old Polonia Bancorp’s standing committees and their members at December 31, 2011.

Director	Audit Committee		Compensation Committee		Nominating and Governance Committee
Dr. Eugene Andruczyk	X	*	X		X
Frank J. Byrne	X		X	*	X
Edward W. Lukiewski	X		X		X
Timothy G. O’Shaughnessy	X		X		X
Anthony J. Szuszczewicz			X		X	*
Robert J. Woltjen	X		X		X
Number of Meetings in 2011	4		1		1

*	Denotes Chairperson

Audit Committee. The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The committee also receives and reviews all the reports and findings and other information presented to them by old Polonia Bancorp’s officers regarding financial reporting policies and practices. The committee selects the independent registered public accounting firm and meets with them to discuss the results of the annual audit and any related matters. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that Dr. Andruczyk is an “audit committee financial expert” as such term is defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. The Compensation Committee is responsible for all matters regarding old Polonia Bancorp’s and Polonia Bank’s employee compensation and benefit programs. The Compensation Committee reviews all compensation components for old Polonia Bancorp’s Chief Executive Officer (“CEO”) and other executive officers’ compensation including base salary, annual incentive, long-term incentives/equity, benefits and perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Our CEO develops recommendations for the Compensation Committee regarding the appropriate range of annual salary increases of our employees, other than himself. Our CEO does not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of his compensation.

Nominating and Governance Committee. Old Polonia Bancorp’s Nominating and Governance Committee is responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to old Polonia Bancorp’s corporate governance policy.

Director Compensation

The following table provides information regarding the compensation received by individuals who served as non-employee directors of old Polonia Bancorp and Polonia Bank during the year ended December 31, 2011. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Dr. Eugene Andruczyk	$20,000	$—	$—	$1,224	$21,224
Frank J. Byrne	20,000	—	—	1,286	21,286
Edward W. Lukiewski	20,000	—	—	121,061	141,061
Timothy G. O’Shaughnessy	20,000	—	—	1,048	21,048
Robert J. Woltjen	20,000	—	—	825	20,825

(1)	See footnote 1 to the directors and officers stock ownership table under “Stock Ownership” for the aggregate number of unvested restricted stock awards held in trust by each director at year end.
(2)	As of December 31, 2011, each non-employee director held 8,100 options to purchase shares of old Polonia Bancorp common stock, except for Mr. O’Shaughnessy who held no options.
(3)	Items of “All Other Compensation” that exceeded $25,000 include a contribution of $114,279 to Mr. Lukiewski’s Supplemental Retirement Plan.

Supplemental Retirement Plan for Edward W. Lukiewski. Effective June 1, 1995, Polonia Bank entered into a supplemental retirement plan with Mr. Lukiewski, a current director of Polonia Bank, old Polonia Bancorp, new Polonia Bancorp and Polonia MHC who formerly served as President of Polonia Bank. Under this arrangement, Mr. Lukiewski currently receives a supplemental pension benefit of $110,862 per year, payable for the remainder of his lifetime in monthly installments, and adjusted each June for inflation based on the rate of increase of the consumer price index, as published by the Department of Labor. Polonia Bank also pays the premiums for certain insurance policies currently in effect on Mr. Lukiewski’s life and health insurance premiums for Mr. Lukiewski and his spouse. Polonia Bank will make these premium payments for the life of Mr. Lukiewski and his spouse or, in the case of the life insurance premiums, until all required premiums have been paid. Polonia Bank incurred costs of $3,417 and $3,417 for the life insurance premiums and $6,782 and $6,735 for the health insurance premiums during the years ended 2011 and 2010, respectively. The costs of the life insurance premiums are included in the contribution of $114,279 to Mr. Lukiewski’s Supplemental Retirement Plan. Under the plan, in the event of Mr. Lukiewski’s death, his surviving spouse would receive an annual benefit of $50,000 (also adjusted for inflation), as well as continued health benefits, each for the remainder of her lifetime.

Rabbi Trust Agreement. Polonia Bank has entered into a grantor or “rabbi” trust agreement to hold assets that Polonia Bank may contribute for the purpose of making benefit payments under the supplemental retirement plan with Mr. Lukiewski. Funds held in the trust remain at all times subject to the claims of Polonia Bank’s creditors in the event of Polonia Bank’s insolvency.

Director Fees. For the 2011 year, each non-employee director of Polonia Bank received an annual retainer of $18,000 and each member of old Polonia Bancorp’s Audit Committee received $500 per meeting attended. Directors do not receive any compensation for their service on the Boards of Directors of old Polonia Bancorp or Polonia MHC.

Executive Compensation

The following table provides information concerning total compensation earned or paid to the Chief Executive Officer and the two other most highly compensated executive officers of old Polonia Bancorp who served as executive officers at December 31, 2011. These three officers are referred to as the “named executive officers” in this prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Anthony J. Szuszczewicz Chairman, President and Chief Executive Officer	2011 2010	$277,500 277,500	$20,813 41,625	$161,135 172,314	$459,448 491,439
Paul D. Rutkowski Chief Financial Officer and Corporate Secretary	2011 2010	$164,500 164,500	$12,338 24,675	$38,043 42,977	$214,881 232,152
Kenneth J. Maliszewski Senior Vice President	2011 2010	$164,500 164,500	$12,338 24,675	$46,650 50,222	$223,488 239,397

(1)	Individual items of all other compensation that exceeded $25,000 include a $84,875 contribution to Polonia Bank’s non-qualified deferred compensation plan for the benefit of Mr. Szuszczewicz. All other compensation also includes club dues and automobile allowances.

Employment Agreements

Current Employment Agreements. Polonia Bank and old Polonia Bancorp are parties to three-year term employment agreements with Messrs. Szuszczewicz, Rutkowski and Maliszewski. On each anniversary of the date of the agreements, January 11, the respective Boards of Directors may extend the agreements for an additional year, unless the executive elects not to extend the term. As a result of extensions approved by the Boards of Directors, each executive’s employment agreement currently has a term through January 11, 2015. The employment agreements provide that base salaries are reviewed on an annual basis. The 2012 base salaries for Messrs. Szuszczewicz, Rutkowski and Maliszewski are $277,500, $164,500 and $164,500, respectively. In addition, the employment agreements provide the executives with participation in discretionary bonuses or other incentive compensation provided to senior management, as well as participation in stock benefit plans and other fringe benefits applicable to executive personnel.

Payments Made Upon Termination for Cause. If any named executive officer is terminated for cause, he will receive his base salary through the date of termination and may retain the rights to any vested benefits subject to the terms of the plan or agreement under which those benefits are provided.

Payments Made Upon Termination without Cause or for Good Reason. If old Polonia Bancorp or Polonia Bank terminates a named executive officer for reasons other than for cause, or if the named executive officer resigns after specified circumstances that would constitute constructive termination, the named executive officers (or, in the event of death, their beneficiaries) are entitled to a lump sum severance payment equal to his base salary and the value of all contributions that would have been made on behalf of the executives pursuant to any of the employers’ employee benefit plans for a period of one year from the date of his termination. In addition, old Polonia Bancorp or Polonia Bank would continue and/or pay for each executive’s life, medical, disability and dental coverage for a period of one year from the date of his termination.

Payments Made Upon Disability. The employment agreements for the named executive officers provide that if they become disabled and their employment is terminated, they will be entitled to disability pay equal to 100% of their bi-weekly base salary in effect at the date of termination. They would continue to receive disability payments until the earlier of: (1) the date they return to full employment with us, (2) their death, (3) attainment of age 65, or (4) the date their employment agreements would have terminated had their employment not terminated because of disability. All disability payments would be reduced by the amount of any disability benefits payable under our disability plans. In addition, each named executive officer would continue to be covered to the greatest extent possible under all benefit plans in which they participated before their disability as if they were actively employed by us.

Payments Made Upon Death. The employment agreements for the named executive officers provide that they are entitled to receive the compensation due to them through the end of the month in which their death occurs.

Payments Made Upon a Change in Control. The employment agreements for the named executive officers provide that in the event of a change in control followed by voluntarily termination of employment (upon circumstances discussed in the agreement constituting a constructive termination) or involuntarily termination of employment for reasons other than cause, the executives receive a severance payment equal to 2.99 times the average of each executive’s five preceding taxable years’ annual compensation (“base amount”). For purposes of this calculation, annual compensation will include all taxable income plus any retirement contributions or benefits made or accrued on his behalf during the period. In addition, the named executive officers will also receive the contributions they would have received under our retirement programs for a period of thirty-six months, as well as health, life, dental and disability coverage for that same time period. Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three times the individual’s “base amount” (defined as average annual taxable compensation over the five preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The executives’ employment agreements provide that if the total value of the benefits provided and payments made to them in connection with a change in control, either under their employment agreements alone or together with other payments and benefits that they have the right to receive from the Company and the Bank, exceed three times their base amount (“280G Limit”), their severance payment under the employment agreement will be reduced or revised so that the aggregate payments do not exceed their 280G Limit.

Proposed Employment Agreements. Upon completion of the conversion and offering, new Polonia Bancorp expects to enter into separate employment agreements with each of Messrs. Szuszczewicz, Rutkowski and Maliszewski on the same general terms contained in the employment agreements with old Polonia Bancorp.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2011 concerning unexercised options and stock awards that have not vested for each named executive officer.

Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Anthony J. Szuszczewicz	8,100	(1)	32,400	$9.40	8/21/2017	3,240	$21,222
Paul D. Rutkowski	8,100	(1)	32,400	$9.40	8/21/2017	3,240	$21,222
Kenneth J. Maliszewski	8,100	(1)	32,400	$9.40	8/21/2017	3,240	$21,222

(1)	These stock options vest at the rate of 20% per year commencing on August 21, 2008.
(2)	These restricted stock grants vest at the rate of 20% per year commencing on August 21, 2008.
(3)	Based upon the Company’s closing stock price of $6.55 on December 30, 2011.

Benefit Plans

401(k) Plan. We maintain the Polonia Bank Retirement Plan (the “401(k) Plan”), a tax-qualified defined contribution plan, for all employees of Polonia Bank who have satisfied the plan’s eligibility requirements. Participants become eligible to participate in the plan on the first day of the calendar quarter that coincides with or next follows their attainment of age 18 and completion of one year of service. Eligible employees may contribute up to 100% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code of 1986, as amended. For 2012, the salary deferral contribution limit is $17,000; provided, however, that participants over age 50 may contribute an additional $5,500 to the plan. Under the plan, Polonia Bank makes matching contributions equal to 100% of participants’ elective deferrals, up to a maximum of 5% of annual compensation, provided a participant has completed at least 1,000 hours of service and is employed on the last day of the plan year. Polonia Bank may also make additional discretionary contributions to the accounts of employees who complete at least 1,000 hours of service and are employed on the last day of the plan year. Participants are always 100% vested in their salary deferrals. Participants vest in employer matching and discretionary contributions at the rate of 20% after completion of two years of service and 20% per year thereafter, becoming 100% vested upon the completion of six years of service.

Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan will continue to offer Polonia Bancorp Stock Fund as an investment alternative under the Plan. The stock fund permits participants to invest their 401(k) plan funds in Polonia Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will receive the same subscription priority, and be subject to the same individual purchase limitations, as if the participant had elected to purchase the common stock using other funds. See “The Conversion and Offering—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” An independent trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. Polonia Bank sponsors the Polonia Bank Employee Stock Ownership Plan (the “ESOP”). Employees become eligible to participate in the ESOP upon the attainment of age 18 and the completion of one year of service.

The trustee, on behalf of the ESOP, will subscribe for up to 6.75% of the number of shares of common stock sold in the conversion (87,856, 103,359, 118,863 and 136,693 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). We anticipate that the ESOP will fund its purchase in the offering through a loan from new Polonia Bancorp. The loan amount will equal 100% of the aggregate purchase price of the common stock, and will be repaid principally through Polonia Bank’s contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 15-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate, as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the ESOP in a loan suspense account. Shares will be released from the suspense account on a pro rata basis as Polonia Bank repays the ESOP loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation. Participants vest in employer contributions at the rate of 20% after completion of two years of service and 20% per year thereafter; becoming 100% vested upon the completion of six years of service. Participants also fully vest upon their attainment of age 65, death or disability, a change in control, or the termination of the ESOP. Participants may receive distributions of their vested benefits from the ESOP upon leaving the employ of Polonia Bank. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among remaining participants in accordance with the terms of the ESOP.

Participants may direct the trustee regarding the voting of common stock allocated to their ESOP accounts. The trustee will vote all allocated shares held in the ESOP as instructed by participants. The trustee will vote unallocated shares, as well as allocated shares for which no participant instructions are received, in the same ratio as those shares for which participants provide timely instructions, subject to the overall fiduciary responsibilities of the trustee.

Under the terms of our ESOP, upon a change in control (as defined in the plan), the plan trustee will repay in full any outstanding acquisition loan. After repayment of the acquisition loan, all remaining shares of our stock held in the loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition of any shares of our stock held in the loan suspense account will be allocated among the accounts of all participants in the plan who were employed by us on the date immediately preceding the effective date of the change in control. The allocations of shares or cash proceeds shall be credited to each eligible participant in proportion to the opening balances in their accounts as of the first day of the valuation period in which the change in control occurred.

Under applicable accounting requirements, Polonia Bank will record a compensation expense for the ESOP equal to the fair market value of the shares when they are committed to be released from the suspense account.

Non-qualified Plans

Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz. Polonia Bank has entered into a supplemental executive retirement plan agreement with Mr. Szuszczewicz. The agreement provides that, following Mr. Szuszczewicz’ separation from service, he will receive an annual retirement benefit in the form of a single life annuity, payable in annual installments, equal to 60% of his annual gross taxable income, as reported on Form W-2, for the last full year of his employment. The annual benefit will increase annually by the greater of 4% or the increase in the consumer price index, as published by the Department of Labor. If Mr. Szuszczewicz separates from service on account of a disability, he will receive an annual benefit under the plan that, when aggregated with any benefits paid under a long-term disability plan, equal the benefits to which he would have been entitled upon a separation from service not on account of disability. Under the Plan, upon the death of Mr. Szuszczewicz, his beneficiary is entitled to a lump sum benefit equal to $2 million, plus an amount equal to 40% of the death benefits paid on certain insurance policies of the life of Mr. Szuszczewicz, provided that the total benefits will not exceed $4 million. Death benefits paid under the plan are reduced by amounts paid directly to his beneficiary under certain insurance policies on the life of Mr. Szuszczewicz. Under the agreement, Polonia Bank also agrees to provide post-retirement health insurance benefits for Mr. Szuszczewicz and his dependents on a basis substantially equivalent to the coverage provided by Polonia Bank prior to his retirement. Polonia Bank will provide these benefits for the life of Mr. Szuszczewicz.

If Mr. Szuszczewicz is terminated for cause, as defined in the agreement, or if he terminates employment voluntarily and subsequently accepts employment with another financial institution in the Philadelphia area without Polonia Bank’s consent, he will forfeit the supplemental retirement benefit. Polonia Bank has entered into a “grantor” trust agreement to hold assets Polonia Bank may contribute for the purpose of making benefit payments under the supplemental executive retirement plan agreement with Mr. Szuszczewicz. Funds held in trust remain at all times subject to the claims of Polonia Bank’s creditors in the event of the Bank’s insolvency.

Supplemental Executive Retirement Plan for Paul D. Rutkowski and Kenneth J. Maliszewski. Polonia Bank sponsors a supplemental executive retirement plan that provides for the payment of supplemental retirement benefits to Messrs. Rutkowski and Maliszewski. The annual retirement benefit for each executive under the supplemental executive retirement plan equals $50,000 per year, payable annually for 20 years following their separation from service (i.e., his normal retirement benefit). If the executive separates from services prior to his normal retirement age (age 65), the annual benefit will commence upon the earlier of the date that is five years following the executive’s termination date or the date the executive attains age 65. If the participant dies during the 20-year period over which supplemental benefits are to be paid, his beneficiary will receive a lump sum benefit of the remaining annual benefits that would have been paid to the participant. If he dies prior to attaining age 65, his beneficiary will receive a lump sum payment equal to the normal retirement benefit that would have been paid to the participant, unless a certain insurance policy on the life of the participant is in effect and the beneficiary receives a benefit under that policy. Regardless of his age, upon the participant’s separation from service following a change in control (as defined in the agreement), the participant will receive a lump sum payment of his normal retirement benefit. No benefits are payable under the supplemental executive retirement plan upon an executive’s termination for cause, as defined in the plan.

Non-qualified Deferred Compensation Plan. Polonia Bank established a non-qualified deferred compensation plan, effective as of January 1, 1995, to assist certain employees designated by the Board as participants in maximizing their allowable deferrals under Polonia Bank’s 401(k) Plan. The Board has designated Messrs. Szuszczewicz, Rutkowski and Maliszewski as participants in the deferred compensation plan. Under the plan, participants must elect by December 31st of the preceding calendar year to defer a certain amount into the plan. Upon completion of the non-discrimination testing of the 401(k) Plan required by the Internal Revenue Code, Polonia Bank determines the maximum amount of elective deferrals each participant could have made to the 401(k) Plan for the preceding year. The lesser of the additional amounts resulting from the non-discrimination testing or the employee’s advance deferral amount is either paid to the participant by March 15th of the following plan year or contributed directly to the plan, in accordance with the participant’s election. Polonia Bank also has discretion to make additional contributions to the deferred compensation plan on behalf of participants. Participants are 100% vested in their elective deferrals to the deferred compensation plan; participants vest in Polonia Bank’s contributions at the rate of 20% per year, becoming fully vested after five years of participation in the plan. Participants are automatically 100% vested in Polonia Bank’s contributions if they terminate employment due to normal retirement. Based on their service with Polonia Bank, each of the current participants is fully vested under the plan. Participants elect at the time of deferral whether they will receive distributions in the form of a lump sum payment or monthly, quarterly or annual installments. If the participant fails to elect a form of payment, benefits will be automatically paid in annual installments over the life expectancy of the participant.

Polonia Bank may utilize a grantor trust in connection with the deferred compensation plan in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Polonia Bank’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Supplemental Executive Retirement Plan. Polonia Bank has implemented a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the ESOP. The supplemental executive retirement plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the ESOP loan. Specifically, the supplemental executive retirement plan provides a benefit to eligible officers (those designated by the Board of Directors of Polonia Bank) that cannot be provided under the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under ESOP, but for the Internal Revenue Code limitations. Polonia Bank has designated Mr. Szuszczewicz as a participant in the supplemental executive retirement plan. In the future, the Board of Directors may designate other officers as participants.

Polonia Bank may utilize a grantor trust in connection with the deferred compensation plan, in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Polonia Bank’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Split-Dollar Life Insurance Agreements. Polonia Bank sponsors a split-dollar life insurance agreements with Messrs. Rutkowski and Maliszewski to encourage the officers to continue to render high quality service to Polonia Bank in exchange for financial protection for their beneficiaries in the event of an officer’s death. The death benefits provided under the split-dollar life insurance agreements are funded through bank-owned life insurance policies. Polonia Bank pays all of the life insurance premiums.

Polonia Bank has entered into split-dollar life insurance agreements with Messrs. Maliszewski and Rutkowski, pursuant to which the Bank has agreed to divide the death proceeds of certain life insurance policies owned by the Bank with their designated beneficiaries. Polonia Bank pays all premiums on the policies, and the executives are required to execute a split-dollar endorsement for the life insurance policies purchased by the Bank. Upon the executive’s termination of employment for any reason, the split-dollar agreement will automatically terminate. Upon the death of the executive while employed, the designated beneficiary receives a death benefit of $1.0 million. Polonia Bank is the beneficiary of any remaining death proceeds from each life insurance policy following payment of the death benefit to the executive’s beneficiary. Polonia Bank maintains all rights of ownership over the life insurance policies, although the Bank may not sell or otherwise transfer a policy while the participant maintains an interest.

Equity Plans

2007 Equity Incentive Plan

The Polonia Bancorp 2007 Equity Incentive Plan was adopted by our board of directors and approved by our shareholders in July 2007. The 2007 Equity Incentive Plan authorized the granting of up to 162,006 stock options and 64,802 shares of restricted stock. The purpose of the 2007 Equity Incentive Plan is to promote old Polonia Bancorp’s success by linking the personal interests of its employees, officers and directors to those of old Polonia Bancorp’s shareholders, and by providing participants with an incentive for outstanding performance. The 2007 Equity Incentive Plan is further intended to provide flexibility to old Polonia Bancorp in its ability to motivate, attract, and retain the services of employees, officers and directors upon whose judgment, interest, and special effort the successful conduct of old Polonia Bancorp’s operation is largely dependent. The 2007 Equity Incentive Plan is administered by the Compensation Committee of old Polonia Bancorp’s Board of Directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of March 31, 2012, options for 153,903 shares were outstanding and options for 8,100 shares remained available for future grants under the plan. None of the options granted under the plan have been exercised. As of March 31, 2012, 64,800 shares of restricted stock had been granted and no shares remained available for future grants under the plan. All participant’s fully vest in accounts granted to them upon their death or disability and upon a change in control.

The 2007 Equity Incentive Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of old Polonia Bancorp in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of old Polonia Bancorp common stock will be converted into and become shares of restricted stock and options to purchase shares of new Polonia Bancorp common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

Future Equity Incentive Plan

Following the offering, new Polonia Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, new Polonia Bancorp anticipates that the plan will authorize a number of stock options equal to 8.44% of the total shares sold in the offering, and a number of shares of restricted stock equal to 3.38% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 153,845 shares, assuming 1,301,563 shares are issued in the offering, to 239,365 shares, assuming 2,025,078 shares are issued in the offering.

New Polonia Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of new Polonia Bancorp common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

New Polonia Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. New Polonia Bancorp will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Federal Reserve Board), but new Polonia Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the Board of Directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of new Polonia Bancorp.

The equity incentive plan will comply with all applicable existing regulatory regulations, unless waived by the Federal Reserve Board. The requirements contained in these regulations may vary depending on whether we adopt the plan within one year following the offering or after one year following the offering. If we adopt the equity incentive plan more than one year after completion of the offering, the plan would not be subject to many existing regulatory requirements, including limiting the number awards we may reserve or grant under the plan and the time period over which participants may vest in awards granted to them.

Policies and Procedures for Approval of Related Persons Transactions

New Polonia Bancorp has adopted a Policy and Procedures Governing Related Persons Transactions, which is a written policy and set of procedures for the review and approval or ratification of transactions involving related persons. Under the policy, related persons consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than five percent of any outstanding class of voting securities of new Polonia Bancorp, or immediate family members or certain affiliated entities of any of the foregoing persons.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which:

•	the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year;

•	new Polonia Bancorp is, will or may be expected to be a participant; and

•	any related person has or will have a direct or indirect material interest.

The policy excludes certain transactions, including:

•	any compensation paid to an executive officer of new Polonia Bancorp if the compensation committee of the board of directors approved (or recommended that the Board approve) such compensation;

•	any compensation paid to a director of new Polonia Bancorp if the board or an authorized committee of the board approved such compensation; and

•

any transaction with a related person involving consumer and investor financial products and services provided in the ordinary course of new Polonia Bancorp’s business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to new Polonia Bancorp’s employees on a broad basis (and, in the case of loans, in compliance with the Sarbanes-Oxley Act of 2002).

Related person transactions will be approved or ratified by the audit committee. In determining whether to approve or ratify a related person transaction, the audit committee will consider all relevant factors, including:

•	whether the terms of the proposed transaction are at least as favorable to new Polonia Bancorp as those that might be achieved with an unaffiliated third party;

•	the size of the transaction and the amount of consideration payable to the related person;

•	the nature of the interest of the related person;

•	whether the transaction may involve a conflict of interest; and

•	whether the transaction involves the provision of goods and services to new Polonia Bancorp that are available from unaffiliated third parties.

A member of the audit committee who has an interest in the transaction will abstain from voting on the approval of the transaction but may, if so requested by the chairman of the audit committee, participate in some or all of the discussion relating to the transaction.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Polonia Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Polonia Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Polonia Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Polonia Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee, although Polonia Bank does not currently have such a program in place. All outstanding loans made by Polonia Bank to its directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Polonia Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Pursuant to new Polonia Bancorp’s audit committee charter, the audit committee will periodically review, no less frequently than quarterly, a summary of new Polonia Bancorp’s transactions with directors and executive officers of new Polonia Bancorp and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the board of directors that the transactions are fair, reasonable and within new Polonia Bancorp policy and should be ratified and approved. Also, in accordance with banking regulations and its policy, the board of directors will review all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of new Polonia Bancorp’s capital and surplus (up to a maximum of $500,000) and such loans must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to new Polonia Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors of new Polonia Bancorp must disclose any existing or potential conflicts of interest to the President and Chief Executive Officer of new Polonia Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (1) new Polonia Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest, and (2) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with new Polonia Bancorp.

Indemnification for Directors and Officers

New Polonia Bancorp’s articles of incorporation provide that new Polonia Bancorp must indemnify all directors and officers of new Polonia Bancorp against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of new Polonia Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of new Polonia Bancorp pursuant to its articles of incorporation or otherwise, new Polonia Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OWNERSHIP

The following table provides information as of March 30, 2012 about the persons known to us to be the beneficial owners of more than 5% of old Polonia Bancorp’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Polonia MHC	1,818,437	57.6%
3993 Huntingdon Pike, 3rd Floor Huntingdon Valley, Pennsylvania 19006

PL Capital Group (1)	251,425	8.0%
20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540

(1)	Based exclusively on a Schedule 13D/A filed with the Securities and Exchange Commission on May 10, 2011, which was filed jointly by the following parties: Financial Edge Fund, L.P., Financial Edge—Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital LLC, Goodbody/PL Capital, LLC, PL Capital Advisors, LLC, John W. Palmer, Richard J. Lashley and Beth R. Lashley, as trustee of the Doris Lashley Testamentary Trust. All of the filers of this Schedule 13D/A are collectively referred to as the “PL Capital Group.”

The following table provides information about the shares of old Polonia Bancorp common stock that may be considered to be owned by each director of old Polonia Bancorp, each executive officer named in the summary compensation table and by all directors and executive officers of old Polonia Bancorp as a group as of March 30, 2012. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name	Number of Shares Owned (1)(2)	Options Exercisable Within 60 Days	Total	Percent of Common Stock Outstanding
Directors:
Dr. Eugene Andruczyk	25,316	6,480	31,796	1.0%
Frank J. Byrne	27,240	6,480	33,720	1.1
Edward W. Lukiewski	24,440	6,480	30,920	*
Timothy G. O’Shaughnessy	100	—	100	*
Anthony J. Szuszczewicz	53,482	32,400	85,882	2.7
Robert J. Woltjen	26,160	6,480	32,640	1.0
Executive Officers Who Are Not Also Directors:
Kenneth J. Maliszewski	41,730	32,400	74,130	2.3
Paul D. Rutkowski	41,940	32,400	74,340	2.3
All directors and executive officers as a group (8 persons)	240,408	123,120	363,528	11.1%

*	Represents less than 1% of old Polonia Bancorp’s outstanding shares.
(1)	Includes unvested shares of restricted stock held in trust, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Andruczyk, Byrne, Lukiewski and Woltjen—648 shares each; and Messrs. Maliszewski, Rutkowski and Szuszczewicz—3,240 shares each.
(2)	Includes shares allocated to the account of the individuals under the ESOP with respect to which the individual has voting but not investment power as follows: Mr. Szuszczewicz—5,282 shares; Mr. Rutkowski—4,203 shares; and Mr. Maliszewski—4,203 shares. Includes shares held in 401(k) Plan accounts with respect to which the individual has voting but not investment power as follows: Mr. Szuszczewicz—32,000 shares; Mr. Rutkowski—25,500 shares; and Mr. Maliszewski—24,300 shares.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of new Polonia Bancorp common stock to be received in exchange for shares of old Polonia Bancorp common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of old Polonia Bancorp common stock as of March 30, 2012;

•	the proposed purchases of new Polonia Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of new Polonia Bancorp common stock to be held upon consummation of the conversion and the offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 30.0% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “The Conversion and Offering — Limitations on Purchases of Shares.”

	Number of Shares Received in Exchange for Shares of Old Polonia Bancorp (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding (3)
Directors:
Dr. Eugene Andruczyk	21,318	1,000	$8,000	22,318	*	%
Frank J. Byrne	22,938	4,000	32,000	26,938	1.0
Edward W. Lukiewski	20,580	—	—	20,580	*
Timothy G. O’Shaughnessy	84	4,000	32,000	4,084	*
Anthony J. Szuszczewicz	45,037	12,500	100,000	58,537	2.2
Robert J. Woltjen	22,029	6,250	50,000	28,279	1.1
Executive Officers Who are Not Also Directors:
Kenneth J. Maliszewski	35,140	2,500	20,000	37,640	1.4
Paul D. Rutkowski	35,317	2,500	20,000	37,817	1.4
All Directors and Executive Officers as a Group (8 persons)	202,447	32,750	$262,000	235,197	8.9%

*	Less than 1.0%.
(1)	Includes shares to be purchased by certain officers through self-directed purchases within Polonia Bank’s 401(k) Plan. Such purchases will receive the same purchase priorities, and be subject to the same purchase limitations, as purchases made by such officers using other funds. Also includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.
(3)	If shares are sold and the exchange ratio is calculated at the minimum of the offering range, all directors and officers as a group would own 9.1% of the outstanding shares of new Polonia Bancorp common stock.

REGULATION AND SUPERVISION

General

Polonia Bank, as a federal savings association, is currently subject to extensive regulation, examination and supervision by the Office of the Comptroller of the Currency, as its primary federal regulator, and by the Federal Deposit Insurance Corporation as the insurer of its deposits. Polonia Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Polonia Bank must file reports with the Office of the Comptroller of the Currency concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of the Comptroller of the Currency to evaluate Polonia Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on new Polonia Bancorp and Polonia Bank and their operations.

As discussed under “Our Business-General,” Polonia Bank expects to convert its charter to that of a Pennsylvania-chartered bank in the first or second quarter of 2013, subject to the receipt of regulatory approvals. In the event the charter conversion is consummated, the Pennsylvania State Banking Department and the Federal Reserve will act as Polonia Bank’s primary regulators.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) made extensive changes to the regulation of Polonia Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings associations such as Polonia Bank was transferred to the Office of the Comptroller of the Currency on July 21, 2011. The Office of the Comptroller of the Currency is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Polonia Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.

Certain of the regulatory requirements that are or will be applicable to Polonia Bank and new Polonia Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Polonia Bank and new Polonia Bancorp.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Polonia Bank, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The applicable capital regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% Tier 1 capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The regulations also require that, in meeting the tangible, leverage and risk- based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital less certain specified deductions from total capital such as reciprocal holdings of depository institution capital instruments and equity investments) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to

100%, assigned by the capital regulation based on the risks believed inherent in the type of asset. Tier 1 (core) capital is generally defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of the Comptroller of the Currency also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular risks or circumstances. At March 31, 2012, Polonia Bank met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of the Comptroller of the Currency is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of the Comptroller of the Currency is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of the Comptroller of the Currency within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of the Comptroller of the Currency could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Polonia Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s existing risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned. Effective April 1, 2009, assessment rates ranged from seven to 77.5 basis points. On February 7, 2011, the Federal Deposit Insurance Corporation issued final rules, effective April 1, 2011, implementing changes to the assessment rules resulting from the Dodd-Frank Act. Initially, the base assessment rates will range from two and one half to 45 basis points. The rate schedules will automatically adjust in the future when the Deposit Insurance Fund reaches certain milestones. No institution may pay a dividend if in default of the federal deposit insurance assessment.

The FDIC imposed on all insured institutions a special emergency assessment of five basis points of total assets minus Tier 1 capital, as of June 30, 2009 (capped at ten basis points of an institution’s deposit assessment base), in order to cover losses to the Deposit Insurance Fund. That special assessment was collected on September 30, 2009. The FDIC provided for similar assessments during the final two quarters of 2009, if deemed necessary. In lieu of further special assessments, however, the FDIC required insured institutions to prepay estimated quarterly risk-based assessments for the fourth quarter of 2009 through the fourth quarter of 2012. That pre-payment, which included an assumed assessment base increase of 5%, was due December 30, 2009. The pre-payment was recorded as a prepaid expense asset as of December 30, 2009. As of December 31, 2009 and each quarter thereafter, a charge to earnings is recorded for each regular assessment with an offsetting credit to the prepaid asset.

Due to difficult economic conditions, deposit insurance per account owner was recently raised to $250,000. That change was made permanent by the Dodd-Frank Act. In addition, the Federal Deposit Insurance Corporation adopted an optional

Temporary Liquidity Guarantee Program by which, for a fee, noninterest bearing transaction accounts would receive unlimited insurance coverage until December 31, 2010 and certain senior unsecured debt issued by institutions and their holding companies between October 13, 2008 and June 30, 2010 would be guaranteed by the Federal Deposit Insurance Corporation through June 30, 2012, or in some cases, December 31, 2012. Polonia Bank opted to participate in the unlimited coverage for noninterest bearing transaction accounts and it, Polonia MHC and Polonia Bancorp also participated in the debt guarantee program.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Polonia Bank. Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency. The management of Polonia Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of March 31, 2012, Polonia Bank maintained 91.0% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Limitation on Capital Distributions. Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of the Comptroller of the Currency is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of the Comptroller of the Currency regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of the Comptroller of the Currency. If an application is not required, the institution must still provide 30 days prior written notice to the Board of Governors of the Federal Reserve System of the capital distribution if, like Polonia Bank, it is a subsidiary of a holding company, as well as an informational notice filing to the Office of the Comptroller of the Currency. If Polonia Bank’s capital ever fell below its regulatory requirements or the Office of the Comptroller of the Currency notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of the Comptroller of the Currency could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of the Comptroller of the Currency determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of the Comptroller of the Currency determines that a savings association fails to meet any standard prescribed by the guidelines, the Office of the Comptroller of the Currency may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. Polonia Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Polonia Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Polonia Bank, including old Polonia Bancorp and Polonia MHC and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by new Polonia Bancorp to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Polonia Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Polonia Bank may make to insiders based, in part, on Polonia Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The Office of the Comptroller of the Currency currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If action is not taken by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Savings associations were previously required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations. The general assessments, paid on a semi-annual basis, were computed based upon the savings association’s (including consolidated subsidiaries) total assets, condition and complexity of portfolio. The Office of the Comptroller of the Currency, which succeeded the Office of Thrift Supervision, is similarly funded through assessments imposed on regulated institutions. The combined assessment paid to the Office of Thrift Supervision and the Office of the Comptroller of the Currency for the fiscal year ended December 31, 2011 was $76,000.

Federal Home Loan Bank System. Polonia Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Polonia Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Polonia Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2012 of $2.7 million.

Federal Reserve Board System. The Federal Reserve Board regulations require savings associations to maintain noninterest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $58.8 million; a 10% reserve ratio is applied above $58.8 million. The first $10.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually and, for 2012, require a 3% ratio for up to $71.0 million and an exemption of $11.5 million. Polonia Bank complies with the foregoing requirements. In October 2008, the Federal Reserve Board began paying interest on certain reserve balances.

Other Regulations

Polonia Bank’s operations are also subject to federal laws applicable to credit transactions, including the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Polonia Bank also are subject to laws such as the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. As a savings and loan holding company, new Polonia Bancorp is subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. In addition, the Federal Reserve Board will have enforcement authority over new Polonia Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Polonia Bank.

Pursuant to federal law and regulations and policy, a savings and loan holding company such as new Polonia Bancorp may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies are not currently subject to specific regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. That will eliminate the inclusion of certain instruments, such as trust preferred securities, from tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. There is a five year transition period from the July 21, 2010 date of enactment of the Dodd-Frank Act before the capital requirements will apply to savings and loan holding companies.

Source of Strength. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Polonia Bank must notify the Federal Reserve Board prior to paying a dividend to new Polonia Bancorp. The Federal Reserve Board may disapprove a dividend if, among other things, the Federal Reserve Board determines that the federal savings bank would be undercapitalized on a pro forma basis or the dividend is determined to raise safety or soundness concerns.

Acquisition of New Polonia Bancorp. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Upon completion of the conversion and offering, new Polonia Bancorp common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, new Polonia Bancorp will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

FEDERAL AND STATE TAXATION

Federal Income Taxation

General. We report our income on a calendar year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2007. For its 2011 fiscal year, old Polonia Bancorp’s maximum federal income tax rate was 34.0%.

New Polonia Bancorp and Polonia Bank will enter into a tax allocation agreement. Because new Polonia Bancorp will own 100% of the issued and outstanding capital stock of Polonia Bank, new Polonia Bancorp and Polonia Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group new Polonia Bancorp is the common parent corporation. As a result of this affiliation, Polonia Bank may be included in the filing of a consolidated federal income tax return with new Polonia Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.4 million of Polonia Bank’s accumulated bad debt reserves would not be recaptured into taxable income unless Polonia Bank makes a “non-dividend distribution” to old Polonia Bancorp or new Polonia Bancorp as described below.

Distributions. If Polonia Bank makes “non-dividend distributions” to new Polonia Bancorp, the distributions will be considered to have been made from Polonia Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Polonia Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Polonia Bank’s taxable income. Non-dividend distributions include distributions in excess of Polonia Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Polonia Bank’s current or accumulated earnings and profits will not be so included in Polonia Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Polonia Bank makes a non-dividend distribution to new Polonia Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Polonia Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

New Polonia Bancorp and old Polonia Bancorp are subject to the Pennsylvania Corporation Net Income Tax and Capital Stock and Franchise Tax. The state Corporate Net Income Tax rate for fiscal years ended 2011 and 2010 was 9.99% and was imposed on old Polonia Bancorp unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

Polonia Bank is subject to a Pennsylvania mutual thrift institutions tax based on Polonia Bank’s financial net income determined in accordance with generally accepted accounting principles, with certain adjustments. The tax rate under the mutual thrift institutions tax is 11.5%.

THE CONVERSION AND OFFERING

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank. The Federal Reserve Board has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On August 16, 2011, the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank unanimously adopted the plan of conversion. The second-step conversion that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. Under the plan of conversion, Polonia Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of new Polonia Bancorp, a newly formed Maryland corporation. Current shareholders of old Polonia Bancorp, other than Polonia MHC, will receive shares of new Polonia Bancorp common stock in exchange for their shares of old Polonia Bancorp common stock. Following the conversion and offering, old Polonia Bancorp and Polonia MHC will no longer exist.

The conversion to a stock holding company structure also includes the offering by new Polonia Bancorp of its common stock to eligible depositors and borrowers of Polonia Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an independent appraisal of new Polonia Bancorp. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

Consummation of the conversion and offering requires the approval of the Federal Reserve Board. In addition, pursuant to Federal Reserve Board regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors and borrowers of Polonia Bank, (2) the holders of at least two-thirds of the outstanding shares of old Polonia Bancorp common stock and (3) the holders of at least a majority of the outstanding shares of common stock of old Polonia Bancorp, excluding shares held by Polonia MHC.

The Federal Reserve Board approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Polonia MHC’s members (depositors and certain borrowers of Polonia Bank) and old Polonia Bancorp’s shareholders. Meetings of Polonia MHC’s members and old Polonia Bancorp’s shareholders have been called for this purpose on September 27, 2012.

Funds received before completion of the subscription and community offerings will be maintained in a segregated account at Polonia Bank. If we fail to receive the necessary shareholder or member approval, or if we cancel the conversion and offering for any reason, orders for common stock already submitted will be canceled, subscribers’ funds will be returned promptly with interest calculated at Polonia Bank’s statement savings rate and all deposit account withdrawal holds will be canceled. We will not make any deduction from the returned funds for the costs of the offering.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Polonia Bank upon request and is available for inspection at the offices of Polonia Bank and at the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement, of which this prospectus forms a part, that new Polonia Bancorp has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of Polonia MHC, old Polonia Bancorp and Polonia Bank unanimously approved the conversion and offering as being in the best interests of old Polonia Bancorp and Polonia Bank and their respective shareholders and customers. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital that will support Polonia Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. Although Polonia Bank is categorized as “well-capitalized” and does not require additional capital, the board of directors has determined that opportunities for continued growth make pursuing the conversion and offering at this time desirable.

We expect that the larger number of shares that will be in the hands of public investors after completion of the conversion and offering will result in a more liquid and active market than currently exists for old Polonia Bancorp common stock. A more liquid and active market would make it easier for our investors to buy and sell our common stock.

After completion of the conversion and offering, the unissued common and preferred stock authorized by new Polonia Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although old Polonia Bancorp currently has the ability to raise additional capital through the sale of additional shares of old Polonia Bancorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Polonia MHC hold a majority of the outstanding shares of old Polonia Bancorp common stock.

As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition because we cannot now issue stock in an amount that would cause Polonia MHC to own less than a majority of the outstanding shares of old Polonia Bancorp. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

The recent financial regulatory reform legislation has resulted in changes to our primary bank regulator and holding company regulator, as well as changes in regulations applicable to us, which may include changes in regulations affecting capital requirements, payment of dividends and changes in the valuation of minority shareholder interests in a conversion to full stock form. The reorganization will eliminate some of the uncertainties associated with the legislation and better position us to meet all future regulatory capital requirements.

If old Polonia Bancorp had undertaken a standard conversion in 2007 rather than a minority stock offering, applicable regulations would have required a greater amount of old Polonia Bancorp common stock to be sold than the amount that was sold in the minority offering. If a standard conversion had been conducted in 2007, management of old Polonia Bancorp believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the minority offering. In addition, a standard conversion in 2007 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject Polonia Bank to contests for corporate control. The board of directors determined that the advantages of the conversion and offering outweighed this disadvantage.

Description of the Conversion

New Polonia Bancorp has been incorporated under Maryland law as a first-tier wholly owned subsidiary of Polonia Bancorp. To effect the conversion, the following will occur:

•	Polonia MHC will convert to stock form and simultaneously merge with and into old Polonia Bancorp, with old Polonia Bancorp as the surviving entity; and

•	Old Polonia Bancorp will merge with and into new Polonia Bancorp, with new Polonia Bancorp as the surviving entity.

As a result of the series of mergers described above, Polonia Bank will become a wholly owned subsidiary of new Polonia Bancorp and the outstanding shares of old Polonia Bancorp common stock held by persons other than Polonia MHC (i.e., “public shareholders”) will be converted into a number of shares of new Polonia Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of new Polonia Bancorp common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of old Polonia Bancorp common stock) as the percentage of old Polonia Bancorp common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Share Exchange Ratio for Current Shareholders

Federal Reserve Board regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Federal Reserve Board that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of old Polonia Bancorp common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of new Polonia Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of old Polonia Bancorp common stock will own approximately the same percentage of common stock in new Polonia Bancorp after the conversion and offering as they held in old Polonia Bancorp immediately before the conversion and offering, before giving effect to (1) the payment of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At March 31, 2012, there were 3,155,114 shares of old Polonia Bancorp common stock outstanding, of which 1,336,677 were held by persons other than Polonia MHC. The exchange ratio is not dependent on the market value of old Polonia Bancorp common stock. It will be calculated based on the percentage of old Polonia Bancorp common stock held by the public, the appraisal of new Polonia Bancorp prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of old Polonia Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Old Polonia Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value (1)	Equivalent Pro Forma Book Value per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent
Minimum	1,301,563	57.6%	956,739	42.4%	2,258,302	0.7158	$5.73	$11.34	71
Midpoint	1,531,250	57.6%	1,125,575	42.4%	2,656,825	0.8421	6.74	11.85	84
Maximum	1,760,938	57.6%	1,294,411	42.4%	3,055,349	0.9684	7.75	12.36	96
Maximum, as adjusted	2,025,078	57.6%	1,488,573	42.4%	3,513,651	1.1136	8.91	12.94	111

(1)	Represents the value of shares of new Polonia Bancorp common stock received in the conversion by a holder of one share of old Polonia Bancorp common stock at the exchange ratio, assuming a market price of $8.00 per share.
(2)	Represents the pro forma shareholders’ equity per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid instead of issuing any fractional shares.

How We Determined the Offering Range and the $8.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $60,000 for its appraisal report, plus $7,500 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of new Polonia Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of new Polonia Bancorp, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 6.75% and 3.38%, respectively, of the shares of new Polonia Bancorp common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 8.44% of the shares of new Polonia Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Federal Reserve Board appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between new Polonia Bancorp and the peer group.

In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of new Polonia Bancorp with the peer group. RP Financial made downward adjustments for earnings, primary market area, liquidity of the stock and stock market conditions and made upward adjustments for financial condition and asset growth. No adjustments were made for management, dividend policy or the effect of government regulations and regulatory reform. The downward valuation adjustments considered, among other things, new Polonia Bancorp’s less favorable core or recurring earnings measures versus the peer group, our primary market area (Philadelphia County had lower population growth, lower per capita income and higher unemployment) versus the peer group and the fact that new Polonia Bancorp’s stock will be quoted on the OTC Markets Group, Inc. (formerly referred to as the “Pink Sheets”) versus the peer group companies which all trade on the Nasdaq Stock Market. The valuation adjustment for stock market conditions took into consideration the prevailing stock market environment for the common stock of thrifts and their holding companies, which has been relatively volatile and has underperformed in relation to the U.S. stock market generally.

The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted, savings and loans or savings and loan holding companies based in the Mid-Atlantic and Midwest regions of the United States. The peer group included companies with:

•	average assets of $371 million;

•	average non-performing assets of 3.0% of total assets;

•	average loans of 61% of total assets;

•	average tangible equity of 14.8% of total assets; and

•	average core income of 0.42% of average assets.

The appraisal peer group consists of the companies listed below. Total assets are as of December 31, 2011.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(In millions)
Colonial Financial Services (COBK)	NASDAQ	Vineland, NJ	$604
Alliance Bancorp, Inc. (ALLB)	NASDAQ	Broomall, PA	$470
Standard Financial Corp. (STND)	NASDAQ	Monroeville, PA	$437
River Valley Bancorp (RIVR)	NASDAQ	Madison, IN	$407
OBA Financial Services, Inc. (OBAF)	NASDAQ	Germantown, MD	$382
FedFirst Financial Corporation (FFCO)	NASDAQ	Monessen, PA	$335
Jacksonville Bancorp Inc. (JXSB)	NASDAQ	Jacksonville, IL	$307
Wolverine Bancorp, Inc. (WBKC)	NASDAQ	Midland, MI	$294
WVS Financial Corp. (WVFC)	NASDAQ	Pittsburgh, PA	$254
First Federal of Northern Michigan Bancorp (FFNM)	NASDAQ	Alpena, MI	$217

In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above our pro forma market value. RP Financial has indicated that in its valuation as of May 4, 2012, our common stock’s estimated full market value was $21.3 million, resulting in a range from $18.1 million at the minimum to $24.4 million at the maximum. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 57.6% ownership interest that Polonia MHC has in old Polonia Bancorp. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of old Polonia Bancorp common stock owned by Polonia MHC and the $8.00 price per share, the minimum of the offering range is 1,301,563 shares, the midpoint of the offering range is 1,531,250 shares, the maximum of the offering range is 1,760,938 shares and 15% above the maximum of the offering range is 2,025,078 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for new Polonia Bancorp reflecting the pro forma impact of the offering, as calculated by RP Financial in its appraisal report of May 4, 2012. Compared to the median pricing ratios of the peer group, new Polonia Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 310.4% on a price-to-earnings basis, a discount of 13.3% on a price-to-book value basis and a discount of 16.0% on a price-to-tangible book value basis.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
New Polonia Bancorp (pro forma) (2):
Minimum	44.35	x	NM	(1)	50.51%	50.51%
Midpoint	53.74		NM	(1)	56.86	56.86
Maximum	63.70		NM	(1)	62.70	62.70
Maximum, as adjusted	75.95		NM	(1)	68.85	68.85
Pricing ratios of peer group companies as of May 4, 2012 (3):
Average	17.20	x	17.10	x	69.65%	71.44%
Median	15.52		17.16		72.35	74.61
All fully-converted, publicly-traded thrifts as of May 4, 2012 (3):
Average	19.12	x	19.99	x	80.48%	86.93%
Median	17.22		17.92		79.62	83.13

(1)	NM—Not meaningful due to negative core earnings.
(2)	Based on old Polonia Bancorp financial data as of and for the twelve months ended March 31, 2012.
(3)	Based on earnings for the twelve months ended December 31, 2011 and book value and tangible book value as of December 31, 2011.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $8.00 per share. The purchase price of $8.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 0.7158 to a maximum of 0.9684 shares of new Polonia Bancorp common stock for each current share of Polonia Bancorp common stock, with a midpoint of 0.8421. Based upon this exchange ratio, we expect to issue between 956,739 and 1,294,411 shares of new Polonia Bancorp common stock to the holders of Polonia Bancorp common stock outstanding immediately before the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and members approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon expiration of the offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 2,025,078 shares and issue up to 1,488,573 shares in the exchange without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Federal Reserve Board.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

After-Market Performance Information

The following table presents for all “second-step” conversions that began trading from January 1, 2011 to March 23, 2012, the percentage change in the trading price from the initial offering price to the dates shown in the table. The table also presents the average and median percentage change in trading prices for the same dates. This information relates to stock performance experiences by other companies that have completed second-step conversions. The companies may have different market capitalization, offering size, earnings quality and growth potential, among other factors, than new Polonia Bancorp.

As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of these second-step conversion offerings. None of these companies were included in the peer group of publicly traded companies utilized by RP Financial in performing its valuation analysis.

	Closing Date	Gross Proceeds	Price Performance from Initial Offering Date
Company			1 Day	1 Week	1 Month	Through May 4, 2012
Cheviot Financial Corp. (CHEV)	1/18/12	$37.4	3.1%	2.6%	3.5%	9.7%
Naugatuck Valley Financial Corp. (NVSL)	6/30/11	33.4	(1.3)	(2.5)	1.9	(6.1)
Rockville Financial, Inc. (RCKB)	3/4/11	171.1	6.0	6.5	5.0	14.6
Eureka Financial Corp. – PA (EKFC)	3/1/11	7.6	22.5	17.5	28.5	50.2
Atlantic Coast Financial Corp., – GA (ACFC)	2/4/11	17.1	0.5	0.0	2.0	(77.5)
Alliance Bancorp, Inc., – PA (ALLB)	1/18/11	32.6	10.0	6.8	11.9	16.5
SI Financial Group, Inc., – CT (SIFI)	1/13/11	52.4	15.9	12.9	17.5	43.9
Minden Bancorp, Inc., – LA (MDNB)	1/5/11	13.9	28.0	28.5	30.0	42.5

Average		$45.7	10.6%	9.0%	12.5%	11.7%
Median		$33.0	8.0%	6.7%	8.5%	15.6%

There can be no assurance that new Polonia Bancorp’s stock price will trade similarly to these companies. There can also be no assurance that our stock price will not trade below $8.00 per share.

The table is not intended to indicate how our common stock may perform. Data represented in the table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of the price at which new Polonia Bancorp’s common stock may trade in the future. Furthermore, this table presents only short-term price performance of these companies. The movement of any particular company’s stock price is subject to various factors, including, but not limited to, the amount of proceeds a company raises, the company’s historical and anticipated operating results, the nature and quality of the company’s assets, the company’s market area and the quality of management and management’s ability to deploy proceeds, such as through loans and investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases. In addition, stock prices may be affected by general market and economic conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions and the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not in the control of management.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on January 31, 2010 (including depositors of the former Earthstar Bank as of January 31, 2010 and which deposits were assumed by Polonia Bank) (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with aggregate balances of $50 or more on deposit at Polonia Bank as of the close of business on June 30, 2012 who are not eligible in category 1 above (“supplemental eligible account holders”).

4.	Polonia Bank’s depositors as of the close of business on July 31, 2012, who are not in categories 1 or 3 above and borrowers of Polonia Bank as of June 30, 2006 who continue to be borrowers as of July 31, 2012 (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint deposit account will be counted as a single subscriber to determine the maximum amount that may be subscribed for by an individual in the offering.

Priority 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$300,000 of common stock (which equals 37,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $228.1 million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of old Polonia Bancorp or Polonia Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Polonia Bank in the one year period preceding January 31, 2010.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at January 31, 2010. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Benefit Plans. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock issued in the offering. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 6.75% of the shares sold in the offering. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to the amount of its subscription. If the plan’s subscription is not filled in its entirety due to oversubscription or by choice, the employee stock ownership plan may purchase shares after the offering in the open market or directly from us, with the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$300,000 of common stock (which equals 37,500 shares); or

•	one-tenth of 1% of the total offering of common stock; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $199.7 million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2011. Failure to list an account, or providing incomplete or incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 37,500 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members whose subscriptions remain unfilled in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts and loans in which such other member had an ownership interest at July 31, 2012. Failure to list an account or providing incomplete or incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 4:00 p.m., Eastern time, on September 12, 2012. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

If the sale of the common stock is not completed by October 27, 2012 and regulatory approval of an extension has not been granted, all funds received will be returned promptly in full with interest calculated at Polonia Bank’s statement savings rate and without deduction of any fees and all withdrawal authorizations will be canceled. If we receive approval of the Federal Reserve Board to extend the time for completing the offering, we will notify all subscribers of the duration of the extension, and subscribers will have the right to confirm, change or cancel their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest and withdrawal authorizations will be canceled. No single extension can exceed 90 days. The offering must be completed no later than 24 months after Polonia MHC’s members approve the plan of conversion.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights. If you exercise your subscription rights, you will be required to certify on the order form that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or a subscriber’s shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Federal Reserve Board or another agency of the U.S. Government. Illegal transfers of subscription rights, including agreements made before completion of the offering to transfer shares after the offering, have been subject to enforcement actions by the Securities and Exchange Commission as violations of Rule 10b-5 of the Securities Exchange Act of 1934.

We intend to report to the Federal Reserve Board and the Securities and Exchange Commission anyone who we believe sells or gives away their subscription rights. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, preference will be given first to natural persons and trusts of natural persons who are residents of Montgomery or Philadelphia Counties, Pennsylvania (“community residents”), second to shareholders of old Polonia Bancorp as of July 31, 2012 and finally to members of the general public.

We will consider a person to be resident of a particular county if he or she occupies a dwelling in the county, has the intent to remain for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to make a determination as to a person’s resident status. In all cases, the determination of residence status will be made by us in our sole discretion.

Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 37,500 shares). If shares are available for community residents in the community offering but there are insufficient shares to satisfy all of their orders, the available shares will be allocated first to each community resident whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining community residents whose orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated. If, after filling the orders of community residents in the community offering, shares are available for shareholders of old Polonia Bancorp in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for community residents. The same allocation method would apply if oversubscription occurred among the general public.

We expect that the community offering, if held, will terminate at the same time as the subscription offering, although it may continue without notice to you until October 27, 2012, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days. If we receive regulatory approval for an extension beyond October 27, 2012, all subscribers will be notified of the duration of the extension, and will have the right to confirm, change or cancel their orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Extended Community Offering

All shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in an extended community offering. Sandler O’Neill & Partners, L.P. may facilitate the extended community offering by making arrangements with other brokers-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) to act as assisting brokers in the extended community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the extended community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any extended community offering. The extended community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Federal Reserve Board. See “—Community Offering” above for a discussion of rights of subscribers if an extension is granted.

Common stock sold in the extended community offering also will be sold at the $8.00 per share purchase price. Purchasers in the extended community offering are eligible to purchase up to $300,000 of common stock (which equals 37,500 shares). We may begin the extended community offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the extended community offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Persons participating in the extended community offering must submit a properly completed original stock order form and submit full payment for the shares subscribed for. See “—Procedures for Purchasing shares in the Subscription, Community and Extended Community Offerings.”

If for any reason we cannot affect an extended community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board and the FINRA must approve any such arrangements. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of new Polonia Bancorp common stock; or take such other actions as may be permitted by the Federal Reserve Board, FINRA and the Securities and Exchange Commission.

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Extended Community Offering,” the plan of conversion provides for the following purchase limitations:

•

Except for our employee stock ownership plan, no individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $300,000 of common stock (which equals 37,500 shares), subject to increase as described below.

•

Except for our employee stock ownership plan, no individual, together with any associates, and no group of persons acting in concert may purchase in all categories of the stock offering combined more than $300,000 of common stock (which equals 37,500 shares), subject to increase as described below.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 30.0% of the common stock sold in the offering.

•

The maximum number of shares of new Polonia Bancorp common stock that may be subscribed for or purchased in all categories of the stock offering combined by any person, together with associates of, or persons acting in concert with, such person, when combined with any shares of new Polonia Bancorp common stock to be received in exchange for shares of old Polonia Bancorp common stock, may not exceed 5.0% of the total shares of new Polonia Bancorp common stock outstanding upon completion of the conversion and offering. This means that if you already own a significant number of shares, you may not be permitted to purchase the maximum number of shares in the offering. For example, if you currently own more than 75,415 shares of common stock (assuming we close the offering at the minimum of the offering range) or 115,267 shares of common stock (assuming we close the offering at the maximum of the offering range), you would not be able to purchase all of the 37,500 shares allowable under the plan of conversion. However, existing shareholders of old Polonia Bancorp will not be required to sell any shares of old Polonia Bancorp common stock or be limited from receiving any shares of new Polonia Bancorp common stock in exchange for their shares of old Polonia Bancorp common stock or have to divest themselves of any shares of new Polonia Bancorp common stock received in exchange for their shares of old Polonia Bancorp common stock as a result of this limitation.

We may, in our sole discretion, increase the individual and/or aggregate purchase limitations to up to 5.0% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed in the subscription offering for the maximum number of shares of common stock and so indicate on their stock order forms, will be permitted to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

If we increase the maximum purchase limitation to 5.0% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.9%, provided that orders for common stock exceeding 5.0% of the shares of common stock sold in the offering may not exceed in the aggregate 10.0% of the total shares of common stock sold in the offering.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons reside at the same address or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation or organization other than Polonia MHC, old Polonia Bancorp or Polonia Bank or a majority-owned subsidiary of Polonia MHC, old Polonia Bancorp or Polonia Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Polonia MHC, old Polonia Bancorp or Polonia Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the FINRA. In its role as financial advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

•	consulting with us as to the financial and securities market implications of the plan of conversion and reorganization;

•	reviewing with our board of directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the offering; and

•	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill & Partners, L.P. will receive a fee of $150,000, $25,000 of which we have already paid to Sandler O’Neill & Partners, L.P. We will also reimburse Sandler O’Neill & Partners, L.P. for all reasonable out of pocket expenses, including attorney’s fees, up to a maximum of $100,000 in the aggregate regardless of whether the offering is completed.

In the event that common stock is sold in the extended community offering, we may authorize selected registered broker-dealer firms to assist in the sale of shares of common stock and to receive a fee paid by us. We will pay a fee to assisting brokers (which may include Sandler O’Neill & Partners, L.P.) whose broker representatives assist in the sale of shares in the extended community offering and whose name is entered by a subscriber on a subscriber’s stock order form accepted by Polonia Bancorp, Inc. The fee paid to each assisting broker who is identified on the stock order form will be 5.0% of the dollar amount of shares of common stock sold to each such subscriber.

The assisting brokers will not enter into a selected dealer or similar agreement with us or Sandler O’Neill & Partners, L.P.

We will indemnify Sandler O’Neill & Partners, L.P. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Polonia Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. Sales activity will be conducted in a segregated area of Polonia Bank’s main office. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of order forms and proxy cards; (3) organization and supervision of the Stock Information Center; (4) assistance with proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $10,000, of which $5,000 has been paid. In addition, Sandler O’Neill & Partners, L.P. will be reimbursed for its reasonable out of pocket expenses incurred in connection with its services as records management agent up to $25,000.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Sandler O’Neill & Partners, L.P. does not express any opinion as to the prices at which common stock to be issued may trade.

Lock-up Agreements

We and each of our directors and executive officers, have agreed, for a period beginning on the date of this prospectus and ending 90 days after completion of the offering and conversion, without the prior written consent of Sandler O’Neill & Partners, L.P., directly or indirectly, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock, or file any registration statement under the Securities Act, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise. The restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three (3) business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth herein will continue to apply until the expiration of the date that a 15 calendar days plus three (3) business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the expiration date or hand deliver a prospectus any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. mail. Execution of an order form will confirm receipt of delivery of a prospectus in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

Procedure for Purchasing Shares in the Subscription, Community and Extended Community Offerings

Use of Order Forms. To purchase shares of common stock in the subscription offering, the community offering or the extended community offering, you must submit a properly completed original stock order form and remit full payment. Incomplete stock order forms or stock order forms that are not signed are not required to be accepted. We are not required to accept stock orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 4:00 p.m. Eastern time, on September 12, 2012, provided that order forms submitted in the extended community offering must be received by the termination date of that offering. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without submitting full payment or without appropriate deposit account withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms, but we do not represent that we will do so.

You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight or hand-delivery to our Stock Information Center, which is located at our main office at 3993 Huntingdon Pike, Third Floor, Huntingdon Valley, Pennsylvania. Stock order forms will not be accepted at our other Polonia Bank offices and should not be mailed to Polonia Bank. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering or the extended community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

If you are ordering shares in the subscription offering, by signing the stock order form you are representing that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares.

By signing the stock order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Polonia Bank or any federal or state government, and that you received a copy of this prospectus. However, signing the stock order form will not cause you to waive your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

In the extended community offering, we may authorize selected registered broker-dealer firms to assist in the sale of shares of common stock and to receive a fee paid by us. You are not required to consult a broker representative with regard to the stock offering, however, if you choose to do so before placing an order in the extended community offering, please complete the section of the stock order form entitled “Assisting Brokers.”

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made only by:

•	Personal check, bank check or money order made payable directly to “Polonia Bancorp, Inc.”; or

•	Authorization of withdrawal from the types of Polonia Bank deposit accounts provided for on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Polonia Bank are provided on the order forms. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the applicable contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock during the offering; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest calculated at the current statement savings rate subsequent to the withdrawal.

If payment is made by personal check, funds must be available in the account. Payments made by check or money order will be immediately cashed and placed in a segregated account at Polonia Bank and will earn interest calculated at Polonia Bank’s statement savings rate from the date payment is received until the offering is completed, at which time a subscriber will be issued a check for interest earned.

You may not remit Polonia Bank line of credit checks, and we will not accept wire transfers or third-party checks, including those payable to you and endorsed over to new Polonia Bancorp. You may not designate on your stock order form a direct withdrawal from a Polonia Bank retirement account. See “— Using Retirement Account Funds to Purchase Shares” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Polonia Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by October 27, 2012, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Regulations prohibit Polonia Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

The employee stock ownership plan will not be required to pay for shares at the time it subscribes, but rather may pay for shares upon the completion of the offering; provided that there is in force, from the time of its subscription until the completion of the offering, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with a legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using Retirement Account Funds To Purchase Shares. A depositor interested in using funds in his or her individual retirement account(s) (IRAs) or any other retirement account at Polonia Bank to purchase common stock must do so through a self-directed retirement account. Since we do not offer those accounts, before placing a stock order, a depositor must make a transfer of funds from Polonia Bank to a trustee (or custodian) offering a self-directed retirement account program (such as a brokerage firm). There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Subscribers interested in using funds in a retirement account held at Polonia Bank or elsewhere to purchase common stock should contact the Stock Information Center for assistance at least two weeks before the September 12, 2012 offering expiration date, because processing such transactions takes additional time. Whether or not you may use retirement funds for the purchase of shares in the offering depends on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at Polonia Bank’s statement savings rate from the date of receipt.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in Polonia Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Polonia MHC based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Polonia MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Polonia MHC after other claims are paid. Any depositor who opens a deposit account at Polonia Bank obtains a pro rata ownership interest in the net worth of Polonia

MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Polonia MHC, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and offering are being accomplished, the normal business of Polonia Bank will continue without interruption, including being regulated by the Office of the Comptroller of the Currency. After the conversion and offering, Polonia Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of Polonia Bank at the time of conversion will serve as directors of Polonia Bank after the conversion and offering. The board of directors of new Polonia Bancorp is composed of the individuals who serve on the board of directors of old Polonia Bancorp. All officers of Polonia Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with Polonia Bank. All deposit accounts in Polonia Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at Polonia Bank.

After the conversion and offering, all loans of Polonia Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If Polonia MHC were to liquidate, all claims of Polonia MHC’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Polonia MHC would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Polonia Bank immediately before liquidation. In the unlikely event that Polonia Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to new Polonia Bancorp as the holder of Polonia Bank’s capital stock.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event of a complete liquidation of Polonia MHC or old Polonia Bancorp prior to the conversion, all claims of creditors of old Polonia Bancorp, including those of depositors of Polonia Bank (to the extent of their deposit balances), would be paid first. Thereafter, if there were any assets of old Polonia Bancorp remaining, these assets would be distributed to shareholders, including Polonia MHC. Then, if there were any assets of Polonia MHC remaining, members of Polonia MHC would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Polonia Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that new Polonia Bancorp and Polonia Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” maintained by new Polonia Bancorp pursuant to the plan of conversion to certain depositors, with any assets remaining thereafter distributed to new Polonia Bancorp as the holder of Polonia Bank capital stock.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by new Polonia Bancorp for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to Polonia MHC’s ownership interest in the retained earnings of old Polonia Bancorp as of the date of its latest balance sheet contained in this prospectus. The plan of conversion also provides that new Polonia Bancorp shall cause the establishment of a bank liquidation account.

The liquidation account established by new Polonia Bancorp is designed to provide payments to depositors of their liquidation interests in the event of a liquidation of new Polonia Bancorp and Polonia Bank or of Polonia Bank. Specifically,

in the unlikely event that new Polonia Bancorp and Polonia Bank were to completely liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of January 31, 2010 and June 30, 2012 of the liquidation account maintained by new Polonia Bancorp. In a liquidation of both entities, or of Polonia Bank, when new Polonia Bancorp has insufficient assets to fund the distribution due to eligible account holders and Polonia Bank has positive net worth, Polonia Bank will pay amounts necessary to fund new Polonia Bancorp’s remaining obligations under the liquidation account. The plan of conversion also provides that if new Polonia Bancorp is sold or liquidated apart from a sale or liquidation of Polonia Bank, then the rights of eligible account holders in the liquidation account maintained by new Polonia Bancorp will be surrendered and treated as a liquidation account in Polonia Bank. Depositors will have an equivalent interest in the bank liquidation account and the bank liquidation account will have the same rights and terms as the liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, new Polonia Bancorp will eliminate or transfer the liquidation account and the interests in such account to Polonia Bank and the liquidation account shall thereupon become the liquidation account of Polonia Bank and not be subject in any manner or amount to new Polonia Bancorp’s creditors.

Also, under the rules and regulations of the Federal Reserve Board, no post-conversion merger, consolidation, or similar combination or transaction with another depository institution in which new Polonia Bancorp or Polonia Bank is not the surviving institution would be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in Polonia Bank on January 31, 2010 or June 30, 2012, as applicable. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on January 31, 2010 or June 30, 2012 bears to the balance of all deposit accounts in Polonia Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on January 31, 2010 or June 30, 2012 or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to new Polonia Bancorp as the sole shareholder of Polonia Bank.

Delivery of Stock Certificates

A certificate representing the common stock purchased in the subscription, community and extended community offerings will be mailed by regular mail, by our transfer agent to the registration address designated by the subscriber on the stock order form as soon as practicable following completion of the conversion and offering. Our transfer agent will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares, even though trading of the common stock will have commenced. Your ability to sell the shares of common stock before your receipt of the stock certificate will depend on arrangements you may make with your brokerage firm. If you are currently a shareholder of old Polonia Bancorp, see “— Share Exchange Ratio for Current Shareholders.”

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (888) 938–3480. The Stock Information Center, which is located at our main office 3993 Huntingdon Pike, Third Floor, Huntingdon Valley,

Pennsylvania, is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Federal Reserve Board regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve Board, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve Board may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve Board. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Restrictions on Transfer of Shares Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Federal Reserve Board. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers and their associates will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their accounts with Polonia Bank as account holders. While this aspect of the offering makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Federal Reserve Board regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Accounting Treatment

The conversion will be accounted for as a change in legal organization and form and not a business combination. Accordingly, the carrying amount of the assets and liabilities of Polonia Bank will remain unchanged from their historical cost basis.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Federal Reserve Board that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by Polonia Bank, old Polonia Bancorp or Polonia MHC as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Polonia Bank, old Polonia Bancorp, Polonia MHC, new Polonia Bancorp, persons receiving subscription rights and shareholders of old Polonia Bancorp.

Kilpatrick Townsend & Stockton LLP has issued an opinion to old Polonia Bancorp, Polonia MHC and new Polonia Bancorp that, for federal income tax purposes:

1. The merger of Polonia MHC with and into old Polonia Bancorp (the mutual holding company merger) will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. (Section 368(a)(l)(A) of the Internal Revenue Code.)

2. Polonia MHC will not recognize any gain or loss on the transfer of its assets to old Polonia Bancorp and old Polonia Bancorp’s assumption of its liabilities, if any, in constructive exchange for a liquidation interest in old Polonia Bancorp or on the constructive distribution of such liquidation interest to Polonia MHC’s members who remain depositors of Polonia Bank. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

3. No gain or loss will be recognized by old Polonia Bancorp upon the receipt of the assets of Polonia MHC in the mutual holding company merger in exchange for the constructive transfer to the members of Polonia MHC of a liquidation interest in old Polonia Bancorp (Section 1032(a) of the Internal Revenue Code.)

4. Persons who have an interest in Polonia MHC will recognize no gain or loss upon the constructive receipt of a liquidation interest in old Polonia Bancorp in exchange for their voting and liquidation rights in Polonia MHC. (Section 354(a) of the Internal Revenue Code.)

5. The basis of the assets of Polonia MHC (other than stock in old Polonia Bancorp) to be received by old Polonia Bancorp will be the same as the basis of such assets in the hands of Polonia MHC immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

6. The holding period of the assets of Polonia MHC in the hands of old Polonia Bancorp will include the holding period of those assets in the hands of Polonia MHC. (Section 1223(2) of the Internal Revenue Code.)

7. The merger of old Polonia Bancorp with and into new Polonia Bancorp (the holding company merger) will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. (Section 368(a)(1)(F) of the Internal Revenue Code.)

8. Old Polonia Bancorp will not recognize any gain or loss on the transfer of its assets to new Polonia Bancorp and new Polonia Bancorp’s assumption of its liabilities in exchange for shares of common stock in new Polonia Bancorp or on the constructive distribution of such stock to shareholders of old Polonia Bancorp other than Polonia MHC and the liquidation accounts to the eligible account holders and supplemental eligible account holders. (Sections 361(a), 361(c) and 357(a) of the Internal Revenue Code.)

9. No gain or loss will be recognized by new Polonia Bancorp upon the receipt of the assets of old Polonia Bancorp in the holding company merger. (Section 1032(a) of the Internal Revenue Code.)

10. The basis of the assets of old Polonia Bancorp (other than stock in Polonia Bank) to be received by new Polonia Bancorp will be the same as the basis of such assets in the hands of old Polonia Bancorp immediately prior to the transfer. (Section 362(b) of the Internal Revenue Code.)

11. The holding period of the assets of old Polonia Bancorp (other than stock in Polonia Bank) to be received by new Polonia Bancorp will include the holding period of those assets in the hands of old Polonia Bancorp immediately prior to the transfer. (Section 1223(2) of the Internal Revenue Code.)

12. Old Polonia Bancorp shareholders will not recognize any gain or loss upon their exchange of old Polonia Bancorp common stock for new Polonia Bancorp common stock. (Section 354 of the Internal Revenue Code.)

13. Eligible account holders and supplemental eligible account holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in old Polonia Bancorp for the liquidation accounts in new Polonia Bancorp (Section 354 of the Internal Revenue Code.)

14. The payment of cash to shareholders of old Polonia Bancorp in lieu of fractional shares of new Polonia Bancorp common stock will be treated as though the fractional shares were distributed as part of the holding company merger and then redeemed by new Polonia Bancorp. The cash payments will be treated as distributions in full payment for the fractional shares deemed redeemed under Section 302(a) of the Internal Revenue Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

15. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase old Polonia Bancorp common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders, supplemental eligible account Holders and other voting members upon distribution to them of nontransferable subscription rights to purchase shares of old Polonia Bancorp common stock. (Section 356(a) of the Internal Revenue Code.) Eligible account holders, supplemental eligible account holders and other voting members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights. (Rev. Rul. 56-572, 1956-2 C.B. 182.)

16. It is more likely than not that the fair market value of the benefit provided by the bank liquidation account supporting the payment of the liquidation account in the event new Polonia Bancorp lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the constructive distribution to them of such rights in the bank liquidation account as of the effective date of the holding company merger. (Section 356(a) of the Internal Revenue Code.)

17. It is more likely than not that the basis of common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (Section 1012 of the Internal Revenue Code.)

18. Each shareholder’s holding period in his or her new Polonia Bancorp common stock received in the exchange will include the period during which the common stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (Section 1223(1) of the Internal Revenue Code.)

19. The holding period of the common stock purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Internal Revenue Code.)

20. No gain or loss will be recognized by new Polonia Bancorp on the receipt of money in exchange for common stock sold in the offering. (Section 1032 of the Internal Revenue Code.)

The statements set forth in paragraph (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

The statements set forth in paragraph (16) above are based on the position that the benefit provided by the bank liquidation account supporting the payment of the liquidation account if new Polonia Bancorp lacks sufficient net assets has a fair market value of zero. According to our counsel: (1) there is no history of any holder of a liquidation account receiving any payment attributable to a liquidation account; (2) the interests in the liquidation account and bank liquidation account are not transferable; (3) the amounts due under the liquidation account with respect to each eligible account holder and supplemental eligible account holder will be reduced as their deposits in Polonia Bank are reduced as described in the plan of conversion; and (4) the bank liquidation account payment obligation arises only if new Polonia Bancorp lacks sufficient net assets to fund the liquidation account. If such bank liquidation account rights are subsequently found to have an economic value, income may be recognized by each eligible account holder and supplemental eligible account holder in the amount of such fair market value as of the effective date of the holding company merger.

S.R. Snodgrass, A.C. has issued an opinion to us to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Federal Reserve Board. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time before the submission of proxy materials to the members of Polonia MHC and shareholders of old Polonia Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Federal Reserve Board. The plan of conversion may be terminated by a majority vote of the board of directors at any time before the earlier of the date of the special meeting of shareholders and the date of the annual meeting of members of Polonia MHC, and may be terminated by the board of directors at any time thereafter with the concurrence of the Federal Reserve Board. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the members of Polonia MHC approved the plan of conversion, and may not be extended by us or the Federal Reserve Board.

COMPARISON OF SHAREHOLDERS’ RIGHTS

As a result of the conversion, current holders of old Polonia Bancorp common stock will become shareholders of new Polonia Bancorp. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of old Polonia Bancorp and the articles of incorporation and bylaws of new Polonia Bancorp and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.

In some instances, the rights of shareholders of new Polonia Bancorp will be less than the rights shareholders of old Polonia Bancorp currently have. The decrease in shareholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of new Polonia Bancorp. In some instances, the differences in shareholder rights may increase management rights. In other instances, the provisions in new Polonia Bancorp’s articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of new Polonia Bancorp and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the articles of incorporation and bylaws of new Polonia Bancorp.

Authorized Capital Stock. The authorized capital stock of old Polonia Bancorp consists of 14,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of the new Polonia Bancorp will consist of 14,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Old Polonia Bancorp’s charter and new Polonia Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Polonia MHC is required to own not less than a majority of the outstanding common stock of old Polonia Bancorp. There will be no such restriction applicable to new Polonia Bancorp following consummation of the conversion, as Polonia MHC will cease to exist.

New Polonia Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of new Polonia Bancorp, whereas old Polonia Bancorp’s federal stock charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, new Polonia Bancorp could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of new Polonia Bancorp could be issued directly to directors or officers without shareholder approval. However, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances to qualify such plans for favorable treatment under current federal income tax laws and regulations. We plan to submit the stock compensation plan discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of old Polonia Bancorp nor the articles of incorporation and bylaws of new Polonia Bancorp provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. Neither the federal stock charter of old Polonia Bancorp nor the articles of incorporation of new Polonia Bancorp permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when two directors are to be elected, cumulative voting allows a holder of 100 shares to cast 200 votes for a single nominee, apportion 100 votes for each nominee, or apportion 200 votes in any other manner.

Payment of Dividends. The ability of Polonia Bank to pay dividends on its capital stock is restricted by Office of the Comptroller of the Currency and Federal Reserve Board regulations and by tax considerations related to savings associations. Polonia Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect new Polonia Bancorp because dividends from Polonia Bank will be a primary source of funds for the payment of dividends to the shareholders of new Polonia Bancorp.

Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

Board of Directors. The bylaws of old Polonia Bancorp and the articles of incorporation of new Polonia Bancorp each require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of old Polonia Bancorp and the bylaws of new Polonia Bancorp, any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present. Any director of old Polonia Bancorp so chosen shall hold office until the next annual meeting of shareholders, and any director of new Polonia Bancorp so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified.

The bylaws of new Polonia Bancorp provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

Under the bylaws of old Polonia Bancorp, directors may be removed only for cause at a meeting of shareholders called for such purpose by the vote of the holders of a majority of the shares of stock entitled to vote at an election of directors. The bylaws of new Polonia Bancorp provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of directors.

Limitations on Liability. The articles of incorporation of new Polonia Bancorp provide that, to the fullest extent permitted under Maryland law, the directors and officers of new Polonia Bancorp shall have no personal liability to new Polonia Bancorp or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the Maryland General Corporation Law.

Currently, federal law does not permit federally chartered savings and loan holding companies like old Polonia Bancorp to limit the personal liability of directors in the manner provided by Maryland law and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. Federal regulations provide that old Polonia Bancorp must indemnify its directors, officers and employees for any costs incurred in connection with any action involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of old Polonia Bancorp or its shareholders. Old Polonia Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, old Polonia Bancorp is required to notify the Federal Reserve Board of its intention and such payment cannot be made if the Federal Reserve Board objects thereto.

The articles of incorporation of new Polonia Bancorp provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of new Polonia Bancorp also provide that new Polonia Bancorp will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Special Meetings of Shareholders. The bylaws of old Polonia Bancorp provide that special meetings of the shareholders of old Polonia Bancorp may be called by the Chairman, President, a majority of the board of directors or the holders of not less than one-tenth of the outstanding capital stock of old Polonia Bancorp entitled to vote at the meeting. The bylaws of new Polonia Bancorp provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

Shareholder Nominations and Proposals. The bylaws of old Polonia Bancorp provide an advance notice procedure for shareholders to nominate directors or bring other business before an annual or special meeting of shareholders of old Polonia Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the old Polonia Bancorp board of directors or by a shareholder who has given appropriate notice to old Polonia Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given old Polonia Bancorp appropriate notice of its intention to bring that business before the meeting.

New Polonia Bancorp’s bylaws establish a similar advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of new Polonia Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the new Polonia Bancorp board of directors or by a shareholder who has given appropriate notice to new Polonia Bancorp before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given new Polonia Bancorp appropriate notice of its intention to bring that business before the meeting. New Polonia Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to new Polonia Bancorp concerning the nature of the new business, the shareholder, the shareholder’s ownership in the new Polonia Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide new Polonia Bancorp with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives new Polonia Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. Under Maryland law, action may be taken by shareholders of new Polonia Bancorp without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting. Similarly, the bylaws of old Polonia Bancorp provide that action may be taken by shareholders without a meeting if all shareholders entitled to vote on the matter consent to the taking of such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation, which is currently applicable to old Polonia Bancorp, provides that shareholders holding of record at least $100,000 of stock or at least 1% of the total outstanding voting shares may inspect and make extracts from specified books and records of a federally chartered savings and loan association after proper written notice for a proper purpose.

Under Maryland law, a shareholder who has been a shareholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any shareholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of shareholders, annual statements of affairs and voting trust agreements.

Limitations on Voting Rights. The articles of incorporation of new Polonia Bancorp provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Polonia Bancorp or any subsidiary or a trustee of a plan.

In addition, Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of new Polonia Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The charter of old Polonia Bancorp provides that no person, other than Polonia MHC, shall directly or indirectly offer to acquire or acquire more than 10% of the then-outstanding shares of common stock. The foregoing restriction does not apply to:

•	the purchase of shares by underwriters in connection with a public offering; or

•	the purchase of shares by any employee benefit plans of old Polonia Bancorp or any subsidiary.

Mergers, Consolidations and Sales of Assets. Federal regulations currently require the approval of two-thirds of the board of directors of old Polonia Bancorp and the holders of two-thirds of the outstanding stock of old Polonia Bancorp entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits old Polonia Bancorp to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of old Polonia Bancorp is not changed;

•

each share of old Polonia Bancorp stock outstanding immediately before the effective date of the transaction is to be an identical outstanding share or a treasury share of old Polonia Bancorp after such effective date; and

•

either: (a) no shares of voting stock of old Polonia Bancorp and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of old Polonia Bancorp to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of old Polonia Bancorp outstanding immediately before the effective date of the transaction.

Under Maryland law, a merger or consolidation of new Polonia Bancorp requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•

each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

The articles of incorporation of new Polonia Bancorp reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.

In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of new Polonia Bancorp.

Under Maryland law, a sale of all or substantially all of new Polonia Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of new Polonia Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Business Combinations with Interested Shareholders. Under Maryland law, “business combinations” between new Polonia Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Polonia Bancorp’s voting stock after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Polonia Bancorp at any time after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Polonia Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Polonia Bancorp and an interested shareholder generally must be recommended by the board of directors of new Polonia Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Polonia Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Polonia Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Polonia Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Neither the charter or bylaws of old Polonia Bancorp nor the federal laws and regulations applicable to old Polonia Bancorp contain a provision that restricts business combinations between old Polonia Bancorp and any interested stockholder in the manner set forth above.

Dissenters’ Rights of Appraisal. Under Maryland law, shareholders of new Polonia Bancorp have the right to dissent from any plan of merger or consolidation to which new Polonia Bancorp is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise. Pursuant to new Polonia Bancorp’s articles of incorporation, holders of new Polonia Bancorp common stock are not entitled to exercise the rights of an objecting shareholder.

Evaluation of Offers; Other Corporate Constituencies. The articles of incorporation of new Polonia Bancorp provide that its directors, in discharging their duties to new Polonia Bancorp and in determining what they reasonably believe to be in the best interest of new Polonia Bancorp, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon new Polonia Bancorp’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, new Polonia Bancorp and its subsidiaries and on the communities in which new Polonia Bancorp and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of new Polonia Bancorp; (d) whether a more favorable price could be obtained for new Polonia Bancorp’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of new Polonia Bancorp; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire new Polonia Bancorp is not in the best interest of new Polonia Bancorp, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

By having these standards in the articles of incorporation of new Polonia Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of new Polonia Bancorp, even if the price offered is significantly greater than the market price of any equity security of new Polonia Bancorp.

Amendment of Governing Instruments. No amendment of the charter of old Polonia Bancorp may be made unless it is first proposed by the board of directors, then preliminarily approved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The articles of incorporation of new Polonia Bancorp generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of old Polonia Bancorp may be amended in a manner consistent with regulations of the Federal Reserve Board and shall be effective after (1) approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the shareholders of old Polonia Bancorp at any legal meeting and (2) receipt of applicable regulatory approval. The bylaws of new Polonia Bancorp may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of new Polonia Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

RESTRICTIONS ON ACQUISITION OF NEW POLONIA BANCORP

General

Certain provisions in the articles of incorporation and bylaws of new Polonia Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Articles of Incorporation and Bylaws of New Polonia Bancorp

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of new Polonia Bancorp or any subsidiary or a trustee of a plan.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of new Polonia Bancorp.

Filling of Vacancies; Removal. Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Special Meetings of Shareholder. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.

Amendment of Articles of Incorporation. Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder, the shareholder’s ownership of new Polonia Bancorp and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between new Polonia Bancorp and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of new Polonia Bancorp’s voting stock after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of new Polonia Bancorp at any time after the date on which new Polonia Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of new Polonia Bancorp. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between new Polonia Bancorp and an interested shareholder generally must be recommended by the board of directors of new Polonia Bancorp and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of new Polonia Bancorp and (2) two-thirds of the votes entitled to be cast by holders of voting stock of new Polonia Bancorp other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if new Polonia Bancorp’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Regulatory Restrictions

Federal Reserve Board Regulations. Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal

Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

The acquisition of 10% or more of our outstanding common stock may trigger provisions of the Bank Holding Company Act, the Change in Bank Control Act of 1978, the Federal Reserve Board’s Regulation Y and Office of the Comptroller of the Currency regulations. The Federal Reserve Board and Office of the Comptroller of the Currency also require persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board and the Office of the Comptroller of the Currency.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Federal Reserve Board and Office of the Comptroller of the Currency regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Federal Reserve Board and the Office of the Comptroller of the Currency to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF NEW POLONIA BANCORP CAPITAL STOCK

The common stock of new Polonia Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New Polonia Bancorp is authorized to issue 14,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01. Each share of new Polonia Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. New Polonia Bancorp will not issue any shares of preferred stock in the conversion and offering.

Common Stock

Dividends. New Polonia Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by new Polonia Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of new Polonia Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of new Polonia Bancorp. If new Polonia Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of new Polonia Bancorp will possess exclusive voting rights in new Polonia Bancorp. They will elect new Polonia Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New Polonia Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If new Polonia Bancorp issues preferred stock, holders of new Polonia Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Polonia Bank, new Polonia Bancorp, as the sole holder of Polonia Bank’s capital stock, would be entitled to receive all of Polonia Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Polonia Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of new Polonia Bancorp, the holders of its common stock would be entitled to receive all of the assets of new Polonia Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If new Polonia Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of new Polonia Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New Polonia Bancorp will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock of new Polonia Bancorp will be Registrar and Transfer Company, Cranford, New Jersey.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. S.R. Snodgrass, A.C. has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and S.R. Snodgrass, A.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of old Polonia Bancorp and subsidiary as of December 31, 2011 and 2010, and for each of the years then ended, have been included herein in reliance upon the report of S.R. Snodgrass, A.C., an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The discussions related to state income taxes included under the “Material Income Tax Consequences” heading of “The Conversion and Offering” section, were prepared for the Company by S.R. Snodgrass, A.C., an independent registered public accounting firm, and have been included herein upon the authority of said firm as experts in tax matters.

RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Polonia MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve Board System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Board Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.

A copy of the plan of conversion is available without charge from Polonia Bank by contacting the Stock Information Center.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Board of Governors of the Federal Reserve Board. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Federal Reserve Board as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF POLONIA BANCORP

Page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at March 31, 2012 (unaudited) and December 31, 2011 and 2010	F-2
Consolidated Statements of Income (Loss) for the Three Months Ended March 31, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010	F-3
Consolidated Statements of Comprehensive Income for the Three Months Ended March 31, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010	F-4
Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2012 and the Years Ended December 31, 2011 and 2010	F-5
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2012 and 2011 (unaudited) and the Years Ended December 31, 2011 and 2010	F-6
Notes to Consolidated Financial Statements	F-7

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for new Polonia Bancorp have not been included in this prospectus because new Polonia Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Polonia Bancorp

We have audited the consolidated balance sheet of Polonia Bancorp and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polonia Bancorp and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

April 12, 2012

POLONIA BANCORP

CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
ASSETS
Cash and due from banks	$1,523,995	$2,312,801	$2,426,126
Interest-bearing deposits with other institutions	20,492,509	15,103,397	51,578,423

Cash and cash equivalents	22,016,504	17,416,198	54,004,549

Investment securities available for sale	16,519,681	17,348,485	27,350,263
Investment securities held to maturity (fair value $58,123,794, $58,992,283, and $26,075,142)	55,638,590	56,597,111	26,127,630
Loans receivable	121,899,838	128,922,661	138,499,284
Covered loans	24,416,678	25,708,179	32,808,086

Total loans	146,316,516	154,630,840	171,307,370
Less: Allowance for loan losses	1,145,952	1,279,008	833,984

Net loans	145,170,564	153,351,832	170,473,386

Accrued interest receivable	928,215	970,966	1,073,223
Federal Home Loan Bank stock	2,681,400	2,822,600	3,465,600
Premises and equipment, net	5,089,455	5,085,980	4,571,178
Bank-owned life insurance	4,210,727	4,200,181	4,140,267
FDIC indemnification asset	5,129,199	5,218,506	5,397,192
Other assets	2,579,943	2,038,563	2,225,661

TOTAL ASSETS	$259,964,278	$265,050,422	$298,828,949

LIABILITIES
Deposits	$203,175,347	$203,016,286	$239,705,812
FHLB advances—long-term	25,945,611	31,091,302	28,426,193
Advances by borrowers for taxes and insurance	637,407	939,092	1,005,753
Accrued interest payable	86,826	95,894	103,534
Other liabilities	2,286,153	2,269,471	2,328,096

TOTAL LIABILITIES	232,131,344	237,412,045	271,569,388

Commitments and contingencies (Note 12)	—	—	—

STOCKHOLDERS' EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued or outstanding)	—	—	—
Common stock ($.01 par value; 14,000,000 shares authorized; 3,306,250 shares issued)	33,063	33,063	33,063
Additional paid-in-capital	14,081,572	14,051,475	13,863,863
Retained earnings	15,475,668	15,399,854	15,001,215
Unallocated shares held by Employee Stock Ownership Plan (“ESOP”) (84,248, 87,514, and 95,043 shares)	(842,480)	(875,144)	(950,437)
Treasury stock (151,136, 151,136, and 149,154 shares)	(1,274,528)	(1,274,528)	(1,262,141)
Accumulated other comprehensive income	359,639	303,657	573,998

TOTAL STOCKHOLDERS' EQUITY	27,832,934	27,638,377	27,259,561

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$259,964,278	$265,050,422	$298,828,949

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF INCOME (LOSS)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
INTEREST AND DIVIDEND INCOME
Loans receivable	$1,996,624	$2,229,652	$8,947,386	$8,250,705
Investment securities	588,372	569,496	2,466,626	1,584,270
Interest-bearing deposits and other dividends	2,236	3,526	7,044	9,471

Total interest and dividend income	2,587,232	2,802,674	11,421,056	9,844,446

INTEREST EXPENSE
Deposits	526,645	673,327	2,552,265	2,833,205
FHLB advances - long-term	187,096	194,046	815,407	818,853
Advances by borrowers for taxes and insurance	5,968	5,746	21,229	22,909

Total interest expense	719,709	873,119	3,388,901	3,674,967

NET INTEREST INCOME BEFORE PROVISION (CREDIT) FOR LOAN LOSSES	1,867,523	1,929,555	8,032,155	6,169,479
Provision (credit) for loan losses	90,059	25,766	440,142	(115,408)

NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	1,777,464	1,903,789	7,592,013	6,284,887

NON-INTEREST INCOME
Service fees on deposit accounts	32,634	29,570	162,055	86,311
Earnings on bank-owned life insurance	10,546	17,369	59,914	87,042
Investment securities gains, net	—	—	253,921	293,815
Gain on sale of loans	141,561	—	456,140	365,945
Rental income	73,494	72,790	302,383	287,847
Acquisition related gains	—	—	—	4,600,480
Other	105,915	61,745	228,220	388,998

Total non-interest income	364,150	181,474	1,462,633	6,110,438

NON-INTEREST EXPENSE
Compensation and employee benefits	1,163,047	1,100,519	4,623,760	3,655,662
Occupancy and equipment	332,573	353,189	1,355,012	1,030,236
Federal deposit insurance premiums	74,130	92,391	264,160	375,983
Data processing expense	99,821	151,224	555,910	286,901
Professional fees	99,568	94,014	375,315	354,478
Other	253,506	304,605	1,420,863	1,942,236

Total non-interest expense	2,022,645	2,095,942	8,595,020	7,645,496

Income (loss) before income tax expense (benefit)	118,969	(10,679)	459,626	4,749,829
Income tax expense (benefit)	43,155	(4,277)	60,987	1,586,034

NET INCOME (LOSS)	$75,814	$(6,402)	$398,639	$3,163,795

EARNINGS PER SHARE, BASIC AND DILUTED	$0.02	$0.00	$0.13	$1.04
Weighted-average common shares outstanding, basic and diluted	3,063,935	3,044,965	3,052,157	3,033,208

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Net income (loss)	$75,814	$(6,402)	$398,639	$3,163,795
Changes in net unrealized gain (loss) on investment securities available for sale	84,821	18,141	(155,686)	301,908
Tax effect	(28,839)	(6,168)	52,933	(102,649)
Less: Reclassification adjustment for gains included in net income	—	—	(253,921)	(293,815)
Tax effect	—	—	86,333	99,897

Other comprehensive income (loss), net of tax	55,982	11,973	(270,341)	5,341

Total comprehensive income	$131,796	$5,571	$128,298	$3,169,136

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Unallocated ESOP Shares	Treasury Stock	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, December 31, 2009	3,306,250	$33,063	$13,694,394	$11,837,420	$(1,036,840)	$(1,251,735)	$568,657	$23,844,959
Net income				3,163,795				3,163,795
Other comprehensive income, net							5,341	5,341
Purchase of treasury stock (1,982 shares, at cost)						(10,406)		(10,406)
Stock options compensation expense			89,593					89,593
Allocation of unearned ESOP shares			(35,857)		86,403			50,546
Allocation of unearned restricted stock			115,733					115,733

Balance, December 31, 2010	3,306,250	33,063	13,863,863	15,001,215	(950,437)	(1,262,141)	573,998	27,259,561
Net income				398,639				398,639
Other comprehensive loss, net							(270,341)	(270,341)
Purchase of treasury stock (1,982 shares, at cost)						(12,387)		(12,387)
Stock options compensation expense			89,593					89,593
Allocation of unearned ESOP shares			(17,714)		75,293			57,579
Allocation of unearned restricted stock			115,733					115,733

Balance, December 31, 2011	3,306,250	33,063	14,051,475	15,399,854	(875,144)	(1,274,528)	303,657	27,638,377
Net income (unaudited)				75,814				75,814
Other comprehensive income, net (unaudited)							55,982	55,982
Stock options compensation expense (unaudited)			22,398					22,398
Allocation of unearned ESOP shares (unaudited)			(21,234)		32,664			11,430
Allocation of unearned restricted stock (unaudited)			28,933					28,933

Balance, March 31, 2012 (Unaudited)	3,306,250	$33,063	$14,081,572	$15,475,668	$(842,480)	$(1,274,528)	$359,639	$27,832,934

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Month Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$75,814	$(6,402)	$398,639	$3,163,795
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision (credit) for loan losses	90,059	25,766	440,142	(115,408)
Depreciation, amortization, and accretion	117,875	151,587	373,970	484,976
Decrease in prepaid federal deposit insurance premium	49,887	68,255	165,425	280,996
Investment securities gains, net	—	—	(253,921)	(293,815)
Proceeds from sale of loans	4,633,581	—	21,355,799	17,117,989
Net gain on sale of loans	(141,561)	—	(456,140)	(365,945)
Loans originated for sale	(4,492,020)	—	(20,899,659)	(16,752,044)
Earnings on bank-owned life insurance	(10,546)	(17,369)	(59,914)	(87,042)
Deferred federal income taxes	(44,965)	60,845	(41,903)	1,543,641
Decrease (increase) in accrued interest receivable	42,751	(26,747)	102,257	(142,887)
Increase (decrease) in accrued interest payable	(9,068)	(2,759)	(7,640)	39,887
Compensation expense for stock options, ESOP, and restricted stock	62,761	63,942	262,905	255,872
Net gain on acquisition	—	—	—	(4,600,480)
Other, net	(289,196)	(5,564)	(85,780)	41,285

Net cash provided by operating activities	85,372	311,554	1,294,180	570,820

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from sales	—	—	6,361,927	6,483,428
Proceeds from principal repayments and maturities	908,940	1,627,609	5,433,371	12,929,518
Purchases	—	—	(1,933,200)	(9,251,651)
Investment securities held to maturity:
Proceeds from principal repayments and maturities	2,480,032	1,579,639	7,904,674	4,183,761
Purchases	(1,555,781)	(29,016,481)	(38,537,609)	(16,716,427)
Decrease (increase) in loans receivable, net	6,552,864	(2,401,058)	9,587,942	13,640,384
Decrease in covered loans	1,276,294	1,411,493	7,194,860	414,929
Purchase of Federal Home Loan Bank stock	—	—	—	(54,600)
Redemptions of Federal Home Loan Bank stock	141,200	173,300	643,000	116,700
Payments received from Federal Deposit Insurance Corporation	100,576	—	—	—
Proceeds for the sale of other real estate owned	—	—	312,145	—
Purchase of premises and equipment	(108,330)	(69,393)	(884,461)	(104,598)
Net cash received from acquisition	—	—	—	46,776,710

Net cash provided by (used for) investing activities	9,795,795	(26,694,891)	(3,917,351)	58,418,154

FINANCING ACTIVITIES
Increase (decrease) in deposits, net	166,515	(22,394,036)	(36,551,241)	(15,078,108)
Repayment of FHLB advances - long-term	(5,145,691)	(1,906,168)	(2,334,891)	(2,047,331)
Proceeds of FHLB advances - long-term	—	5,000,000	5,000,000	4,000,000
Purchase of treasury stock	—	—	(12,387)	(10,406)
Decrease in advances by borrowers for taxes and insurance, net	(301,685)	(287,852)	(66,661)	(275,110)

Net cash used for financing activities	(5,280,861)	(19,588,056)	(33,965,180)	(13,410,955)

Increase (decrease) in cash and cash equivalents	4,600,306	(45,971,393)	(36,588,351)	45,578,019

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	17,416,198	54,004,549	54,004,549	8,426,530

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,016,504	$8,033,156	$17,416,198	$54,004,549

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid:
Interest	$728,777	$875,878	$3,396,541	$3,635,080
Income taxes	200,000	—	35,000	90,000
Noncash transactions:
Transfers from loans to other real estate owned	269,263	—	—	—
Acquisitions:
Acquisitions (for more information, refer to Note 3 FDIC—Assisted Acquisition)
Noncash assets acquired at fair value	$—	$—	$—	$48,453,027
Liabilities assumed at fair value	—	—	—	(90,629,257)

Net liabilities assumed	$—	$—	$—	$(42,176,230)

Net cash and cash equivalents acquired	$—	$—	$—	$46,776,710
Net gain recorded on acquisition	$—	$—	$—	$4,600,480

See accompanying notes to the consolidated financial statements.

POLONIA BANCORP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Polonia Bancorp (the “Company”) was organized as a federally chartered corporation at the direction of Polonia Bank (the “Bank”) to become the mid-tier stock holding company for the Bank upon the completion of its reorganization into the mutual holding company form of organization. Pursuant to the Plan of Reorganization, the Bank converted to stock form with all of its stock owned by the Company.

The Bank was incorporated under Pennsylvania law in 1923. The Bank is a federally chartered savings bank located in Huntingdon Valley, Pennsylvania, whose principal sources of revenue emanate from its investment securities portfolio and its portfolio of residential real estate, commercial real estate, and consumer loans, as well as a variety of deposit services offered to its customers through seven offices located in the Greater Philadelphia area. As of December 31, 2010, the Bank was subject to regulation by the Office of Thrift Supervision (the “OTS”) and the Federal Deposit Insurance Corporation (the “FDIC”). As of July 21, 2011, the Bank became subject to regulation by the Office of the Comptroller of the Currency (the “OCC”).

The consolidated financial statements include the accounts of the Bank and the Bank’s wholly owned subsidiaries, PBMHC (“PBMHC”), a Delaware investment company, and Community Abstract Agency, LLC (“CAA”). CAA provides title insurance on loans secured by real estate. Previously the Bank had a 49 percent ownership interest in Realty Capital Management, LLC, an entity formed to manage and dispose of real estate acquired through foreclosure. The entity was dissolved during 2011. All significant intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent Company’s financial statements is carried at the parent Company’s equity in the underlying net assets.

Use of Estimates in the Preparation of Financial Statements

The accounting principles followed by the Company and the methods of applying these principles conform to U.S. generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the fair value of financial instruments.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost, adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized security gains and losses are computed using the specific identification method for debt securities and the average cost method for marketable equity securities. Interest and dividends on investment securities are recognized as income when earned.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and whether or not the Company intends to sell the security or whether its more likely than not that the Company would be required to sell the security before its anticipated recovery in market value. A decline in value that is considered to be other than temporary is recorded as a loss within non-interest income in the Consolidated Statement of Income.

The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Pittsburgh and as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment as necessary. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB.

The FHLB had incurred losses in 2009 and for parts of 2010 due primarily to other-than-temporary impairment credit losses on its private-label mortgage-backed securities portfolio. These securities were the most affected by the extreme economic conditions in place during the previous several years. As a result, the FHLB had suspended the payment of dividends and limited the amount of excess capital stock repurchases. The FHLB has reported net income for both the fourth quarter and the year ended December 31, 2011 and has declared a 0.10 percent annualized dividend to its shareholders effective February 23, 2012. While the FHLB has not committed to regular dividend payments or future limited repurchases of excess capital stock, it will continue to monitor the overall financial performance of the FHLB in order to determine the status of limited repurchases of excess capital stock or dividends in the future. Management evaluated the stock and concluded that the stock was not impaired for the periods presented herein. More consideration was given to the long-term prospects for the FHLB as opposed to the recent stress caused by the extreme economic conditions the world is facing. Management also considered that the FHLB maintains regulatory capital ratios in excess of all regulatory capital requirements, liquidity appears adequate, new shares of FHLB stock continue to change hands at the $100 par value, and the resumption of dividends.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at the principal amount outstanding less the allowance for loan losses and net of deferred loan origination fees and costs. Interest on loans is recognized as income when earned on the accrual method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

Acquired Loans

Loans comprise the majority of the assets acquired in the Company’s FDIC-assisted acquisition during 2010. Purchased loans acquired in a business combination, including covered loans, are recorded at fair value on their purchase date with no carryover of the related allowance for loan losses. In determining the fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods, and net present value of cash flows expected to be received. Purchased credit-impaired loans are accounted for in accordance with guidance for certain loans or debt securities acquired in a transfer when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the acquirer will not collect all contractually required principal and interest payments. For evidence of credit deterioration since origination, the Company considered loans on a loan-by-loan basis by primarily focusing on past due status, frequency of late payments, internal loan classification, as well as interviews with current loan officers and collection employees for other evidence that may be indicative of deterioration of credit quality. Once these loans were segregated, the Company evaluated each of these loans on a loan-by-loan basis to determine the probability of collecting all contractually required payments. The Company considered the repayment capability of each borrower based on available financial information or whether repayment would have to come from the liquidation of the underlying collateral. For these purchased credit-impaired loans, the Company determined that the primary source of repayment would come from the liquidation of the underlying collateral. In determining the acquisition-date fair values of purchased loans, the Company calculates a nonaccretable difference (the credit component of the purchased loans fair value adjustment) and an accretable difference (the yield component of the purchased loans’ fair value adjustment).

The Company deemed it appropriate to analogize the accounting guidance under ASC 310-30 to all other loans since: (i) the discount recognized for these loans was attributable at least in part to credit quality, and (ii) the Company was unable to identify specific loans within this portfolio for which it was probable at acquisition that the Company would be unable to collect all contractually required payments receivable.

The difference between contractually required payments and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows will result in a reversal of the provision for loan losses to the extent of prior charges and then an adjustment to accretable yield, which would have a positive impact on interest income.

The accretable difference on purchased loans is the difference between the expected cash flows and the net present value of expected cash flows. Such difference is accreted into earnings using the effective yield method over the term of the loans.

All acquired loans, excluding acquired consumer loans, are subject to loss share agreements with the FDIC whereby the Bank is indemnified against a portion of the losses on those loans (“covered loans”).

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FDIC Indemnification Asset

In connection with the Company’s FDIC-assisted acquisition, the Company has recorded an FDIC indemnification asset to reflect the loss-share arrangement provided by the FDIC. Since the indemnified items are covered loans, which are measured at fair value at the date of acquisition, the FDIC indemnification asset is also measured at fair value at the date of acquisition, and is calculated by discounting the cash flows expected to be received from the FDIC.

The FDIC indemnification asset is measured separately from the related covered assets because it is not contractually embedded in the assets and is not transferable if the assets are sold. The fair value of the FDIC indemnification asset is estimated using the present value of cash flows related to the loss share agreements based on the expected reimbursements for losses and the applicable loss share percentages. The Company will review and update the fair value of the asset prospectively as loss estimates related to covered loans change. Subsequent decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC indemnification asset for the estimated amount to be reimbursed. Subsequent increases in the amount expected to be collected result in the reversal of any previously-recorded provision for loan losses and related allowance for loan losses and adjustments to the FDIC indemnification asset, or prospective adjustment to the accretable discount if no provision for loan losses had been recorded.

The ultimate realization of the FDIC indemnification asset depends on the performance of the underlying covered assets, the passage of time and claims paid by the FDIC. The accretion of the FDIC receivable discount is recorded in noninterest expense using the level yield method over the estimated life of the receivable.

Pursuant to the clawback provisions of the loss share agreement for the Company’s FDIC-assisted acquisition, the Company may be required to reimburse the FDIC should actual losses be less than certain thresholds established in the loss share agreement. The amount of the clawback provision for the acquisition is included in the FDIC indemnification asset in the accompanying Consolidated Balance Sheet and is measured at fair value at the date of acquisition. It is calculated as the difference between management’s estimated losses on covered loans and the loss threshold contained in the loss share agreement, multiplied by the applicable clawback provisions contained in the loss share agreement. This clawback amount which is payable to the FDIC upon termination of the applicable loss share agreement is discounted back to net present value. To the extent that actual losses on covered loans are less than estimated losses, the applicable clawback payable to the FDIC upon termination of the loss share agreements will increase. To the extent that actual losses on covered loans are more than estimated losses, the applicable clawback payable to the FDIC upon termination of the loss share agreements will decrease.

Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, deferment of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the creditworthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Multi-family and commercial real estate loans are reviewed on a regular basis with a focus on larger loans along with loans which have experienced past payment or financial deficiencies. Larger multi-family and commercial real estate loans which are 90 days or more past due are selected for impairment testing. These loans are analyzed to determine whether they are “impaired,” which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All multi-family and commercial real estate loans that are delinquent 90 days are placed on nonaccrual status are classified on an individual basis. The remaining loans are evaluated and classified as groups of loans with similar risk characteristics. The Company allocates allowances based on the factors described below, which conform to the Company’s asset classification policy. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) one-to-four family real estate loans; (ii) multi-family and commercial real estate loans; (iii) commercial loans, (iv) home equity loans; (v) home equity lines of credit; and (vi) education and other consumer loans. Factors considered in this process included general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. Certain qualitative factors are then added to the historical allocation percentage to get the total factor to be applied to nonclassified loans. The following qualitative factors are analyzed:

•	Levels of and trends in delinquencies and classification

•	Trends in volume and terms

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

•	Changes in collateral

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

•	Changes in lending policies

•	Changes in loan review

•	External factors

The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

Loan Charge-Off Policies

Consumer loans are generally charged down to the fair value of collateral securing the asset when the loan is 120 days past due. Loans secured by real estate are generally charged down to the fair value of real estate securing the asset when the loan is 180 days past due. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the useful lives of the related assets, which range from 3 to 20 years for furniture, fixtures, and equipment and 40 years for buildings. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Bank-Owned Life Insurance

The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statement of Income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

Mortgage Servicing Rights (“MSRs”)

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for most of these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the Consolidated Balance Sheet.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Other Real Estate Owned

Other real estate owned is carried at the lower of cost or fair value minus estimated costs to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds fair value minus estimated costs to sell. Operating expenses of such properties, net of related income, are expensed in the period incurred.

Federal Income Taxes

The Company and subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected based on the differences between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expense and benefit are based on the changes in the deferred tax assets or liabilities from period to period.

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash and due from banks and interest-bearing deposits with other institutions that have original maturities of less than 90 days.

Comprehensive Income

The Company is required to present comprehensive income and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income is composed exclusively of net unrealized holding gains (losses) on its available-for-sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Consolidated Statement of Comprehensive Income.

Stock Options

The Company accounts for stock options based on the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as expense over the requisite service period. For both three-month periods ended March 31, 2012 and 2011 (unaudited), the Bank recorded $22,398 in expense related to share-based awards, and for both years ended December 31, 2011 and 2010, the Bank recorded $89,593 in expense related to share-based awards. As of March 31, 2012 (unaudited), and December 31, 2011, there was approximately $37,316 and $59,714, respectively, of unrecognized cost related to unvested share-based awards granted. That cost is expected to be recognized over the next year. The fair value of each option is amortized into expense on a straight-line basis between the grant date for the option and each vesting date.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendments in this Update provide additional guidance or clarification to help creditors in determining whether a creditor has granted a concession and whether a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual reporting period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. The Company has provided the necessary disclosures in Note 6.

In April 2011, the FASB issued ASU 2011-03, Transfers and Services (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The main objective in developing this Update is to improve the accounting for repurchase agreements (repos) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments in this Update remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee; and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this Update apply to all entities, both public and nonpublic. The amendments affect all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The guidance in this Update is effective for the first interim or annual period beginning on or after December 15, 2011, and should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. Early adoption is not permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. The Company has provided the necessary disclosures in Note 15.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this Update improve the comparability, clarity, consistency, and transparency of financial reporting and increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. GAAP and IFRS, the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity was eliminated. The amendments require that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. All entities that report items of comprehensive income, in any period presented, will be affected by the changes in this Update. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The amendments in this Update should be applied retrospectively, and early adoption is permitted. The Company has provided a Consolidated Statement of Comprehensive Income.

In September 2011, the FASB issued ASU 2011-08, Intangibles – Goodwill and Other Topics (Topic 350), Testing Goodwill for Impairment. The objective of this Update is to simplify how entities, both public and nonpublic, test goodwill for impairment. The amendments in the Update permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. Under the amendments in this Update, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount. The amendments in this Update apply to all entities, both public and nonpublic, that have goodwill reported in their financial statements and are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. This ASU is not expected to have a significant impact on the Company’s financial statements.

In September 2011, the FASB issued ASU 2011-09, Compensation-Retirement Benefits-Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in a Multiemployer Plan. The amendments in this Update will require additional disclosures about an employer’s participation in a multiemployer pension plan to enable users of financial statements to assess the potential cash flow implications relating to an employer’s participation in multiemployer pension plans. The disclosures also will indicate the financial health of all of the significant plans in which the employer participates and assist a financial statement user to access additional information that is available outside the financial statements. For public entities, the amendments in this Update are effective for annual periods for fiscal years ending after December 15, 2011, with early adoption permitted. For nonpublic entities, the amendments are effective for annual periods of fiscal years ending after December 15, 2012, with early adoption permitted. The amendments should be applied retrospectively for all prior periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-10, Property, Plant, and Equipment (Topic 360): Derecognition of in Substance Real Estate-a Scope Clarification. The amendments in this Update affect entities that cease to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt. Under the amendments in this Update, when a parent (reporting entity) ceases to have a controlling financial interest in a subsidiary that is in substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. That is, even if the reporting entity ceases to have a controlling financial interest under Subtopic 810-10, the reporting entity would continue to include the real estate, debt, and the results of the subsidiary’s operations in its consolidated financial statements until legal title to the real estate is transferred to legally satisfy the debt. The amendments in this Update should be applied on a prospective basis to deconsolidation events occurring after the effective date. Prior periods should not be adjusted even if the reporting entity has continuing involvement with previously derecognized in substance real estate entities. For public entities,

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

the amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2013, and interim and annual periods thereafter. Early adoption is permitted. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The amendments in this Update affect all entities that have financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45, or (2) subject to an enforceable master netting arrangement or similar agreement. The requirements amend the disclosure requirements on offsetting in Section 210-20-50. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This ASU is not expected to have a significant impact on the Company’s financial statements.

In December 2011, the FASB issued ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. In order to defer only those changes in Update 2011-05 that relate to the presentation of reclassification adjustments, the paragraphs in this Update supersede certain pending paragraphs in Update 2011-05. Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before Update 2011-05. All other requirements in Update 2011-05 are not affected by this Update, including the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Public entities should apply these requirements for fiscal years, and interim periods within those years, beginning after December 15, 2011. Nonpublic entities should begin applying these requirements for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. The Company has provided a Statement of Comprehensive Income.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassifications did not affect net income or stockholders’ equity.

2.	EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

2.	EARNINGS PER SHARE (Continued)

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Year Ended December 31,
			2011	2010
	(Unaudited)
Weighted-average common shares outstanding	3,306,250	3,306,250	3,306,250	3,306,250
Average unearned nonvested shares	(6,190)	(18,502)	(13,858)	(26,170)
Average unallocated shares held by ESOP	(84,989)	(93,629)	(90,370)	(99,010)
Average treasury stock shares	(151,136)	(149,154)	(149,865)	(147,862)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	3,063,935	3,044,965	3,052,157	3,033,208

Options to purchase 153,903 shares of common stock for the periods ended March 31, 2012 and 2011 (unaudited), and for the years ended December 31, 2011 and 2010, as well as 5,130, 17,442, 8,208, and 20,520 shares of restricted stock as of March 31, 2012 and 2011 (unaudited), and December 31, 2011 and 2010, respectively, were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

3.	FDIC-ASSISTED ACQUISITION

On December 10, 2010, the Bank acquired certain assets and assumed certain liabilities of Earthstar Bank (“Earthstar”) from the FDIC, as Receiver of Earthstar. Earthstar operated four community banking branches within Bucks and Philadelphia counties. The Bank’s bid to purchase Earthstar included the purchase of certain Earthstar assets in exchange for assuming certain Earthstar deposits and certain other liabilities. Based on the terms of this transaction, the FDIC paid the Company $30.5 million ($30.8 million less a settlement of approximately $324,000), resulting in a pre-tax gain of $4.6 million. No cash or other consideration was paid by the Bank. The Bank and the FDIC entered into loss sharing agreements regarding future losses incurred on loans existing at the acquisition date. Under the terms of the loss sharing agreements, the FDIC will reimburse the Bank for 80 percent of net losses on covered assets. The term for loss sharing on residential real estate loans is ten years, while the term for loss sharing on nonresidential real estate loans is five years in respect to losses and eight years in respect to loss recoveries. The loss sharing agreements includes clawback provisions should losses not meet the specified thresholds and other conditions not be met. As a result of the loss sharing agreement with the FDIC, the Bank recorded an indemnification asset, net of estimated clawback provisions, of $5.4 million at the time of acquisition (for additional information, refer to the accounting policy “FDIC Indemnification Asset”.)

3.	FDIC-ASSISTED ACQUISITION (Continued)

The acquisition of Earthstar was accounted for under the acquisition method of accounting. A summary of net assets acquired and liabilities assumed is presented in the following table. The purchased assets and assumed liabilities were recorded at the acquisition date fair value. Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available.

	Acquired From the FDIC	Fair Value Adjustments	As Recorded by the Company
Assets:
Cash and due from banks	$16,300,282	$—	$16,300,282
Investment securities	8,187,478	—	8,187,478
Loans receivable not covered by FDIC loss share	1,609,117	(339,000)	1,270,117
Loans receivable covered by FDIC loss share	40,515,228	(7,292,213)	33,223,015
FDIC indemnification asset	—	5,397,192	5,397,192
Other assets	375,225	—	375,225

Total assets acquired	$66,987,330	$(2,234,021)	$64,753,309

Liabilities:
Deposits	$90,411,176	$165,499	$90,576,675
Other liabilities	52,582	—	52,582

Total liabilities assumed	$90,463,758	$165,499	$90,629,257

Cash received on acquisition			$30,476,428
Gain on acquisition			$4,600,480

Results of operations for Earthstar prior to the acquisition date are not included in the Consolidated Statement of Income for the year ended December 31, 2010. Due to the significant amount of fair value adjustments, and the protection resulting from the FDIC loss sharing agreements, historical results of Earthstar are not relevant to the Company’s results of operations. Therefore, no pro forma information is presented.

Carrying over an allowance for loan losses for impaired loans purchased in the Earthstar FDIC-assisted acquisition is prohibited. Purchased credit-impaired loans are accounted for in accordance with guidance for certain loans or debt securities acquired in a transfer when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the acquirer will not collect all contractually required principal and interest payments. For evidence of credit deterioration since origination, the Company considered loans on a loan-by-loan basis by primarily focusing on past due status, frequency of late payments, internal loan classification, as well as interviews with current loan officers and collection employees for other evidence that may be indicative of deterioration of credit quality. Once these loans were segregated, the Company evaluated each of these loans on a loan-by-loan basis to determine the probability of collecting all contractually required payments. On the acquisition date, the preliminary estimate of the unpaid principal balance for all loans with specific evidence of credit impairment acquired in the Earthstar acquisition was $3.3 million and the fair value of the loans was $1.6 million. Total contractually required payments on these loans, including interest at the acquisition date was $4.4 million. However, the Company’s preliminary estimate of expected cash flows was $1.8 million. At such date, the Company established a credit risk related nonaccretable discount (a discount representing amounts which are not expected to be collected from the customer or liquidation of collateral) of $2.7 million relating to these impaired loans, reflected in the recorded net fair value. The Bank further estimated the timing and amount of expected cash flows in excess of the estimated fair value and established an accretable discount of $114,448 on the acquisition date relating to these impaired loans.

3.	FDIC-ASSISTED ACQUISITION (Continued)

Fair values are preliminary and subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values become available. The Company deemed it appropriate to analogize the accounting guidance under ASC 310-30 to all other loans since: (i) the discount recognized for these loans was attributable at least in part to credit quality; and (ii) the Company was unable to identify specific loans within this portfolio for which it was probable at acquisition that the Company would be unable to collect all contractually required payments receivable. The Company has aggregated all other loans into four loan pools by common risk characteristics, which generally conform to the loan type. The first pool of loans consists primarily of 15 and 20 year loans and lines of credit secured by one-to-four family residential properties within the Company’s current market area. Such loans represented approximately 54 percent of the total loans pooled at December 31, 2011, and have been aggregated into this pool because of the similarities of the underlying products which have combined loan to value ratios of up to 80 percent. This pool relates primarily to loans originated for the withdrawal of additional equity from an existing home, and to a much lesser extent the purchase or refinance of a home. The second pool of loans consisted primarily of fixed rate, multi-family and nonresidential real estate loans originated within the Company’s market area. These loans are generally secured by apartment buildings, small office buildings, and owner-occupied properties and make up approximately 40 percent of the total loans pooled at December 31, 2011. The third pool of loans primarily consisted of secured commercial and industrial loans originated to small business within the Company’s market area. Commercial loans account for approximately 3 percent of the total loans pooled at December 31, 2011. The last pool of loans consisted of consumer loans, which are almost entirely made up of mobile home loans. These loans were generally originated with 20 to 30 year maturities. Such loans total approximately 4 percent of the total loans pooled at December 31, 2011. For each loan pool, the Company has developed individual cash flow expectations and calculates a nonaccretable difference and an accretable difference. The difference between contractually required payments and the cash flows expected to be collected at acquisition is the nonaccretable difference. The accretable difference on purchased loans is the difference between the expected cash flows and the net present value of expected cash flows (fair value of the loan pool). The accretable difference is accreted into earnings using the level yield method over the term of the loan pool. Over the life of the acquired loan pool, the Company continues to estimate cash flows expected to be collected on acquired loans with specific evidence of credit deterioration as well as on pools of loans sharing common risk characteristics. The Company evaluates, at each balance sheet date, whether the present value of its loans has significantly decreased and if so, recognizes a provision for loan loss in its Consolidated Statement of Income. For any significant increases in cash flows expected to be collected, the Company adjusts the amount of accretable yield recognized on a prospective basis over the loan’s or pool’s remaining life.
The carrying value of loans acquired and accounted for in accordance with ASC 310-30 was determined by projecting discounted contractual cash flows. The table below presents the components of the acquisition accounting adjustments related to the loans acquired in the Earthstar acquisition accounted for under ASC 310-30 and ASC 310-30 by analogy during the year ended December 31, 2010:

	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)
Contractually required principal and interest	$4,419,384	$51,386,762
Nonaccretable discount	(2,657,833)	(8,289,676)

Expected cash flows	1,761,551	43,097,086
Accretable yield	(114,448)	(10,665,986)

Basis in acquired loans	$1,647,103	$32,431,100

3.	FDIC-ASSISTED ACQUISITION (Continued)

The outstanding balance, including interest, and carrying values of loans acquired were as follows:

	March 31, 2012
	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)
	(Unaudited)
Outstanding balance	$3,328,476	$39,099,508
Carrying amount, net of allowance	1,113,024	24,202,290

	December 31, 2011		December 31, 2010
	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)
Outstanding balance	$3,751,512	$41,396,457	$4,419,384	$51,386,762
Carrying amount, net of allowance	1,226,434	25,433,101	1,647,103	32,431,100

As of March 31, 2012 (unaudited), and December 31, 2011, the Company has a recorded allowance of $73,270 for increases in the expected losses for acquired loans with specific evidence of deterioration in credit quality. There was no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2010, as well as those acquired without specific evidence of deterioration in credit quality as of March 31, 2012 (unaudited) and December 31, 2011.

Changes in the accretable yield for acquired loans were as follows for the period ended March 31, 2012 and 2011 (unaudited):

	Three Months Ended
	March 31, 2012		March 31, 2011
	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)
	(Unaudited)		(Unaudited)
Balance at beginning of period	$48,637	$8,680,970	$114,448	$10,665,986
Reclassifications and other	—	(137,116)	—	(343,149)
Accretion	(12,203)	(378,353)	(16,240)	(475,799)

Balance at end of period	$36,434	$8,165,501	$98,208	$9,847,038

3.	FDIC-ASSISTED ACQUISITION (Continued)

Changes in the accretable yield for acquired loans were as follows for the year ended December 31, 2011:

	Acquired Loans With Specific Evidence of Deterioration in Credit Quality (ASC 310-30)	Acquired Loans Without Specific Evidence of Deterioration in Credit Quality (ASC 310-30 Analogized)
Balance at beginning of period	$114,448	$10,665,986
Reclassifications and other	—	(253,735)
Accretion	(65,811)	(1,731,281)

Balance at end of period	$48,637	$8,680,970

The $390,556, $492,039, and $1,797,092 recognized as accretion represents the interest income earned on these loans for the three-month periods ended March 31, 2012 and 2011 (unaudited), and for the year ended December 31, 2011. Included in reclassification and other for loans acquired without specific evidence of deterioration in credit quality were $562,531, $39,398, and $823,260 of reclassifications from nonaccretable discounts to accretable discounts for the three-month periods ended March 31, 2012 and 2011 (unaudited), and for the year ended December 31, 2011, respectively. The remaining $(699,647) $(382,547), and $(1,076,995) change in the accretable yield represents reductions in contractual interest due to contractual principal prepayments during the three-month periods ended March 31, 2012 and 2011 (unaudited), and for the year ended December 31, 2011, respectively.

4.	INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale and held to maturity are summarized as follows:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(unaudited)
Available for sale
Mortgage-backed securities:
Fannie Mae	$4,595,920	$350,182	$—	$4,946,102
Freddie Mac	197,850	14,629	—	212,479
Government National Mortgage Association	844,191	118,983	—	963,174
Collateralized mortgage obligations -government - sponsored entities	3,363,805	70,760	(46,083)	3,388,482

Total mortgage-backed securities	9,001,766	554,554	(46,083)	9,510,237
Corporate securities	6,973,008	142,136	(105,700)	7,009,444

Total debt securities	$15,974,774	$696,690	$(151,783)	$16,519,681

Held to maturity
Mortgage-backed securities:
Fannie Mae	$46,284,396	$2,054,476	$—	$48,338,872
Freddie Mac	9,354,194	430,728	—	9,784,922

Total mortgage-backed securities	$55,638,590	$2,485,204	$—	$58,123,794

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale
Mortgage-backed securities:
Fannie Mae	$5,048,803	$364,619	$—	$5,413,422
Freddie Mac	226,397	16,307	—	242,704
Government National Mortgage Association	891,547	122,503	—	1,014,050
Collateralized mortgage obligations -government - sponsored entities	3,749,738	85,709	(23,942)	3,811,505

Total mortgage-backed securities	9,916,485	589,138	(23,942)	10,481,681
Corporate securities	6,971,914	63,753	(168,863)	6,866,804

Total debt securities	$16,888,399	$652,891	$(192,805)	$17,348,485

Held to maturity
Mortgage-backed securities:
Fannie Mae	$46,771,951	$1,991,083	$—	$48,763,034
Freddie Mac	9,825,160	404,089	—	10,229,249

Total mortgage-backed securities	$56,597,111	$2,395,172	$—	$58,992,283

4.	INVESTMENT SECURITIES (Continued)

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale
Mortgage-backed securities:
Fannie Mae	$7,557,936	$440,925	$—	$7,998,861
Freddie Mac	1,061,808	54,633	—	1,116,441
Government National Mortgage Association	1,054,443	124,805	—	1,179,248
Collateralized mortgage obligations -government - sponsored entities	6,236,550	24,575	(16,411)	6,244,714

Total mortgage-backed securities	15,910,737	644,938	(16,411)	16,539,264
Corporate securities	10,551,331	251,437	(869)	10,801,899

Total debt securities	26,462,068	896,375	(17,280)	27,341,163
Equity securities - financial services	18,500	—	(9,400)	9,100

Total	$26,480,568	$896,375	$(26,680)	$27,350,263

Held to maturity
Mortgage-backed securities:
Fannie Mae	$22,611,248	$165,083	$(213,520)	$22,562,811
Freddie Mac	3,516,382	—	(4,051)	3,512,331

Total mortgage-backed securities	$26,127,630	$165,083	$(217,571)	$26,075,142

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	March 31, 2012
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(unaudited)
Mortgage-backed securities:
Collateralized mortgage obligations - government- sponsored entities	$478,990	$(17,778)	$262,060	$(28,305)	$741,050	$(46,083)

Total mortgage-backed securities	478,990	(17,778)	262,060	(28,305)	741,050	(46,083)
Corporate securities	894,300	(105,700)	—	—	894,300	(105,700)

Total	$1,373,290	$(123,478)	$262,060	$(28,305)	$1,635,350	$(151,783)

4.	INVESTMENT SECURITIES (Continued)

	December 31, 2011
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities:
Collateralized mortgage obligations -government - sponsored entities	$529,409	$(22,168)	$6,690	$(1,774)	$536,099	$(23,942)

Total mortgage-backed securities	529,409	(22,168)	6,690	(1,774)	536,099	(23,942)
Corporate securities	4,358,300	(168,863)	—	—	4,358,300	(168,863)

Total	$4,887,709	$(191,031)	$6,690	$(1,774)	$4,894,399	$(192,805)

	December 31, 2010
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities:
Fannie Mae	$10,974,673	$(213,520)	$—	$—	$10,974,673	$(213,520)
Freddie Mac	3,512,331	(4,051)	—	—	3,512,331	(4,051)
Collateralized mortgage obligations - government- sponsored entities	3,500,603	(14,718)	7,712	(1,693)	3,508,315	(16,411)

Total mortgage-backed securities	17,987,607	(232,289)	7,712	(1,693)	17,995,319	(233,982)
Corporate securities	874,765	(869)	—	—	874,765	(869)
Equity securities - financial services	9,100	(9,400)	—	—	9,100	(9,400)

Total	$18,871,472	$(242,558)	$7,712	$(1,693)	$18,879,184	$(244,251)

The Company reviews its position quarterly and has asserted that at March 31, 2012 (unaudited), and December 31, 2011 and 2010, the declines outlined in the above table represent temporary declines and the Company does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. There were 11 and 12 positions that were temporarily impaired at March 31, 2012 (unaudited), and December 31, 2011, respectively. The Company has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes that are not expected to result in the non-collection of principal and interest during the period.

4.	INVESTMENT SECURITIES (Continued)

The amortized cost and fair value of debt securities at March 31, 2012 (unaudited), and December 31, 2011 and 2010, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic, generally monthly, payments of principal and interest and have contractual maturities ranging from 3 to 30 years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
March 31, 2012	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Unaudited)
Due within one year	$2,027,676	$2,041,729	$—	$—
Due after one year through five years	5,360,997	5,535,056	—	—
Due after five years through ten years	2,764,459	2,833,404	13,464,052	14,122,267
Due after ten years	5,821,642	6,109,492	42,174,538	44,001,527

Total	$15,974,774	$16,519,681	$55,638,590	$58,123,794

	Available for Sale		Held to Maturity
December 31, 2011	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$2,061,042	$2,058,735	$—	$—
Due after one year through five years	5,519,851	5,632,436	—	—
Due after five years through ten years	2,899,889	2,928,113	14,280,393	14,922,287
Due after ten years	6,407,617	6,729,201	42,316,718	44,069,996

Total	$16,888,399	$17,348,485	$56,597,111	$58,992,283

There were no sales of investment securities during the three months ended March 31, 2012 and 2011 (unaudited). For the years ended December 31, 2011 and 2010, the Company realized gross gains of $253,921 and $293,815 and proceeds from the sale of investment securities of $6,361,927 and $6,483,428, respectively.

5.	LOANS RECEIVABLE

Loans receivable consist of the following:

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
Mortgage loans:
One-to-four family	$106,267,366	$111,271,871	$119,085,014
Multi-family and commercial	7,554,401	9,438,816	10,272,043

	113,821,767	120,710,687	129,357,057
Home equity loans	2,882,638	2,817,654	2,918,492
Home equity lines of credit (“HELOCs”)	1,698,850	1,766,999	2,023,561
Education loans	2,803,792	2,885,067	3,178,622
Other consumer loans	1,312	7,381	29,062
Noncovered loans purchased	971,906	1,024,626	1,270,117
Covered loans	24,416,678	25,708,179	32,808,086

	146,596,943	154,920,593	171,584,997
Less:
Net deferred loan fees	280,426	289,753	277,627
Allowance for loan losses	1,145,952	1,279,008	833,984

Total	$145,170,565	$153,351,832	$170,473,386

The Company’s loan portfolio consists predominantly of one-to-four family unit first mortgage loans in the northwest suburban area of metropolitan Philadelphia, primarily in Montgomery and Bucks Counties. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank’s loan underwriting policies. In general, the Company’s loan portfolio performance at March 31, 2012 (unaudited), and December 31, 2011 and 2010, is dependent upon the local economic conditions.

Mortgage loans serviced by the Company for others amounted to $37,946,537, $36,522,376, and $23,763,341 at March 31, 2012 (unaudited), and December 31, 2011 and 2010, respectively.

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors for the period ended March 31, 2012 (unaudited), and the year ended December 31, 2011, is as follows:

December 31, 2011	Additions	Amounts Collected	March 31, 2012
(Unaudited)
$3,526,155	$74,491	$75,147	$3,525,499

December 31 2010	Additions	Amounts Collected	December 31, 2011
$2,759,409	$2,043,788	$1,277,042	$3,526,155

6.	ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: one-to-four family mortgage loans, multi-family and commercial mortgage loans, commercial loans, home equity loans, home equity lines of credit, and education and other

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a two-year period for all portfolio segments. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies and classifications

•	Trends in volume and terms

•	Changes in collateral

•	Changes in management and lending staff

•	Economic trends

•	Concentrations of credit

•	Changes in lending policies

•	Changes in loan review

•	External factors

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

Changes in the allowance for loan losses for the three-month periods ended March 31, 2012 and 2011 (unaudited), and for the years ended December 31 are as follows:

	March 31,	March 31,	Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Balance, January 1	$1,279,008	$833,984	$833,984	$1,115,141
Add:
Provision (credit) for loan losses	90,059	25,766	440,142	(115,408)
Loan recoveries	303	2,889	4,882	4,357

	1,369,370	862,639	1,279,008	1,004,090
Less:
Charge-offs	223,418	—	—	170,106

Balance, December 31	$1,145,952	$862,639	$1,279,008	$833,984

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio, at March 31, 2012 and 2011 (unaudited), and December 31, 2011 and 2010. Included in the allowance for loan losses at March 31, 2012 (unaudited), and December 31, 2011 is $73,270 related to loans covered by loss-share agreements with the FDIC. At December 31, 2010, covered loans were excluded from the analysis of the allowance for loan loss, as they were accounted for separately. Accordingly, no allowance for loan losses related to the acquired loans was recorded on the acquisition date as the fair value of the loans acquired incorporate assumptions regarding credit risk.

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the activity in the allowance for loan losses for the three-month periods ended March 31, 2012 and 2011 (unaudited), and the year ended December 31, 2011:

	March 31, 2012
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
	(Unaudited)
Allowance for loan losses:
Beginning balance	$611,280	$618,233	$—	$19,304	$8,835	$21,356	$1,279,008
Provision (credit) for loan losses	209,314	(118,657)	—	336	(341)	(593)	90,059
Charge-offs	(223,418)	—	—	—	—	—	(223,418)
Recoveries	303	—	—	—	—	—	303

Net (charge-offs) recoveries	(223,115)	—	—	—	—	—	(223,115)

Allowance at end of period	$597,479	$499,576	$—	$19,640	$8,494	$20,763	$1,145,952

	March 31, 2011
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
	(Unaudited)
Allowance for loan losses:
Beginning balance	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Provision (credit) for loan losses	18,707	2,631	—	(653)	(87)	5,168	25,766
Charge-offs	—	—	—	—	—	—	—
Recoveries	2,889	—	—	—	—	—	2,889

Net (charge-offs) recoveries	2,889	—	—	—	—	—	2,889

Allowance at end of period	$540,778	$276,917	$—	$13,939	$9,798	$21,207	$862,639

	December 31, 2011
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
Allowance for loan losses:
Beginning balance	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Provision (credit) for loan losses	87,216	343,947	—	4,712	(1,050)	5,317	440,142
Charge-offs	—	—	—	—	—	—	—
Recoveries	4,882	—	—	—	—	—	4,882

Net (charge-offs) recoveries	4,882	—	—	—	—	—	4,882

Allowance at end of period	$611,280	$618,233	$—	$19,304	$8,835	$21,356	$1,279,008

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following presents the balance in the allowance for loan losses and recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2012 (unaudited), and December 31, 2011 and 2010.

	March 31, 2012
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
	(Unaudited)
Allowance for loan losses:
Ending balance	$597,479	$499,576	$—	$19,640	$—	$20,763	$1,145,952
Ending balance: individually evaluated for impairment	$91,906	$82,709	$—	$—	$—	$—	$174,615
Ending balance: collectively evaluated for impairment	$437,092	$412,078	$—	$19,640	$8,494	$20,763	$898,067
Ending balance: loans acquired with deterioriated credit quality	$68,481	$4,789	$—	$—	$—	$—	$73,270
Loans:
Ending balance	$120,030,947	$18,090,846	$116,652	$2,882,638	$1,698,850	$3,777,010	$146,596,943
Ending balance: individually evaluated for impairment	$1,438,593	$794,501	$—	$—	$—	$—	$2,233,094
Ending balance: collectively evaluated for impairment	$104,828,773	$6,759,900	$—	$2,882,638	$1,698,850	$2,805,104	$118,975,265
Ending balance: loans acquired with deteriorated credit quality	$13,763,581	$10,536,445	$116,652	$—	$—	$971,906	$25,388,584

	December 31, 2011
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
Allowance for loan losses:
Ending balance	$611,280	$618,233	$—	$19,304	$8,835	$21,356	$1,279,008
Ending balance: individually evaluated for impairment	$183,806	$82,709	$—	$—	$—	$—	$266,515
Ending balance: collectively evaluated for impairment	$358,993	$530,735	$—	$19,304	$8,835	$21,356	$939,223
Ending balance: loans acquired with deterioriated credit quality	$68,481	$4,789	$—	$—	$—	$—	$73,270
Loans:
Ending balance	$125,714,206	$20,357,404	$347,256	$2,817,654	$1,766,999	$3,917,074	$154,920,593
Ending balance: individually evaluated for impairment	$1,441,659	$799,876	$—	$—	$—	$—	$2,241,535
Ending balance: collectively evaluated for impairment	$109,830,212	$8,638,940	$—	$2,817,654	$1,766,999	$2,892,448	$125,946,253
Ending balance: loans acquired with deteriorated credit quality	$14,442,335	$10,918,588	$347,256	$—	$—	$1,024,626	$26,732,805

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

	December 31, 2010
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Total
Allowance for loan losses:
Ending balance	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$519,182	$274,286	$—	$14,592	$9,885	$16,039	$833,984
Loans:
Ending balance	$119,085,014	$10,272,043	$—	$2,918,492	$2,023,561	$3,207,684	$137,506,794
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$119,085,014	$10,272,043	$—	$2,918,492	$2,023,561	$3,207,684	$137,506,794

Credit Quality Information

The following tables represent credit exposures by internally assigned grades for period ended March 31, 2012 (unaudited), and the year ended December 31, 2011 and 2010. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are three sub-grades within the pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss – loans classified as a Loss are considered uncollectible, or of such value that continuance as an asset is not warranted.

The following table presents the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful, and Loss within the internal risk rating system as of March 31, 2012 (unaudited), and December 31, 2011 and 2010:

	March 31, 2012		December 31, 2011		December 31, 2010
	Multi-Family and Commercial Real Estate	Commercial	Multi-Family and Commercial Real Estate	Commercial	Multi-Family and Commercial Real Estate
	(Unaudited)
Pass	$14,738,921	$116,652	$15,046,793	$347,256	$7,475,825
Special Mention	—	—	1,832,849	—	2,775,251
Substandard	3,351,925	—	3,477,762	—	20,967
Doubtful	—	—	—	—	—

Ending balance	$18,090,846	$116,652	$20,357,404	$347,256	$10,272,043

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

At December 31, 2010, certain multi-family and commercial real estate, and commercial loans acquired were being monitored by payment activity until management finalized assigning risk ratings on these loans. This process has been completed and these loans are categorized by risk classification as of December 31, 2011.

For one-to-four family real estate, home equity, HELOCs, and education and other loans, the Company evaluates credit quality based on the performance of the individual credits. Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due. The following table presents the recorded investment in the loan classes based on payment activity as of March 31, 2012 (unaudited), and December 31, 2011 and 2010:

	March 31, 2012
	One-to-Four Family Real Estate	Home Equity	HELOCs	Education and Other Consumer	Noncovered Loans Purchased
	(Unaudited)
Performing	$118,431,026	$2,827,618	$1,698,850	$2,640,814	$887,579
Nonperforming	1,599,921	55,020	—	164,290	84,327

Total	$120,030,947	$2,882,638	$1,698,850	$2,805,104	$971,906

	December 31, 2011
	One-to-Four Family Real Estate	Home Equity	HELOCs	Education and Other Consumer	Noncovered Loans Purchased
Performing	$124,249,535	$2,762,755	$1,766,999	$2,678,002	$942,673
Nonperforming	1,464,671	54,899	—	214,446	81,953

Total	$125,714,206	$2,817,654	$1,766,999	$2,892,448	$1,024,626

	December 31, 2010
	One-to-Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Noncovered Loans Purchased
Performing	$136,801,157	$12,605,440	$657,224	$2,918,492	$1,976,912	$2,992,563	$1,258,908
Nonperforming	1,054,999	178,512	595,768	—	46,649	215,121	11,209

Total	$137,856,156	$12,783,952	$1,252,992	$2,918,492	$2,023,561	$3,207,684	$1,270,117

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following table presents an aging analysis of the recorded investment of past due loans.

	March 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
	(Unaudited)
One-to-four family real estate	$700,903	$485,415	$1,599,921	$2,786,239	$117,244,708	$120,030,947	$—
Multi-family and commercial real estate	20,466	804,167	630,881	1,455,514	16,635,332	18,090,846	—
Commercial	—	—	—	—	116,652	116,652	—
Home equity	—	—	55,020	55,020	2,827,618	2,882,638	—
HELOCs	—	—	—	—	1,698,850	1,698,850	—
Education and other consumer	29,869	6,308	164,290	200,467	2,604,637	2,805,104	—
Noncovered loans Purchased	14,191	—	84,327	98,518	873,388	971,906	—

Total	$765,429	$1,295,890	$2,534,439	$4,595,758	$142,001,185	$146,596,943	$—

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
One-to-four family real estate	$1,349,589	$96,230	$1,464,671	$2,910,490	$122,803,716	$125,714,206	$—
Multi-family and commercial real estate	243,211	721,984	828,132	1,793,327	18,564,077	20,357,404	—
Commercial	—	—	—	—	347,256	347,256	—
Home equity	—	—	54,899	54,899	2,762,755	2,817,654	—
HELOCs	—	—	—	—	1,766,999	1,766,999	—
Education and other consumer	58,192	15,420	214,446	288,058	2,604,390	2,892,448	—
Noncovered loans
Purchased	14,832	—	81,953	96,785	927,841	1,024,626	—

Total	$1,665,824	$833,634	$2,644,101	$5,143,559	$149,777,034	$154,920,593	$—

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

	December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
One-to-four family real estate	$2,446,538	$864,659	$1,054,999	$4,366,196	$133,489,960	$137,856,156	$—
Multi-family and commercial real estate	166,454	—	178,512	344,966	22,711,029	23,055,995	—
Commercial	—	—	595,768	595,768	657,224	1,252,992	—
Home equity	—	—	—	—	2,918,492	2,918,492	—
HELOCs	—	—	46,649	46,649	1,976,912	2,023,561	—
Education and other consumer	66,274	24,397	215,121	305,792	2,901,892	3,207,684	—
Noncovered loans purchased	3,254	1,756	11,209	16,219	1,253,898	1,270,117	—

Total	$2,682,520	$890,812	$2,102,258	$5,675,590	$165,909,407	$171,584,997	$—

Nonaccrual Loans

Loans are generally considered for nonaccrual status upon 90 days delinquency. When a loan is placed in nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

On the following table are the loans on nonaccrual status as of March 31, 2012 (unaudited), and December 31, 2011 and 2010. The balances are presented by class of loans.

	March 31, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
One-to-four family real estate	$1,599,921	$1,464,671	$1,054,999
Multi-family and commercial real estate	630,881	828,132	178,512
Commercial	—	—	595,768
Home equity	55,020	54,899	—
HELOCs	—	—	46,649
Education and other consumer	164,290	214,446	215,121
Noncovered loans purchased	84,327	81,953	11,209

Total	$2,534,439	$2,644,101	$2,102,258

Interest income on loans would have increased by approximately $29,997, $1,007, $193,323, and $48,193 during the three months ended March 31, 2012 and 2011 (unaudited), and years ended December 31, 2011 and 2010, respectively, if these loans had performed in accordance with their original terms. Management evaluates commercial real estate loans which are 90 days or more past due for impairment.

Impaired Loans

The following table presents the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments in the impaired loans

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

and the related amount of interest recognized during the time within the period that the impaired loans were impaired. There were no impaired loans at December 31, 2010 and March 31, 2011 (unaudited).

	March 31, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Unaudited)
With no related allowance recorded:
One-to-four family real estate	$—	$—	$—	$—	$—
Multi-family and commercial real estate	—	—	—	—	—
With an allowance recorded:
One-to-four family real estate	$1,507,074	$1,507,074	$160,387	$1,507,469	$6,823
Multi-family and commercial real estate	945,110	945,110	87,498	946,905	7,601
Total:
One-to-four family real estate	$1,507,074	$1,507,074	$160,387	$1,507,469	$6,823
Multi-family and commercial real estate	945,110	945,110	87,498	946,905	7,601

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
One-to-four family real estate	$—	$—	$—	$—	$—
Multi-family and commercial real estate	—	—	—	—	—
With an allowance recorded:
One-to-four family real estate	$1,510,140	$1,510,140	$252,287	$791,554	$11,935
Multi-family and commercial real estate	950,485	950,485	87,498	566,405	21,471
Total:
One-to-four family real estate	$1,510,140	$1,510,140	$252,287	$791,554	$11,935
Multi-family and commercial real estate	950,485	950,485	87,498	566,405	21,471

Loan Modifications and Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Company grants a concession to the borrower because of the borrowers’ financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

Loan modifications that are considered TDRs completed during the period ended March 31, 2012 (unaudited), and year ended December 31, 2011, were as follows:

March 31, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
(Unaudited)
One-to-four family real estate	—	$—	$—
Multi-family and commercial real estate	—	—	—

Total	—	$—	$—

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Loan Modifications and Troubled Debt Restructurings (Continued)

	December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
One-to-four family real estate	2	$851,191	$851,191
Multi-family and commercial real estate	1	903,651	903,651

Total	3	$1,754,842	$1,754,842

There were no TDRs modified within the past year that subsequently defaulted during the three-month period ended March 31, 2012 (unaudited), or during the year ended December 31, 2011.

7.	COVERED LOANS

At March 31, 2012 (unaudited), and December 31, 2011 and December 31, 2010, the Company had $24.4, $25.7 million, and $32.8 million, respectively (net of fair value adjustments) of covered loans (covered under loss share agreements with the FDIC). Covered loans were recorded at fair value pursuant to acquisition accounting guidelines. Purchased loans acquired in a business combination, including loans purchased in our FDIC-assisted transaction, are recorded at fair value on their purchase date without a carryover of the related allowance for loan losses.

Upon acquisition, the Company evaluated whether each acquired loan (regardless of size) was within the scope of ASC 310-30. Purchased credit-impaired loans are loans that have evidence of credit deterioration since origination and it is probable at the date of acquisition that the Company will not collect all contractually required principal and interest payments. The carrying value of covered loans acquired with specific evidence of deterioration in credit quality was $1.2 million, $1.2 million, and $1.6 million at March 31, 2012 (unaudited), and December 31, 2011 and 2010, respectively. There were no significant increases or decreases in the expected cash flows of covered loans between December 10, 2010 (the “acquisition date”) and December 31, 2010, or through December 31, 2011 or March 31, 2012 (unaudited). The fair value of purchased credit-impaired loans, on the acquisition date, was determined primarily based on the fair value of loan collateral.

The carrying value of acquired, covered loans without specific evidence of deterioration in credit quality at the time of the acquisition was $23.2, $24.5 million, and $31.2 million at March 31, 2012 (unaudited), and December 31, 2011 and December 31, 2010, respectively. The fair value of loans that were not credit-impaired was determined based on estimates of losses on defaults and other market factors. The Company deemed it appropriate to analogize the accounting guidance under ASC 310-30 to all other loans since: (i) the discount recognized for these loans was attributable at least in part to credit quality; and (ii) the Company was unable to identify specific loans within this portfolio for which it was probable at acquisition that the Company would be unable to collect all contractually required payments receivable.

7.	COVERED LOANS (Continued)

The components of covered loans by portfolio class as of March 31, 2012 (unaudited), and December 31, 2011 and 2010, were as follows:

	March 31, 2012	December 31, 2011	December 31, 2010
	(Unaudited)
Mortgage loans:
One-to-four family	$13,763,581	$14,442,335	$18,771,142
Multi-family and commercial	10,536,445	10,918,588	12,783,952

	24,300,026	25,360,923	31,555,094
Commercial	116,652	347,256	1,252,992

Total loans	$24,416,678	$25,708,179	$32,808,086

8.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

	March 31, 2012	December 31,
		2011	2010
	(Unaudited)
Land	$104,169	$103,000	$55,000
Buildings	7,355,458	7,339,062	6,968,562
Furniture, fixtures, and equipment	2,796,975	2,710,175	2,373,945

	10,256,602	10,152,237	9,397,507
Less accumulated depreciation	5,167,147	5,066,257	4,826,329

Total	$5,089,455	$5,085,980	$4,571,178

Depreciation expense amounted to $104,855, $78,165, $370,454, and $294,100 for the three months ended March 31, 2012 and 2011 (unaudited), and the years ended December 31, 2011 and 2010, respectively.

9.	DEPOSITS

Deposit accounts are summarized as follows as of March 31, 2012 (unaudited), and December 31:

	March 31, 2012		December 31,
			2011		2010
	Amount	%	Amount	%	Amount	%
	(Unaudited)
Non-interest-bearing demand	$6,415,793	3.16%	$6,644,398	3.27%	$8,806,067	3.68%
NOW accounts	16,221,985	7.98	15,721,299	7.75	14,767,387	6.16
Money market deposit	42,736,844	21.03	43,655,929	21.50	56,768,776	23.70
Savings	29,516,725	14.53	30,235,259	14.89	29,523,229	12.32

	94,891,347	46.70	96,256,885	47.41	109,865,459	45.86

Time deposits:
0.01 - 0.99%	26,808,459	13.19	26,804,241	13.20	15,470,915	6.45
1.00 - 1.99%	53,771,171	26.47	55,032,658	27.11	71,933,905	30.00
2.00 - 3.99%	21,695,405	10.68	17,524,066	8.63	21,859,336	9.12
4.00 - 5.99%	6,008,965	2.96	7,398,436	3.65	20,576,197	8.57

	108,284,000	53.30	106,759,401	52.59	129,840,353	54.14

Total	$203,175,347	100.00%	$203,016,286	100.00%	$239,705,812	100.00%

9.	DEPOSITS (Continued)

The scheduled maturities of time deposits are as follows:

	March 31, 2012	December 31, 2011
	(Unaudited)
One year or less	$60,490,729	$57,439,933
More than one year to two years	13,625,342	19,772,949
More than two years to three years	5,745,284	6,446,045
More than three years to four years	4,280,849	4,463,097
More than four years	24,141,796	18,637,377

Total	$108,284,000	$106,759,401

Time deposits include those in denominations of $100,000 or more. Such deposits aggregated $39,834,901, $37,596,248, and $40,387,644 at March 31, 2012 (unaudited), and December 31, 2011 and 2010, respectively.

The scheduled maturities of time deposits in denominations of $100,000 or more at March 31, 2012 (unaudited), and December 31, 2011, are as follows:

	March 31, 2012	December 31, 2011
	(Unaudited)
Within three months	$11,404,024	$4,069,315
Three through six months	4,124,251	11,190,312
Six through twelve months	9,719,841	7,223,929
Over twelve months	14,586,785	15,112,692

Total	$39,834,901	$37,596,248

Interest expense by deposit category is as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
NOW accounts	$26,867	$19,651	$82,339	$73,902
Money market deposit	66,933	90,220	325,900	353,057
Savings	25,794	33,028	127,469	148,812
Time deposits	407,051	530,428	2,016,557	2,257,434

Total	$526,645	$673,327	$2,552,265	$2,833,205

10.	FHLB ADVANCES – LONG-TERM

The following table sets forth information concerning FHLB advances – long-term:

	Maturity Range		Weighted- Average Interest Rate	Stated Interest Rate Range		March 31,	At December 31,
Description	From	To		From	To	2012	2011	2010
						(Unaudited)
Convertible	03/19/18	08/27/18	3.08%	2.13%	4.15%	$17,000,000	$17,000,000	$17,000,000
Fixed-rate	02/06/13	06/01/16	2.30	1.76	3.58	6,500,000	6,500,000	1,500,000
Fixed-rate amortizing	12/26/12	12/26/12	3.87	3.87	3.87	445,611	591,302	1,160,193
Mid-term repo fixed	01/11/13	01/11/13	2.09%	2.09%	2.09%	2,000,000	7,000,000	8,766,000

Total						$25,945,611	$31,091,302	$28,426,193

10.	FHLB ADVANCES – LONG-TERM (Continued)

Payments of FHLB borrowings are summarized as follows:

	March 31, 2012			December 31, 2011
March 31,	Amount	Weighted- Average Rate	December 31,	Amount	Weighted- Average Rate
	(Unaudited)
2012	$445,611	3.87%	2012	$5,591,302	1.80%
2013	3,500,000	2.73	2013	3,500,000	2.73
2015	3,000,000	1.76	2015	3,000,000	1.76
2016	2,000,000	2.17	2016	2,000,000	2.17
2018 and thereafter	17,000,000	3.08	2018	17,000,000	3.08

Total	$25,945,611	2.82%	Total	$31,091,302	2.62%

As of December 31, 2011, the Company had one fixed-rate amortizing borrowing with the FHLB, which was originated in December 2002. The fixed-rate amortizing borrowing requires aggregate monthly payments of principal and interest of $49,000 for the remaining borrowing through December 2012. The Company also has three convertible select borrowings, three mid-term repo-fixed borrowings, and three fixed-rate borrowing. These borrowings were originated in 2008, 2009, 2010, and 2011 and mature from January 2012 through August 2018. All borrowings acquired in 2008, 2009, 2010, and 2011 require quarterly payments of interest only. The convertible select borrowings are convertible to variable-rate advances on specific dates at the discretion of the FHLB. Should the FHLB convert these advances, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encum-brances. In addition, the Company has a maximum borrowing capacity of $79.1 million and $110.8 million with the FHLB at March 31, 2012 (unaudited), and December 31, 2011.

11.	INCOME TAXES

The provision for income taxes consists of:

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Current tax expense	$88,120	$(65,122)	$102,890	42,393
Deferred taxes	(44,965)	60,845	(41,903)	1,543,641

Total	$43,155	$(4,277)	$60,987	1,586,034

11.	INCOME TAXES (Continued)

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$470,291	$432,879	$283,231
Deferred loan fees	—	—	55
Deferred compensation	1,156,894	1,137,519	1,060,020
Investment securities impairment	—	—	163,710
Deferred health care	69,162	69,312	69,913
State net operating loss carryforward	72,822	197,617	196,662
Capital loss carryforwards	—	—	75,359
Premises and equipment	—	—	79,684
Charitable contribution carryforward	35,109	35,109	44,323
Goodwill	281,639	286,781	269,843
Other	106,787	104,090	107,126

Total gross deferred tax assets	2,192,704	2,263,307	2,349,926
Valuation allowance	(107,931)	(232,726)	(316,344)

Total net deferred tax assets	2,084,773	2,030,581	2,033,582

Deferred tax liabilities:
Prepaid insurance	59,023	59,600	61,907
Deferred gain on FDIC-assisted acquisition	1,759,104	1,774,292	1,835,045
Premises and equipment	43,148	18,156	—
Net unrealized gain on securities	185,268	156,429	295,696

Total gross deferred tax liabilities	2,046,543	2,008,477	2,192,648

Net deferred tax assets (liabilities)	$38,230	$22,104	$(159,066)

The valuation allowance as of March 31, 2012 (unaudited), and December 31, 2011 and 2010, consisted of a 100 percent allowance against specific deferred tax assets. These deferred tax assets are subject to expiration periods ranging from three years to five years. It could not be determined that it was more than likely that the Company would be in a taxable position adequate to utilize these deferred tax assets prior to their expiration. These deferred tax assets consists of the Pennsylvania Mutual Thrift tax loss carryforward, capital loss carryforward, and the charitable contribution carryforward. A valuation allowance was not established at March 31, 2012 (unaudited), December 31, 2011 and 2010, for the remaining deferred tax assets, in view of certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential.

11.	INCOME TAXES (Continued)

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows:

	Three Months Ended March 31,
	2012		2011
	Amount	% of Pretax Income	Amount	% of Pretax Income
	(Unaudited)		(Unaudited)
Provision at statutory rate	$40,449	34.0%	$(3,631)	(34.0)%
Tax-exempt income	(4,040)	(3.4)	(5,905)	(55.3)
Valuation allowance	—	—	(3,060)	(28.7)
Other, net	6,746	5.7	8,319	77.9

Actual tax expense and effective rate	$43,155	36.3%	$(4,277)	(40.1)%

	Year Ended December 31,
	2011		2010
	Amount	% of Pretax Income	Amount	% of Pretax Income
Provision at statutory rate	$156,275	34.0%	$1,614,942	34.0%
Tax-exempt income	(22,188)	(4.8)	(29,594)	(0.6)
Valuation allowance	(83,618)	(18.2)	(92,713)	(2.0)
Other, net	10,518	2.3	93,399	2.0

Actual tax expense and effective rate	$60,987	13.3%	$1,586,034	33.4%

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax that is calculated at 11.5 percent of Pennsylvania earnings based on U.S. generally accepted accounting principles with certain adjustments.

At December 31, 2010, the Bank had an available capital loss carryforward of approximately $221,644 that expired in 2011.

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2008.

12.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, management makes various commitments that are not reflected in the accompanying consolidated financial statements. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements, as deemed necessary, in compliance with lending policy guidelines. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

The off-balance sheet commitments consisted of the following:

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
Commitments to extend credit	$3,101,300	$1,061,000	$3,963,600
Unused lines of credit	5,375,256	5,707,204	9,602,562
Letters of credit	36,091	36,091	36,091

Commitments to extend credit consist of fixed-rate commitments with interest rates ranging from 3.8 percent to 7.25 percent at March 31, 2012 (unaudited), and 4.38 percent to 7.25 percent at December 31, 2011. The commitments outstanding at December 31, 2011, contractually mature in less than one year.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consisted primarily of available commercial and personal lines of credit and loans approved but not yet funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Contingent Liabilities

The Company is involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

13.	EMPLOYEE BENEFITS

Benefit Plan

The Company has a defined contribution pension plan (the “Plan”) for all regular full-time employees meeting certain eligibility requirements. Annual contributions are discretionary but will not exceed 15 percent of eligible employees’ salaries. The Plan may be terminated at any time at the discretion of the Board of Directors. Pension expense for the profit sharing portion of the Plan was $26,645, $31,575, $60,000, and $49,555 for the three months ended March 31, 2012 and 2011 (unaudited), and the years ended December 31, 2011 and 2010, respectively.

The Plan includes provisions to include employee and employer 401(k) contributions. Under the Plan, the Company will match 100 percent of the employees’ eligible contributions, up to the maximum of 5 percent of each qualifying employee’s salary, and an additional 10 percent of each non-qualifying employee’s salary. The Company contributions for the 401(k) plan were $45,491, $46,927, $206,888, and $186,529 for the three months ended March 31, 2012 and 2011 (unaudited), and the years ended December 31, 2011 and 2010, respectively.

13.	EMPLOYEE BENEFITS (Continued)

Employee Stock Ownership Plan (“ESOP”)

In connection with the conversion, the Company created an ESOP for the benefit of employees who meet the eligibility requirements, which include having completed one year of service with the Company or its subsidiary and attained age 18. The ESOP trust acquired 129,605 shares of the Company’s stock from proceeds from a loan with the Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The ESOP trust’s outstanding loan bears interest at 8.25 percent and requires an annual payment of principal and interest of $153,439 through December of 2021.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of payments made during the year to remaining amount of payments due on the loan through maturity. Accordingly, the shares pledged as collateral are reported as unallocated common stock held by the ESOP shares in the Consolidated Balance Sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. The Company recognized ESOP expense of $11,430, $12,611, $57,579, and $50,546 for the three months ended March 31, 2012 and 2011 (unaudited), and the years ended December 31, 2011 and 2010, respectively.

The following table presents the components of the ESOP shares:

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
Allocated shares	45,357	43,202	34,562
Unreleased shares	84,248	86,403	95,043

Total ESOP shares	129,605	129,605	129,605

Fair value of unreleased shares	$568,654	$565,940	$522,736

Equity Incentive Plan

Employees and nonemployee corporate directors are eligible to receive awards of restricted stock and options based upon performance related requirements. Awards granted under the plan are in the form of the Company’s common stock and options to purchase stock and are subject to certain vesting requirements including continuous employment or service with the Company. The Company has authorized 226,808 shares of the Company’s common stock under the plan. The plan assists the Company in attracting, retaining, and motivating employees and non-employee directors to make substantial contributions to the success of the Company and to increase the emphasis on the use of equity as a key component of compensation.

13.	EMPLOYEE BENEFITS (Continued)

Restricted Stock Plan

In connection with the Equity Incentive Plan, the Company awarded 64,800 shares of restricted stock to directors and officers of the Company on August 21, 2007. These shares vest over a five-year period ending in 2012. Compensation expense related to the vesting of shares was $28,933 for each three-month period ended March 31, 2012 and 2011 (unaudited), and $115,733 for each of the years ended December 31, 2011 and 2010.

	Number of Stock Options	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2011	12,312	$9.40
Granted (unaudited)		—
Vested (unaudited)	—	—
Forfeited (unaudited)	—	—

Nonvested at March 31, 2012 (unaudited)	12,312	$9.40

Restricted Stock Plan

	Number of Stock Options	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2010	24,624	$9.40
Granted	—	—
Vested	12,312	9.40
Forfeited	—	—

Nonvested at December 31, 2011	12,312	$9.40

Stock Option Plan

In connection with the 2007 Equity Incentive Plan, the Board of Directors approved the formation of a stock option plan. The plan provides for granting incentive options to key officers and other employees of the Company and nonqualified stock options to nonemployee directors of the Company. A total of 162,003 shares of either authorized and unissued shares or authorized shares issued by and subsequently reacquired by the Bank as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the plan. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted are vested over various time periods and are determined at the time of grant.

The following table is a summary of the Company’s stock option activity and related information for its option plan:

	March 31, 2012	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, beginning	153,903	$9.40	5.64	—
Granted (unaudited)	—	—	—	—
Exercised (unaudited)	—	—	—	—
Forfeited (unaudited)	—	—	—	—

Outstanding, ending (unaudited)	153,903	$9.40	5.39	—

Vested and exercisable at period-end (unaudited)	123,122	$9.40	5.39	—

13.	EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

	December 31, 2011	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, beginning	153,903	$9.40	6.64	—
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding, ending	153,903	$9.40	5.64	—

Vested and exercisable at period-end	123,122	$9.40	5.64	—

The following table summarizes the Company’s nonvested options and changes therein during the period ended March 31, 2012 (unaudited), and year ended December 31, 2011:

	Number of Stock Options	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2011	30,781	$9.40
Granted (unaudited)		—
Vested (unaudited)	—	—
Forfeited (unaudited)	—	—

Nonvested at March 31, 2012 (unaudited)	30,781	$9.40

	Number of Stock Options	Weighted- Average Grant Date Fair Value
Nonvested at December 31, 2010	61,561	$9.40
Granted	—	—
Vested	(30,780)	9.40
Forfeited	—	—

Nonvested at December 31, 2011	30,781	$9.40

Supplemental Retirement Plan

The Company has a Supplemental Life Insurance Plan (“Plan”) for three officers of the Bank. The Plan requires the Bank to make annual payments to the beneficiaries upon their death. In connection with the Plan, the Company funded life insurance policies with an aggregate amount of $3,085,000 on the lives of those officers that currently have a death benefit of $11,975,329. The cash surrender value of these policies totaled $4,210,727, $4,200,181, and $4,140,267 at March 31, 2012 (unaudited), and December 31, 2011 and 2010, respectively. The Plan provides that death benefits totaling $6.0 million at December 31, 2011, will be paid to their beneficiaries in the event the officers should die.

Additionally, the Company has a Supplemental Retirement Plan (“SRP”) for the current and former presidents as well as two senior officers of the Bank. At March 31, 2012 (unaudited), and December 31, 2011 and 2010, $1,654,934, $1,621,532, and $1,520,087, respectively, has been accrued under these SRPs, and this liability and the related deferred tax asset of $562,678, $551,321, and $516,830, respectively, are recognized in the financial statements.

13.	EMPLOYEE BENEFITS (Continued)

Supplemental Retirement Plan (Continued)

The deferred compensation for the current and former presidents is to be paid for the remainder of their lives, commencing with the first year following the termination of employment after completion of required service. The current president’s payment is based on 60 percent of his final full year annual gross taxable compensation adjusted annually for the change in the consumer price index or 4 percent, whichever is higher. The former president’s payment is based on 60 percent of his final full year annual gross taxable compensation adjusted annually for the change in the consumer price index. The deferred compensation for the two senior officers is to be paid at the rate of $50,000 per year for 20 years, commencing 5 years after retirement or age 65, whichever comes first, following the termination of employment. The Company records periodic accruals for the cost of providing such benefits by charges to income.

The following table illustrates the components of the net periodic benefit cost for the supplemental retirement plan:

	Three Months Ended March 31,		For the Year Ended
	2012	2011	2011	2010
	(Unaudited)
Components of net periodic benefit cost:
Service cost	$37,495	$31,039	$120,719	$55,970
Interest cost	25,336	23,751	95,005	92,847

Net periodic benefit cost	$62,831	$54,790	$215,724	$148,817

14.	REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

The Bank is required to maintain average cash reserve balance in vault cash or with the Federal Reserve Bank. The amount of these restricted cash reserve balances at March 31, 2012 (unaudited), and December 31, 2011 were $25,000.

Regulatory Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Core capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions. Management believes, as of March 31, 2012 (unaudited), and December 31, 2011 and 2010, the Bank met all capital adequacy requirements to which they are subject.

As of March 31, 2012 (unaudited), and December 31, 2011 and 2010, the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier I risk-based, Core capital, and Tangible equity capital ratios must be at least 10.0 percent, 6.0 percent, 5.0 percent, and 1.5 percent, respectively. There have been no conditions or events since the notification that management believes have changed the Bank’s category.

14.	REGULATORY RESTRICTIONS (Continued)

Regulatory Capital Requirements (Continued)

The following table reconciles the Bank’s capital under U.S. generally accepted accounting principles to regulatory capital.

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
Total stockholders’ equity	$27,551,588	$27,395,060	$27,171,088
Accumulated other comprehensive income	(359,639)	(303,657)	(573,998)

Tier I, core, and tangible capital	27,191,949	27,091,403	26,597,090
Qualifying allowance for loan losses	1,145,952	1,279,008	833,984

Total risk-based capital	$28,337,901	$28,370,411	$27,431,074

The Bank’s actual capital ratios are presented in the following table:

	March 31,		December 31,
	2012		2011		2010
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Unaudited)
Total Capital (to Risk-Weighted Assets)

Actual	$28,337,901	21.74%	$28,370,411	21.49%	$27,431,074	18.18%
For Capital Adequacy Purposes	10,428,480	8.00	10,560,640	8.00	12,073,520	8.00
To Be Well Capitalized	13,035,600	10.00	13,200,800	10.00	15,091,900	10.00

Tier I Capital (to Risk-Weighted Assets)

Actual	$27,191,949	20.86%	$27,091,403	20.52%	$26,597,090	17.62%
For Capital Adequacy Purposes	5,214,240	4.00	5,280,320	4.00	6,036,760	4.00
To Be Well Capitalized	7,821,360	6.00	7,920,480	6.00	9,055,140	6.00

Core Capital (to Adjusted Assets)

Actual	$27,191,949	10.49%	$27,091,403	10.22%	$26,597,090	8.92%
For Capital Adequacy Purposes	10,372,964	4.00	10,602,917	4.00	11,924,772	4.00
To Be Well Capitalized	12,966,205	5.00	13,253,646	5.00	14,905,965	5.00

Tangible Capital (to Adjusted Assets)

Actual	$27,191,949	10.49%	$27,091,403	10.22%	$26,597,090	8.92%
For Capital Adequacy Purposes	5,186,482	1.50	5,301,458	1.50	5,962,386	1.50
To Be Well Capitalized	N/A	N/A	N/A	N/A	N/A	N/A
The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank accumulated approximately $1.4 million of retained earnings, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1987, no provision for federal income tax has been made. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

15.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the Consolidated Balance Sheet at their fair value as of March 31, 2012 (unaudited), and December 31, 2011 and 2010, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2012 (unaudited), and December 31, 2011 and 2010, are as follows:

	March 31, 2012
	Level I	Level II	Level III	Total
	(Unaudited)
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$9,510,237	$—	$9,510,237
Corporate securities	—	7,009,444	—	7,009,444

	$—	$16,519,681	$—	$16,519,681

	December 31, 2011
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$10,481,681	$—	$10,481,681
Corporate securities	—	6,866,804	—	6,866,804

	$—	$17,348,485	$—	$17,348,485

	December 31, 2010
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$—	$16,539,264	$—	$16,539,264
Corporate securities	—	10,801,899	—	10,801,899
Equity securities - financial services	—	9,100	—	9,100

	$—	$27,350,263	$—	$27,350,263

15. FAIR VALUE MEASUREMENTS (Continued)

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2012 (unaudited), and December 31, 2011 and 2010, are as follows:

	March 31, 2012
	Level I	Level II	Level III	Total
	(Unaudited)
Assets:
Impaired loans	$—	$—	$2,204,299	$2,204,299
Other real estate owned	—	—	352,205	352,205

	December 31, 2011
	Level I	Level II	Level III	Total
Assets:
Impaired loans	$—	$—	$2,120,840	$2,120,840
Other real estate owned	—	—	82,942	82,942

	December 31, 2010
	Level I	Level II	Level III	Total
Assets:
Other real estate owned	$—	$—	$314,113	$314,113

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the company has utilized Level III inputs to determine fair value:

	March 31, 2012
	Quantitative Information about Level III Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range
	(Unaudited)
Impaired loans	2,204,299	Appraisal of collateral (1)	Appraisal adjustments (2)	0% to 30%
			Liquidation expenses (2)	0% to 6%
Other real estate owned	352,205	Appraisal of collateral (1), (3)	Appraisal adjustments (2)	0% to 30%
			Liquidation expenses (2)	0% to 6%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level III inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.
(3)	Includes qualitative adjustments by management and estimated liquidation expenses.

All of the securities classified as a available for sale are reported at fair value utilizing Level II inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quoted market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond’s terms and conditions, among other things.

Impaired loans are reported at fair value utilizing Level III inputs. For these loans, a review of the callateral is conducted and an appropriate allowance for loan losses is allocated to the loan. At March 31, 2012

15.	FAIR VALUE MEASUREMENTS (Continued)

(unaudited), and December 31, 2011, impaired loans with carrying values of $2,452,184 and $2,460,625 were reduced by specific valuation allowance totaling $247,885 and $339,785 resulting in net fair values of $2,204,299 and $2,120,840 based on Level III inputs.

Other real estate owned is reported at fair value utilizing Level III inputs. For these assets, a review of the collateral and an analysis of the expenses related to selling these assets is conducted and a charge-off is recorded to the allowance for loan losses.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, has been determined the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

The measurement of fair value should be consistent with one of the following valuation techniques: market approach, income approach, and/or cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering factors specific to the measurement (qualitative and quantitative). Valuation techniques consistent with the market approach include matrix pricing. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities” relationship to other benchmark quoted securities. As of March 31, 2012, and December 31, 2011, all of the financial assets measured at fair value, on a recurring basis, utilized the market approach.

The estimated fair values of the Company’s financial instruments for the periods ended March 31 are as follows:

	March 31, 2012
	Carrying Value	Fair Value	Level I	Level II	Level III
	(Unaudited)
Financial assets:
Cash and cash equivalents	$22,016,504	$22,016,504	$22,016,504	$—	$—
Investment securities:
Available for sale	16,519,681	16,519,681	—	16,519,681	—
Held to maturity	55,638,590	58,123,794	—	58,123,794	—
Net loans	145,170,564	150,135,142	—	—	150,135,142
Accrued interest receivable	928,215	928,215	928,215	—	—
Federal Home Loan Bank stock	2,681,400	2,681,400	2,681,400	—	—
Bank-owned life insurance	4,210,727	4,210,727	4,210,727	—	—
FDIC indemnification asset	5,129,199	5,129,199	—	—	5,129,199

Financial liabilities:
Deposits	$203,175,347	$204,940,377	$94,891,347	$—	$110,049,030
FHLB advances - long-term	25,945,611	27,611,319	—	—	27,611,319
Advances by borrowers for taxes and insurance	637,407	637,407	637,407	—	—
Accrued interest payable	86,826	86,826	86,826	—	—

15.	FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values of the Company’s financial instruments for the years ended December 31 are as follows:

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and cash equivalents	$17,416,198	$17,416,198	$54,004,549	$54,004,549
Investment securities:
Available for sale	17,348,485	17,348,485	27,350,263	27,350,263
Held to maturity	56,597,111	58,992,283	26,127,630	26,075,142
Net loans	153,351,832	160,333,403	170,473,386	178,676,219
Accrued interest receivable	970,966	970,966	1,073,223	1,073,223
Federal Home Loan Bank stock	2,822,600	2,822,600	3,465,600	3,465,600
Bank-owned life insurance	4,200,181	4,200,181	4,140,267	4,140,267
FDIC indemnification asset	5,218,506	5,218,506	5,397,192	5,397,192

Financial liabilities:
Deposits	$203,016,286	$205,800,372	$239,705,812	$241,401,576
FHLB advances - long-term	31,091,302	29,626,439	28,426,193	29,900,092
Advances by borrowers for taxes and insurance	939,092	939,092	1,005,753	1,005,753
Accrued interest payable	95,894	95,894	103,534	103,534

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Accrued Interest Receivable, Federal Home Loan Bank Stock, Accrued Interest Payable, and Advances by Borrowers for Taxes and Insurance

The fair value is equal to the current carrying value.

15.	FAIR VALUE MEASUREMENTS (Continued)

Investment Securities Available for Sale and Held to Maturity

The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans.

FDIC Indemnification Asset

The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Deposits and FHLB Advances

The fair values of certificates of deposit and FHLB advances are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposits are valued at the amount payable on demand as of year-end.

Bank-Owned Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 12.

16.	PARENT COMPANY

Condensed financial statements of Polonia Bancorp are as follows:

CONDENSED BALANCE SHEET

	March 31,	December 31,
	2012	2011	2010
	(Unaudited)
ASSETS
Cash	$124,819	$186,010	$178,520
Loans receivable	842,481	875,144	950,437
Investment in subsidiary	26,709,108	26,519,916	26,220,651
Other assets	186,860	144,163	119,237

TOTAL ASSETS	$27,863,268	$27,725,233	$27,468,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$30,334	$86,856	$209,284
Stockholders’ equity	27,832,934	27,638,377	27,259,561

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,863,268	$27,725,233	$27,468,845

CONDENSED STATEMENT OF INCOME (LOSS)

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
INCOME
ESOP loan interest income	$20,990	$22,009	$89,258	$94,149
Investment income	228	213	374	35,151

Total income	21,218	22,222	89,632	129,300

EXPENSES	49,790	50,183	200,280	211,387

Loss before income tax benefit	(28,572)	(27,961)	(110,648)	(82,087)
Income tax expense (benefit)	(3,702)	(3,495)	(15,104)	346

Loss before equity in undistributed earnings of subsidiary	(24,870)	(24,466)	(95,544)	(82,433)
Equity in undistributed earnings of subsidiary	100,684	18,064	494,183	3,246,228

NET INCOME (LOSS)	$75,814	$(6,402)	$398,639	$3,163,795

16.	PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,		Year Ended December 31,
	2012	2011	2011	2010
OPERATING ACTIVITIES	(Unaudited)
Net income (loss)	$75,814	$(6,402)	$398,639	$3,163,795
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Equity in undistributed earnings of subsidiary	(100,684)	(18,064)	(494,183)	(3,246,228)
Stock compensation expense	62,761	63,942	262,905	255,872
Other, net	(99,082)	(115,364)	(147,484)	(104,733)

Net cash provided by (used for) operating activities	(61,191)	(75,888)	19,877	68,706

INVESTING ACTIVITIES
Capital contribution in subsidiary Bank	—	—	—	(3,050,000)

Net cash used for investing activities	—	—	—	(3,050,000)

FINANCING ACTIVITIES
Purchase of treasury stock	—	—	(12,387)	(10,406)

Net cash used for financing activities	—	—	(12,387)	(10,406)

Increase (decrease) in cash	(61,191)	(75,888)	7,490	(2,991,700)
CASH AT BEGINNING OF PERIOD	186,010	178,520	178,520	3,170,220

CASH AT END OF PERIOD	$124,819	$102,632	$186,010	$178,520

17.	STOCK OFFERING AND PLAN OF CONVERSION

On August 16, 2011, the Company, the Bank and Polonia MHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) Polonia MHC will merge with and into the Company, with the Company being the surviving entity; (ii) the Company will merge with a newly formed Maryland corporation named Polonia Bancorp, Inc.; (iii) the shares of common stock of the Company held by persons other than Polonia MHC (whose shares will be canceled) will be converted into shares of common stock of new Polonia Bancorp, Inc. pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; (iv) the Bank will become a wholly owned subsidiary of new Polonia Bancorp, Inc.; and (v) new Polonia Bancorp, Inc. will offer and sell shares of the common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion and offering, shares of the Company’s common stock currently owned by Polonia MHC will be canceled and new shares of common stock, representing the approximate 57.6 percent ownership interest of Polonia MHC, will be offered for sale by new Polonia Bancorp, Inc. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of new Polonia Bancorp, Inc.’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the new Polonia Bancorp, Inc.’s common stock as they owned of the Company’s common stock immediately prior to the conversion and offering.

17.	STOCK OFFERING AND PLAN OF CONVERSION (Continued)

At the time of the conversion, liquidation accounts will be established in an amount equal to the percentage ownership in the Company owned by Polonia MHC multiplied by the Company’s stockholders’ equity as reflected in the latest Consolidated Balance Sheet used in the final offering prospectus for the conversion plus the value of the net assets of Polonia MHC as reflected in the latest Consolidated Balance Sheet of Polonia MHC prior to the effective date of the conversion. The liquidation accounts will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank or the Bank and new Polonia Bancorp, Inc. (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither new Polonia Bancorp, Inc. nor the Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OCC.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the members of Polonia MHC, and the Board of Governors of the Federal Reserve System. Meetings of the Company’s shareholders and Polonia MHC’s members will be held to approve the plan in 2012. If the conversion and offering are completed, conversion costs will be netted against the offering proceeds. If the conversion and offering are terminated, such costs will be expensed. As of March 31, 2012 (unaudited) and December 31, 2011, the Company had incurred approximately $711,000 and $561,000, respectively, of conversion costs.

18.	SELECTED QUARTERLY DATA (Unaudited)

	Three Months Ended
	March 31, 2012
Total interest income	$2,587,232
Total interest expense	719,709

Net interest income	1,867,523
Provision for loan losses	90,059

Net interest income after provision for loan losses	1,777,464
Total noninterest income	364,150
Total noninterest expense	2,022,645

Income before income taxes	118,969
Income tax expense	43,155

Net income	$75,814

Per share data:
Net income
Basic and diluted	$0.02
Average shares outstanding
Basic and diluted	3,063,935

	Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total interest income	$2,802,674	$2,968,231	$2,841,419	$2,808,732
Total interest expense	873,119	872,033	860,977	782,772

Net interest income	1,929,555	2,096,198	1,980,442	2,025,960
Provision for loan losses	25,766	89,423	229,041	95,912

Net interest income after provision for loan losses	1,903,789	2,006,775	1,751,401	1,930,048
Total noninterest income	181,474	581,854	450,302	249,003
Total noninterest expense	2,095,942	2,352,689	2,031,155	2,115,229

Income (loss) before income tax expense (benefit)	(10,679)	235,940	170,548	63,822
Income tax expense (benefit)	(4,277)	15,312	53,741	(3,789)

Net income (loss)	$(6,402)	$220,628	$116,807	$67,611

Per share data:
Net income
Basic and diluted	$—	$0.07	$0.04	$0.02
Average shares outstanding
Basic and diluted	3,044,965	3,049,143	3,052,463	3,052,157

18.	SELECTED QUARTERLY DATA (Unaudited) (Continued)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Total interest income	$2,571,912	$2,487,226	$2,352,631	$2,432,677
Total interest expense	954,217	923,558	898,598	898,594

Net interest income	1,617,695	1,563,668	1,454,033	1,534,083
Provision (credit) for loan losses	(134,484)	(77,650)	(62,736)	159,462

Net interest income after provision (credit) for loan losses	1,752,179	1,641,318	1,516,769	1,374,621
Total noninterest income	487,679	459,377	300,277	4,863,105
Total noninterest expense	2,067,499	1,953,180	1,719,813	1,905,004

Income before income taxes	172,359	147,515	97,233	4,332,722
Income tax expense (benefit)	(43,623)	48,103	36,514	1,545,040

Net income	$215,982	$99,412	$60,719	$2,787,682

Per share data:
Net income
Basic and diluted	$0.07	$0.03	$0.02	$0.92
Average shares outstanding
Basic and diluted	3,025,995	3,030,173	3,033,579	3,036,537

You should rely only on the information contained in this prospectus. Neither Polonia Bank nor Polonia Bancorp, Inc. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

(Proposed Holding Company for Polonia Bank)

Up to

1,760,938 Shares

(subject to increase to 2,025,078 shares)

COMMON STOCK

Prospectus

SANDLER O’NEILL + PARTNERS, L.P.

August 10, 2012

Until September 14, 2012, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.